EXHIBIT 10.1

Dated May 15, 2023

Common Stock Subscription Agreement

between

Ivanhoe Electric Inc.

and

Saudi Arabian Mining Company (Ma’aden)

(i)

SCHEDULE 1  Form of Investor Rights Agreement

SCHEDULE 2  Form of Shareholders’ Agreement

SCHEDULE 3  Form of TyphoonTM Equipment Purchase and Technical Support Agreement

SCHEDULE 4  Form of Data Services Agreement

SCHEDULE 5  Form of Technology License Agreement

SCHEDULE 6  Form of Director Indemnification Agreement

(ii)

This Common Stock Subscription Agreement, dated as of May 15, 2023 (this “Agreement”), is between Ivanhoe Electric Inc., a Delaware corporation (the “Company”), and SAUDI ARABIAN MINING COMPANY (MA’ADEN), a joint stock company existing under the laws of the Kingdom of Saudi Arabia (the “Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the provisions of this Agreement; and

WHEREAS, in connection with the Purchaser’s subscription for shares of Common Stock, the Company and the Purchaser will enter into an investor rights agreement on the Closing Date (the “Investor Rights Agreement”), the agreed form of which is attached hereto as Schedule 1, pursuant to which the Company will provide the Purchaser with certain registration and other rights with respect to the shares of Common Stock acquired pursuant hereto.

WHEREAS, pursuant to the Heads of Terms (as defined below), the Purchaser and the Company agreed to create and pursue a joint venture for the mineral exploration of certain prospective land holdings located in the Kingdom of Saudi Arabia.

WHEREAS, the Shareholders’ Agreement (as defined below) and the other Closing Documents will be entered into by the parties thereto concurrently with the Closing.

NOW THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” means an amount equal to (i) the product obtained by multiplying the Purchase Price by the number of Purchased Shares, minus (ii) $22,500.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.21.

“Business Day” means (i) a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York, United States or Riyadh, Kingdom of Saudi Arabia, are authorized or required by law to remain closed; and (ii) for the purposes of Section 5.02 only, a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States are authorized or required by law to remain closed.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

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“Closing Documents” means the Investor Rights Agreement, Shareholders’ Agreement, TyphoonTM Equipment Purchase and Technical Support Agreement, Data Services Agreement and Technology License Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning specified in the recitals.

“Company” has the meaning set forth in the introductory paragraph.

“Company Financial Statements” has the meaning specified in Section 3.11.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02(b), Section 3.03, Section 3.05 and Section 3.06.

“Company SEC Documents” has the meaning specified in Section 3.11.

“Cooling-Off Period” has the meaning specified in Section 7.09(b).

“Data Services Agreement” means the data services agreement between Computational Geosciences Inc. and Saudi JVCo, dated as of the Closing Date, the agreed form of which is attached hereto as Schedule 4.

“Director Indemnification Agreement” means the director indemnification agreement between the Company and Purchaser Director Nominee dated as of the Closing Date or the appointment date described in the Investor Rights Agreement, as applicable, including any amendments, supplements, continuations or modifications thereto, the agreed form of which is attached hereto as Schedule 6.

“Dispute” has the meaning specified in Section 7.09(a).

“Dispute Notice” has the meaning specified in Section 7.09(a).

“Dollar” and “$” means the United States Dollar.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” has the meaning specified in Section 3.11.

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body or quasi-governmental body (including the TSX, the NYSE American or any other applicable stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Heads of Terms” means the Heads of Terms Agreement between Ivanhoe Electric Inc. and the Purchaser dated January 11, 2023.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning specified in Section 6.03.

“Indemnifying Party” has the meaning specified in Section 6.03.

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“Investor Rights Agreement” has the meaning set forth in the recitals hereto.

“Material Adverse Effect” means an event, fact or circumstance that, individually or in the aggregate, has had or would be reasonably expected to have, a material adverse effect on (i) the ability of the Company to consummate the transactions contemplated by the Operative Documents or (ii) the condition (financial or otherwise), business, properties (including mineral properties) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not include any material adverse effect on the foregoing to the extent such material adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the Company operates, except to the extent that the Company, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of any national or international disasters, calamities, emergencies, epidemics and pandemics, the continuation or escalation of the COVID-19 pandemic, or any military conflict, outbreak or escalation of hostilities, declared or undeclared war, or act of foreign or domestic terrorism, or (z) any change in accounting requirements or principles imposed upon the Company and its Subsidiaries or their respective businesses or any change in applicable law, or the interpretation thereof.

“NYSE American” means the NYSE American LLC.

“Operative Documents” means, collectively, this Agreement, the Investor Rights Agreement, the Director Indemnification Agreement, the Shareholders’ Agreement and any other agreements contemplated by the Heads of Terms or the aforementioned documents, and any amendments, supplements, continuations or modifications thereto.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other form of entity, including a Governmental Authority.

“PIF” means the Public Investment Fund of the Kingdom of Saudi Arabia or an entity controlled thereby.

“PIF-Ma’aden JVCo” means the “New Horizons” joint venture to be formed between the Purchaser and the PIF.

“Prohibited Investor” has the meaning specified in Section 3.20.

“Prospectus” means the prospectus included in the registration statement on Form S-1, as amended, filed by the Company with the SEC on May 24, 2022.

“Purchase Price” means $12.38 per Purchased Share.

“Purchased Shares” has the meaning specified in Section 2.01.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Director Nominee” means the individual identified by the Purchaser to serve as its nominee to the board of directors of the Company, all in accordance and compliance with the Investor Rights Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05 and Section 4.06.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

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“Representatives” means, with respect to a specified Person, officers, directors, managers, employees, agents, counsel, accountants, investment advisers, investment bankers and other representatives of such specified Person.

“Response Period” has the meaning specified in Section 7.09(c).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rules” has the meaning specified in Section 7.10(a).

“Sanctions List” has the meaning specified in Section 3.20.

“Saudi JVCo” means Ma’aden Ivanhoe Electric Exploration and Development Limited Company as contemplated by the Shareholders’ Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shareholders’ Agreement” means the shareholders’ agreement in relation to the affairs of the Saudi JVCo between the Purchaser, Ivanhoe Electric Mena Holdings Ltd., the Company and Saudi JVCo dated as of the Closing Date, including the exhibits and annexes and any amendments, supplements, continuations or modifications thereto, the agreed form of which (subject to Section 2.04(c)) is attached hereto as Schedule 2.

“Significant Subsidiary” has the meaning specified in Section 3.03.

“Subsidiary” has the meaning set forth in Rule 405 of the rules and regulations promulgated under the Securities Act, provided that, in all cases, the PIF-Ma’aden JVCo shall be considered a Subsidiary of the Purchaser for purposes of this Agreement.

“Technology License Agreement” means the technology license agreement between Geo27 Inc. and Saudi JVCo, dated as of the Closing Date, the agreed form of which is attached hereto as Schedule 5.

“TSX” means the Toronto Stock Exchange.

“TyphoonTM Equipment Purchase and Technical Support Agreement” means the typhoonTM equipment purchase and technical support agreement among I-Pulse, Inc., the Company and Saudi JVCo, dated as of the Closing Date, the agreed form of which is attached hereto as Schedule 3.

“Typhoon Units” has the meaning set forth in the TyphoonTM Equipment Purchase and Technical Support Agreement.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions of this Agreement and the satisfaction of the Conditions, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company:

(a) 10,216,360 shares of Common Stock, which constitutes 9.9% of the total outstanding number of shares of Common Stock as at the date of this Agreement (rounded to the nearest whole number); or

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(b) to the extent that the Company issues any shares of Common Stock (or securities convertible into shares of Common Stock) during the period commencing on the date of this Agreement and ending on (and including) the Closing Date, such number of shares of Common Stock in addition to the amount set out in Section 2.01(a) which the Purchaser may elect in accordance with this Section 2.01 to purchase provided that in no event shall the number of shares of Common Stock to be purchased by the Purchaser constitute more than 9.9% of the total outstanding number of shares of Common Stock immediately following Closing (rounded to the nearest whole number),

(such amount as determined by clauses (a) and (b), the “Purchased Shares”), and the Purchaser agrees to pay the Aggregate Purchase Price in immediately available funds, as set forth herein. On the Business Day the Conditions are satisfied, the Company shall notify the Purchaser in writing of the amount of shares of Common Stock which will constitute 9.9% of the total outstanding number of shares of Common Stock immediately following Closing (rounded to the nearest whole number). To the extent the number of shares of Common Stock notified by the Company to the Purchaser is greater than the amount of shares of Common Stock set out in Section 2.01(a), the Purchaser shall notify the Company within three Business Days following the Conditions being satisfied that: (i) the Purchaser is electing to exercise its right in Section 2.01(b) to purchase additional shares of Common Stock, which notification shall include the number of shares of Common Stock which the Purchaser is electing to purchase (in aggregate), or (ii) that the Purchaser is not electing to exercise its rights pursuant to Section 2.01(b). To the extent that the Purchaser either does not elect to exercise its rights in Section 2.01(b) or fails to provide notice in accordance with this Section 2.01, the Purchased Shares shall be determined by reference solely to Section 2.01(a).

Section 2.02 Closing.

(a) Pursuant to the terms of this Agreement and subject to the satisfaction of the Conditions, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place within five Business Days following the Conditions being satisfied (the “Closing Date”). Closing shall take place at 8:00 a.m. (Eastern Time) on the Closing Date.

(b) Five Business Days prior to the Closing, the Company shall deliver to the Purchaser (i) wire instructions with respect to the payment of the Aggregate Purchase Price by the Purchaser; and (ii) evidence of the number of shares of Common Stock and preferred stock outstanding.

(c) On the Closing Date, (i) the Company shall deliver to the Purchaser evidence of issuance of the Purchased Shares, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws or the Investor Rights Agreement), in the name of the Purchaser (or its nominee in accordance with its delivery instructions) or to a custodian designated the Purchaser, as applicable, and (ii) the Purchaser shall deliver the Aggregate Purchase Price payable pursuant to Section 2.01. The parties agree that the Closing may occur via delivery of facsimiles, photocopies or PDF scans of the Operative Documents and the closing deliverables contemplated hereby and thereby.

Section 2.03 The Purchaser’s Conditions. The obligation of the Purchaser to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing with respect to the Purchased Shares, in whole or in part, to the extent permitted by applicable law):

(a) the representations and warranties made in this Agreement by the Company that are qualified by materiality or Material Adverse Effect and the representation and warranty made by the Company in Section 3.02(b) shall be true and correct when made and as of the Closing Date, the representations and warranties of the Company in the second sentence of Section 3.02(a) shall be true and correct in all respects when made and as of the Closing Date, except for de minimis inaccuracies, and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

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(b) the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(c) the completion of the transactions contemplated by the Shareholders’ Agreement shall have occurred concurrently with the Closing;

(d) all of the Operative Documents shall have become effective in accordance with the terms thereof;

(e) since the date hereof, there shall not have occurred a Material Adverse Effect;

(f) the Company shall use reasonable best efforts to cause the Purchased Shares to be approved for listing on the NYSE American and conditionally approved for listing on the TSX prior to the Closing Date, subject to the NYSE American’s post-closing review and official notice of issuance in respect of the NYSE American and subject to compliance with all of the customary requirements of the TSX, including receipt of all documentation required by the TSX;

(g) the Purchaser Director Nominee shall have been appointed to the Board of Directors of the Company or as an observer to the Board of Directors of the Company, as applicable, in accordance with Section 2.1 of the Investor Rights Agreement;

(h) no judgment, writ, order, injunction, award or decree of or by any court, or any judge, justice or magistrate, or any order of or by any Governmental Authority shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated by the Operative Documents; and

(i) the Company shall have delivered, or caused to be delivered, to the Purchaser at the Closing, the Company’s closing deliveries described in Section 2.06, (clauses (a) through (i), the “Purchaser’s Conditions”).

Section 2.04 Company’s Conditions. The obligation of the Company to consummate the issuance and sale of the Purchased Shares to the Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to the Purchaser (any or all of which may be waived by the Company in writing with respect to any Purchased Shares, in whole or in part, to the extent permitted by applicable law):

(a) the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing Date (except that representations of the Purchaser made as of a specific date shall be required to be true and correct as of such date only);

(b) the Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Purchaser on or prior to the Closing Date;

(c) Schedule 6 of the Shareholders’ Agreement being updated to include “Exploration License Applications” (as defined in the Shareholders’ Agreement) with respect to 11 x 100 km2 blocks of land to the immediate west and south of the Wadi Ad Dawasir Block ‘A’ totalling approximately 1,100 km2 or other such “Exploration License Applications” (as defined in the Shareholders’ Agreement) with respect to the land as is necessary to ensure the total “Ma’aden Land” (as defined in the Shareholders’ Agreement) equates to at least 48,500 km2, in each case subject to the mutual agreement of the Company and the Purchaser, each acting reasonably;

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(d) the completion of the transactions contemplated by the Shareholders’ Agreement shall have occurred concurrently with the Closing;

(e) all of the Operative Documents shall have become effective in accordance with the terms thereof; and

(f) the Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing the Purchaser’s closing deliveries described in Section 2.07, (clauses (a) through (f), the “Company’s Conditions”).

Section 2.05 Saudi JVCo Formation.

(a) The obligation of the Company and the Purchaser to consummate the issuance, sale and purchase of the Purchased Shares are in all respects conditional on:

(i) the formation of the Saudi JVCo under the laws of the Kingdom of Saudi Arabia in accordance with the terms of the Shareholders’ Agreement; and

(ii) the establishment of a bank account for the Saudi JVCo with Saudi Awwal Bank or another bank mutually agreed by the parties, (the conditions in clauses (i) and (ii), the “Saudi JVCo Formation Condition” and, together with the Purchaser’s Conditions and Company’s Conditions, the “Conditions”).

(b) The Company and the Purchaser shall use all reasonable endeavours to procure the fulfilment of the Saudi JVCo Formation Condition as soon as possible. Each of the Company and the Purchaser shall notify the other party in writing of anything which will or may prevent the Saudi JVCo Formation Condition from being satisfied as soon as practicable after it comes to its attention. Each of the Company and the Purchaser shall notify the other party on becoming aware that the Saudi JVCo Formation Condition has been satisfied and in any event within one (1) Business Day of such satisfaction.

Section 2.06 Deliveries by the Company.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing or the appointment date described in the Investor Rights Agreement, the Company will deliver (or cause to be delivered) to the Purchaser the Director Indemnification Agreement, duly executed by the Company.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company will deliver (or cause to be delivered) to the Purchaser the following:

(i) the Closing Documents, duly executed by the Company, Saudi JVCo, I-Pulse, Inc., Computational Geosciences Inc. and Geo27 Inc. (each as applicable);

(ii) a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 2.03(a) and Section 2.03(b); and

(iii) evidence of issuance of the Purchased Shares credited to book-entry accounts maintained by the Company’s transfer agent, bearing the legend or restrictive notation set forth in Section 4.13, free and clear of any liens, encumbrances and defects, other than transfer restrictions under applicable federal and state securities laws or under the Investor Rights Agreement.

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Section 2.07 Deliveries by the Purchaser.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing or the appointment date described in the Investor Rights Agreement, the Company will deliver (or cause to be delivered) to the Company the Director Indemnification Agreement, duly executed by the Purchaser Director Nominee.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser will deliver (or cause to be delivered) to the Company the following:

(i) the Closing Documents, duly executed by the Purchaser and Saudi JVCo (each as applicable);

(ii) a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 2.04(a) and Section 2.04(b); and

(iii) the Aggregate Purchase Price in accordance with Section 2.01.

Section 2.08 Concurrent Transactions. All documents or other deliveries required to be made by the Company and the Purchaser at the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries at the Closing, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the Company and the Purchaser have been made, and all concurrent or other transactions shall have been consummated.

Section 2.09 Further Assurances. The Company and the Purchaser will, upon the request of the other party, execute such additional instruments, documents or certificates as the other party deems reasonably necessary in order to consummate the transactions contemplated hereunder.

Section 2.10 Certain Adjustments. In the event that the Company shall, prior to the Closing, effect any recapitalization, reclassification, consolidation, stock split, stock dividend, subdivision or combination of shares or like change in the Common Stock, the Purchase Price and Purchased Shares shall be proportionately adjusted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 3.01 Existence and Authority. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and to conduct its business as described in the Company SEC Documents and to execute, deliver and perform its obligations under the Operative Documents and to consummate the transactions contemplated thereby. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

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Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 shares, $0.0001 par value, of which 700,000,000 are Common Stock and 50,000,000 are preferred stock. As of the close of business on the date of this Agreement, there were 92,979,197 shares of Common Stock and no shares of preferred stock outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable, and have been issued and sold in compliance with all federal and state securities laws.

(b) To the extent the Purchased Shares are determined solely in accordance with Section 2.01(a) or the Purchaser elects to purchase the maximum number of shares it is entitled to purchase pursuant to Section 2.01(b), immediately following the Closing the Purchased Shares will represent 9.9% of the issued and outstanding shares of the Company.

Section 3.03 Subsidiaries. Each significant subsidiary (as defined in Rule 405 under the Securities Act) of the Company (each, a “Significant Subsidiary”) has been duly incorporated or duly formed and is validly existing as a corporation, limited liability company, limited partnership, simplified joint-stock company, or other legal entity, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate, limited liability or other) to own its properties and conduct its business as described in the Company SEC Documents; and each Significant Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction. All of the issued and outstanding capital stock or other equity interests of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and, to the extent applicable, non-assessable; and, except as otherwise disclosed in the Company SEC Documents, all of the capital stock or other equity interests of each Significant Subsidiary is owned by the Company, directly or through Subsidiaries, free from liens, encumbrances and defects.

Section 3.04 No Conflict. The execution, delivery and performance of the Operative Documents and the issuance and sale of the Purchased Shares will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) the certificate of incorporation or by-laws of the Company or the organizational documents of any of the Company’s subsidiaries, in each case, in effect on the Closing Date, (b) any statute, order, rule, regulation or order of any Governmental Authority having jurisdiction over the Company, its Subsidiaries, or any of their properties, or (c) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or of any of its Subsidiaries is subject, except in the case of clauses (b) and (c) where such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Authorization.

(a) Each of the Operative Documents has been authorized and has been or will be validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party thereto, constitutes, or will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

(b) The Purchased Shares have been duly authorized and, when the Purchased Shares have been delivered and paid for in accordance with this Agreement on the Closing Date, such Purchased Shares will be validly issued, fully paid and non-assessable; and none of the stockholders of the Company or any other Person have any pre-emptive rights with respect to the Purchased Shares. Except as described or disclosed in the Company SEC Documents, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options.

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Section 3.06 NYSE American and TSX Listing. The outstanding shares of Common Stock are listed on the NYSE American and the TSX and no notice of delisting from the NYSE American or the TSX have been received by the Company with respect to the Common Stock. Prior to the date hereof, the Company has filed a supplemental listing application with respect to the Purchased Shares with the NYSE American.

Section 3.07 Approvals. No consent, approval, authorization, or order of, or filing with, any Governmental Authority is required for the consummation of the issuance and sale of the Purchased Shares by the Company pursuant to this Agreement, except (a) the filings required to be made under the HSR Act, which have been made, and in respect of which all waiting periods and extensions thereof have expired as of the date of this Agreement, (b) such filings, including the filing of the registration statement contemplated by the Investor Rights Agreement, under the Securities Act, (c) such filings and notifications required to NYSE American and TSX, and (d) such filings as may be required to be made by the Company or any of its Subsidiaries under the Exchange Act and state securities laws.

Section 3.08 Litigation. Except as described or disclosed in the Company SEC Documents, there are no pending, or to the knowledge of the Company, threatened, actions, suits, proceedings or investigations by any Governmental Authority against or affecting the Company, any of its Subsidiaries or any of their respective properties, assets or operations that, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 3.09 Undisclosed Liabilities. Except for (i) those liabilities that are reflected on or reserved against the Company’s balance sheet as of December 31, 2022 (as included in the Company’s annual report on Form 10-K for the year ended December 31, 2022), and (ii) those liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any liabilities in excess of $10,000,000 of any kind or nature whatsoever, whether accrued, contingent, absolute, determined, or determinable, or whether otherwise due or to become due, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability.

Section 3.10 Typhoon Matters.

The statements in the Prospectus regarding I-Pulse, Inc., TyphoonTM technology, Geo27, Inc.’s Intellectual Property Rights (as defined in the Shareholders’ Agreement), and Computational Geosciences Inc.’s data inversion technology remain as of the date of this Agreement and as of the Closing accurate and applicable to the Typhoon Units.

Section 3.11 SEC Reports and Financial Statements. All forms, registration statements, reports, schedules, statements and other documents required to be filed by the Company under the Exchange Act or the Securities Act since June 30, 2022 (all such documents, including the exhibits thereto, collectively the “Company SEC Documents”), have been filed with the Commission on a timely basis. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (or in the case of registration statements, solely on the applicable dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) with respect to the Company Financial Statements, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) with respect to the Company Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

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Section 3.12 No Material Adverse Effect. Since December 31, 2022, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Company SEC Documents or has been disclosed in writing to the Purchaser prior to the execution of this Agreement, since the end of the Company’s last audited fiscal year, there has not been (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting or (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.14 Disclosure Controls and Procedures. The Company maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) and to the extent required thereunder, such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

Section 3.15 Anti-Takeover. There is no shareholder rights plan, “poison pill”, anti-takeover plan or other similar device, agreement or instrument in effect, to which the Company or any of its Subsidiaries is a party or otherwise bound that is applicable to the Purchased Shares or the issuance of the Purchased Shares pursuant to this Agreement. Other than Section 203 of the Delaware General Corporation Law, no “fair price”, “moratorium”, “control share acquisition” or similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation of bylaws is applicable to the Purchased Shares or the issuance of the Purchased Shares pursuant to this Agreement.

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Section 3.16 No General Solicitation; No Advertising. The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Purchased Shares by means of “directed selling efforts” as that term is defined in Rule 902 of Regulation S, any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 3.17 No Registration Required. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article IV, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.18 No Integration. Neither the Company nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Purchased Shares in a manner that would require registration under the Securities Act.

Section 3.19 Investment Company Status. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Sanctions. Neither the Company, nor any of its Subsidiaries, nor any of their respective officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (each a, “Sanctions List”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on any Sanctions List; (iii) organized, incorporated, established, located or resident, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Company also represents that it and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to them.

Section 3.21 Anti-Money Laundering Representations. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations, and the applicable anti-money laundering statutes of jurisdictions where the Company or its Subsidiaries conduct business, the rules and regulations thereunder, and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending, or, to the best knowledge of the Company or any of its Subsidiaries, threatened.

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Section 3.22 No Brokers. Except as has been disclosed in writing to the Purchaser prior to the date of this Agreement, no fees or commissions are or will be payable by the Company or any of its Subsidiaries to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by the Operative Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

Section 4.01 Existence and Authority. The Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as currently conducted and to execute, deliver and perform its obligations under the Operative Documents and to consummate the transactions contemplated thereby.

Section 4.02 Authorization, Enforceability. Each of the Operative Documents has been authorized and has been or will be validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by each other party thereto, constitutes, or will constitute, the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

Section 4.03 No Conflict. The execution, delivery and performance of the Operative Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (a) the organizational documents of the Purchaser, (b) any statute, order, rule, regulation or order of any Governmental Authority having jurisdiction over the Purchaser or any of its properties or (c) any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the properties of the Purchaser is subject, except in the case of clauses (b) and (c), for such breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Operative Documents.

Section 4.04 Approvals. No consent, approval, authorization or order of, or filing with, any Governmental Authority is required for the acquisition by the Purchaser of the Purchased Shares pursuant to this Agreement, except (a) the filings required to be made under the HSR Act, which have been made, and in respect of which all waiting periods and extensions thereof have expired as of the date of this Agreement, and (b) such filings as may be required to be made by the Purchaser or its Affiliates under the Exchange Act and state securities laws.

Section 4.05 Investment. The Purchased Shares are being acquired for the Purchaser’s own account or the account of its Affiliates, not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144), subject to any limitations under the Investor Rights Agreement or any other written agreement between the parties relating to the Purchased Shares. If the Purchaser should in the future decide to dispose of any of the Purchased Shares, the Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

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Section 4.06 Nature of the Purchaser.

(a) The Purchaser understands that the sale of the Purchased Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Purchaser is not a “U.S. Person” (as defined in Regulation S), it is acquiring the Purchased Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Purchased Shares hereunder outside of the United States. The Purchaser is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in the Operative Documents. The Purchaser understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) The Purchased Shares have not been offered to the Purchaser in the United States, and the individuals making the order to purchase the Purchased Shares and executing and delivering this Agreement on behalf of the Purchaser were not in the United States when the order was placed and this Agreement was executed and delivered.

(c) Except as provided in the Operative Documents, no person has made any written or oral representation to the Purchaser that any person will re-sell or re-purchase the Purchased Shares, or refund any of the Purchase Price, or that the Purchased Shares will be listed on any exchange or quoted on any quotation and trade reporting system, or that application has been or will be made to list any such security on any exchange or quote the security on any quotation and trade reporting system, in each case, other than the NYSE American and the TSX, and no person has given any undertaking to the Purchaser relating to the future value or price of the Purchased Shares.

Section 4.07 Sanctions. Neither the Purchaser nor any of its officers, directors, managers, managing partners, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on any Sanctions List; (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on any Sanctions List; (iii) organized, incorporated, established, located or resident, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a Prohibited Investor. The Purchaser also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Purchaser further represents that the funds held by the Purchaser and used to purchase the Purchased Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

Section 4.08 Anti-Money Laundering Representations. The Purchaser does not know or have any reason to suspect that the monies used to fund the Purchaser’s investment in the Purchased Shares have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities. The Purchaser understands and agrees that, notwithstanding anything to the contrary contained in any document, the Company may be obligated under United States federal, state, international or other applicable laws or regulations, including Anti-Money Laundering Laws, to “freeze the account” of the Purchaser, including prohibiting any distributions with respect to the Purchased Shares. In addition, in any such event, the Purchaser may be forced to withdraw from the Company or may otherwise be subject to the remedies required by law, and, to the fullest extent permitted by applicable law, the Purchaser shall have no claim against the Company for any form of damages as a result of any of the actions described in this paragraph.

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Section 4.09 Material Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

Section 4.10 Restricted Securities. The Purchaser understands that the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain circumstances. In this connection, the Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.11 Reliance upon the Purchaser’s Representations and Warranties. The Purchaser understands and acknowledges that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in (a) concluding that the issuance and sale of the Purchased Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (b) determining the applicability of such exemptions and the suitability of the Purchaser to purchase the Purchased Shares.

Section 4.12 Section 13 and Section 16 Compliance. The Purchaser understands and acknowledges that ownership of the Purchased Shares in certain amounts may subject the Purchaser to reporting and other informational requirements imposed by Section 13 and Section 16 of the Exchange Act. In addition, without limiting the generality of the foregoing, Section 16(b) of the Exchange Act imposes liability on company “insiders” for realizing short-swing profits relating to the Company’s securities. The Purchaser is responsible for any and all of its filing requirements under Section 13 and Section 16 of the Exchange Act. The Company cannot advise the Purchaser regarding, nor is the Company responsible for, any filing requirements of the Purchaser under Section 13 and Section 16 of the Exchange Act. The Purchaser is urged to seek the advice of counsel with respect to the application of Section 13 and Section 16 of the Exchange Act to the Purchaser’s particular situation as well as any other consequences arising under U.S. federal or state securities laws or under the laws of any foreign jurisdiction.

Section 4.13 Legend; Restrictive Notation. Subject to Section 5.6 of the Investor Rights Agreement, the Purchaser understands that the book-entry account maintained by the transfer agent evidencing ownership of the Purchased Shares will bear the following legend or restrictive notation:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED AS OF [CLOSING DATE], 2023, BY AND AMONG IVANHOE ELECTRIC INC. AND SAUDI ARABIAN MINING COMPANY (MA’ADEN).”

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Section 4.14 No Brokers. The Purchaser is not party to any arrangement pursuant to which any fees or commissions are or will be payable by the Company or any of its Subsidiaries to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by the Operative Documents.

Section 4.15 Company Information.

(a) The Purchaser acknowledges and agrees that (a) the Company has provided or made available to the Purchaser (through www.sec.gov, the Company’s website or otherwise) all Company SEC Documents, as well as all press releases or investor presentations issued by the Company through the date of this Agreement that are included in a filing by the Company on Form 8-K or clearly posted on the Company’s website; and (b) the Purchaser has (i) had access to such financial and other information concerning the Company as it has deemed necessary in connection with making its own investment decision to subscribe for the Purchased Shares, (ii) relied solely on its own examination of available information regarding the Company in assessing the merits and risks involved in any such investment, and (iii) made its own assessment of the Company. Notwithstanding the foregoing, neither such inquiries nor any other inquiries conducted at any time by the Purchaser shall modify, amend or affect the Purchaser’s right (x) to rely on the Company’s representations and warranties contained in Article III above or (y) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.

(b) The Purchaser understands that there may be certain consequences under United States and other tax laws resulting from an investment in the Purchased Shares and has made such investigation and has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the effects of United States federal, state and local income tax laws and foreign tax laws generally and the Employee Retirement Income Security Act of 1974, as amended, the Investment Company Act of 1940, as amended, and the Securities Act.

ARTICLE V
COVENANTS

Section 5.01 Taking of Necessary Action. Each of the parties hereto shall use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by the Operative Documents, including by causing the conditions to Closing set forth therein to be satisfied. Without limiting the foregoing, each of the Company and the Purchaser shall use its reasonable best efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by the Operative Documents. The Purchaser agrees that its trading activities, if any, with respect to Company’s securities will be in compliance with all applicable state and federal securities laws, rules and regulations of the United States and the rules and regulations of the NYSE American and the TSX.

Section 5.02 Securities Law Disclosure. On or before the fourth Business Day following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Operative Documents, and including as an exhibit to such Current Report on Form 8-K the Operative Documents, in the form required by the Exchange Act.

Section 5.03 Anti-Money Laundering Diligence. Prior to the date of this Agreement, with respect to the Purchased Shares only, the Purchaser agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Company or an authorized representative of the Company for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish and verify the Purchaser’s identity and source of funds, as well as those of any of the Purchaser’s partners, members, managers, directors, officers, beneficiaries or grantors, as applicable; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with Anti-Money Laundering Laws or other laws or regulations applicable to the Company (including the use of “truth technologies” such as World Check, to verify any such information).

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ARTICLE VI
INDEMNIFICATION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings, investigations, demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach or inaccuracy of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach or inaccuracy of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided, further, that except with respect to third-party claims, no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.01.

Section 6.02 Indemnification by the Purchaser. The Purchaser agrees to indemnify the Company and its respective Representatives (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings, investigations, demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach or inaccuracy of any of the representations, warranties or covenants of the Purchaser contained herein, provided that such claim for indemnification relating to a breach or inaccuracy of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided, further, that except with respect third-party claims no Company Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.02.

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Section 6.03 Indemnification Procedure. Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right, by notice to the Indemnified Party (which notice shall confirm the Indemnifying Party’s obligation to indemnify and hold harmless the Indemnified Party with respect to such claim) within ten Business Days following notice of a third party claim, to assume the defense and settlement, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith; provided, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any such claim if (i) such claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation or (ii) such claim seeks an injunction or equitable relief against any Indemnified Party; provided, further, that if the Indemnifying Party fails to diligently and in good faith defend it or if, after commencing or undertaking any such defense, the Indemnifying Party fails to diligently and in good faith prosecute it or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against such claim in accordance with this Agreement. If the Indemnifying Party undertakes to defend or settle a third party claim in accordance with this Section 6.03, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control, subject to attorney-client privilege and confidentiality considerations. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. If the Indemnifying Party does not elect to assume control of the defense or settlement of a third-party claim pursuant to this Section 6.03, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnified Party with any books, records and other information reasonably requested by the Indemnified Party and in the Indemnifying Party’s possession or control, subject to attorney-client privilege and confidentiality considerations. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Article VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

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ARTICLE VII
MISCELLANEOUS

Section 7.01 Interpretation of Provisions. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.02 Survival of Provisions. The Company Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the date falling five years after Closing. All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing until the fifth anniversary of the Closing. All indemnification obligations of the Company and the Purchaser pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 7.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Amendments and Waivers. Except as otherwise provided herein or therein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Operative Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by the Company or the Purchaser from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or the Purchaser, as applicable, in any case shall entitle the Company or the Purchaser, as applicable, to any other or further notice or demand in similar or other circumstances.

Section 7.04 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Company, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Rights. All of the rights and obligations of the Purchaser under this Agreement may be assigned by the Purchaser without the written consent of the Company to any wholly-owned Subsidiary of the Purchaser upon delivery of an agreement to be bound by this Agreement, provided that the Purchaser will remain liable for all of its obligations under this Agreement. Any other assignment of rights and obligations of a Party to any Person (other than by the Purchaser to a wholly-owned Subsidiary of the Purchaser) shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that, where the assignment is to the PIF-Ma’aden JVCo, the Purchaser simultaneously transfers all of its shares of Common Stock in the Company, Shares (as defined in the Shareholders’ Agreement) and Shareholder Loans (as defined in the Shareholders’ Agreement) in the Saudi JVCo to the PIF-Ma’aden JVCo in compliance with the Shareholders’ Agreement.

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Section 7.05 Confidentiality. The provisions of the Mutual Non-Disclosure and Confidentiality Agreement, dated March 9, 2022, entered into between the Purchaser and the Company shall continue to be in full force and effect.

Section 7.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to the Purchaser:

Saudi Arabian Mining Company (Ma’aden)

Abu Baker Al Sadeeq Road (Exit 6)

P.O. Box 68861

Riyadh 11537

Kingdom of Saudi Arabia

Email: legaldeptnotices@maaden.com.sa

Attention: Chief Legal Officer

with a copy to

Avner Bengera

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

United States

Email: avner.bengera@bakerbotts.com

and a copy to:

Greg Mulley

Herbert Smith Freehills LLP

Exchange House

Primrose Street

London EC2A 2EG

Email: greg.mulley@hsf.com

(b) If to the Company:

Ivanhoe Electric Inc.

606 – 999 Canada Place

Vancouver, BC V6C 3E1

Canada

Email: generalcounsel@ivnelectric.com

Attention: General Counsel

with a copy to

Rebecca Campbell

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Email: rebecca.campbell@whitecase.com

or to such other address as the Company or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time sent (provided that no “bounce-back” or similar message is received), if sent by electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

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Section 7.07 Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Operative Documents with respect to the rights granted by the Company or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.08 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 7.09 Initial Resolution Efforts.

(a) Prior to referring any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity (a “Dispute”) to arbitration, the party wishing to make such reference shall notify in writing the other party of the existence and nature of the Dispute (a “Dispute Notice”) and its proposed basis for settlement of such Dispute.

(b) For a period of 30 days following service of the Dispute Notice, the parties shall take steps to resolve the Dispute (“Cooling-Off Period”).

(c) If the Dispute is not earlier resolved during the Cooling-Off Period, the party in receipt of the Dispute Notice shall respond to such Dispute Notice within 14 days of expiry of the Cooling-Off Period (“Response Period”), including its proposed basis for settlement.

(d) An executive officer of each party shall then meet within 10 days of expiry of the Response Period to attempt to settle the Dispute. No statement as to a party’s proposed basis for settlement may be relied upon or referred to in later proceedings (except for the terms of any agreed settlement between the parties).

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Section 7.10 Arbitration.

(a) Any Dispute which has not been settled within 60 days from the date of issue of the Dispute Notice (whether or not the Parties complied with the requirements of Section 7.09(b) through Section 7.09(d)) shall be referred to be finally and exclusively resolved by arbitration administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in force at the date hereof, which Rules are deemed to be incorporated by reference to this Section 7.10. The number of arbitrators shall be three, with each party selecting one arbitrator and the selected arbitrators choosing the third arbitrator. The seat, or legal place, of arbitration shall be New York, New York, United States. The language of the arbitration shall be English. Each of the parties hereby agrees that: (i) it shall not appeal against or challenge any arbitral award made pursuant to arbitration proceedings conducted in accordance with this Section 7.10, insofar as such waiver may validly be made; and (ii) it shall not object to or challenge any application to recognize or enforce any arbitral award made pursuant to this Section 7.10 in any court, insofar as such waiver may validly be made, and it will submit to the jurisdiction of that court for the purposes of those enforcement proceedings.

(b) The costs of arbitration, any court proceedings ancillary to the arbitration or any court proceedings relating to challenging or enforcing any arbitral award or order, including the reasonable legal fees and expenses of the winning party, the fees and expenses of the arbitrator and of any independent experts and advisors appointed by the arbitrator in connection with the dispute, shall be borne by the losing party unless otherwise determined by the arbitrator or the court as the case may be. Unless otherwise agreed by the parties, all payments ordered to be made in any arbitration award shall be denominated in Dollars free and clear of any deduction or withholdings whatsoever (including, but not limited to, any deduction or withholdings for any tax). Any arbitration award shall be enforceable by any court having jurisdiction over a party against which the award has been rendered and wherever assets of a party against which the award has been rendered can be located.

(c) Should any part of this Agreement or any other agreements arising out of or relating to it be null and void, such nullity shall not affect the validity of this Section 7.10.

(d) By agreeing to arbitration in accordance with this Section 7.10, the parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of any party to the Dispute.

Section 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time by the Purchaser or the Company, upon written notice to the other party, if the Closing shall not have occurred on or before July 14, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.12(b) shall not be available to any party whose (i) breach of any provision of this Agreement, (ii) failure to comply with its obligations under this Agreement or (iii) actions not taken in good faith, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date or the failure of a condition in Section 2.03, Section 2.04 or Section 2.05 to be satisfied at such time.

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(c) In the event of the termination of this Agreement as provided in this Section 7.12, (i) this Agreement shall forthwith become null and void and (ii) there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of the Company or the Purchaser to the extent permitted under applicable law; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

IVANHOE ELECTRIC INC.

By: /s/ Taylor Melvin

Name: Taylor Melvin

Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

By: /s/ Robert G. Wilt

Name: Robert G. Wilt

Title: Chief Executive Officer

SCHEDULE 1

FORM OF INVESTOR RIGHTS AGREEMENT

Agreed Form

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is entered into by and between Ivanhoe Electric Inc., a Delaware corporation (the “Company”), and Saudi Arabian Mining Company (Ma’aden), a joint stock company existing under the laws of the Kingdom of Saudi Arabia (“Ma’aden”). The Company and Ma’aden are referred to collectively herein as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, the Company and Ma’aden are the parties to that certain Heads of Terms, dated January 11, 2023 (the “Heads of Terms”), pursuant to which the Company and Ma’aden agreed to create and pursue a joint venture (the “Joint Venture”) for the mineral exploration of certain prospective land holdings located in the Kingdom of Saudi Arabia; and

WHEREAS, in connection with the Joint Venture, the Company and Ma’aden have entered into a Common Stock Subscription Agreement (the “Subscription Agreement”) as of May 15, 2023 pursuant to which Ma’aden will purchase from the Company shares of the Company’s common stock, par value $0.0001 per share and as may be reclassified, subdivided or combined from time to time (“Common Stock”), representing [●]1% of the issued and outstanding shares of Common Stock of the Company as of the Closing; and

WHEREAS, in connection with the Closing, the Parties desire to set forth their agreement with respect to governance, top-up rights, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

1.1.	The following capitalized terms used herein have the following meanings:

“2023 Stockholder Meeting” is defined in Section 2.1.

“Advice” is defined in Section 6.2.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Alternative Ma’aden Designated Nominee” is defined in Section 2.2.1.

“Beneficially Own” shall mean that a specified Person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote Common Shares.

“Board” means the board of directors of the Company.

“Bona Fide Legal Impediment” means any law, rule, regulation, ordinance, code, judgment or order of any Governmental Authority that, based on the advice of counsel, would delay or prevent Ma’aden (directly or through another Ma’aden Party) or the Company from effecting a Top-up Subscription or, before a Top-up Subscription can be effected, would require the approval or consent of, or any waiting period associated with timely filings with, a Governmental Authority.

__________

1 Note to Draft: Percentage to be inserted on signing of this Agreement.

1

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York, United States or Riyadh, Kingdom of Saudi Arabia, are authorized or required by law to remain closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended or amended and restated from time to time.

“Change of Control Transaction” is defined in Section 4.1.

“Closing” means the consummation of the purchase and sale of the Common Shares pursuant to the Subscription Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” means the shares of Common Stock.

“Common Stock” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Takeover Proposal” means any proposal, offer, inquiry or indication of interest from any Person relating, directly or indirectly, to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or consolidated assets of the Company and its subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or that generate, in the aggregate, 20% or more of the consolidated revenues of the Company and its subsidiaries, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

“Compelled Top-up Right” is defined in Section 3.1.3.

“Compelled Top-up Trigger” is defined in Section 3.1.3.

“Cooling-Off Period” is defined in Section 7.1.2.

“Dilution Event” is defined in Section 3.1.1.

“Director Nomination Right” means the right of Ma’aden (directly or through another Ma’aden Party) to nominate a Ma’aden Designated Nominee pursuant to Section 2.2.

“Director Qualification Standards” means any requirements generally applicable to all of the directors of the Board (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function) regarding service as a director of the Company under the applicable Securities Laws.

“Dispute” is defined in Section 7.1.1.

“Effective Date” means the date on which the Closing occurs.

“Equity Financing Transaction” is defined in Section 3.1.2.

“Equity Financing Transaction Notice” is defined in Section 3.1.2.1.

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“Equity Participation Right” is defined in Section 6.4.

“Equity Raise” is defined in Section 6.4.

“Existing Ownership Threshold” means, as of the Closing, [●]2% of the number of the issued and outstanding Common Shares of the Company, as the same may be reduced pursuant to Section 3.1.5, and which shall at no point exceed 9.9% of the total number of Common Shares of the Company issued and outstanding as of any date of determination.

“Form S-3” is defined in Section 5.1.1.

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body or quasi-governmental body (including the TSX, the NYSE American or any other applicable stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Heads of Terms” is defined in the Recitals.

“Independent” means independent under Rule 803 of the NYSE American Company Guide.

“Initial Period” is defined in Section 3.1.6.1.

“Joint Venture” is defined in the Recitals.

“Losses” is defined in Section 5.5.1.

“Ma’aden” is defined in the Preamble.

“Ma’aden Designated Nominee” is defined in Section 2.2.1.

“Ma’aden Nominee Removal” is defined in Section 2.2.1.

“Ma’aden Ownership Percentage” means the total number of Common Shares collectively Beneficially Owned by the Ma’aden Parties divided by the total number of Common Shares issued and outstanding, in each case, as of any date of determination.

“Ma’aden Party” and “Ma’aden Parties” means Ma’aden and any Subsidiary of Ma’aden.

“Ma’aden Shares” means, as of any date of determination, the total number of Common Shares Beneficially Owned by the Ma’aden Parties.

“Market Value” means, as of any date of determination, the volume weighted average price per Common Share on the NYSE American or any other nationally recognized United States stock exchange on which the Common Shares are then listed for the immediately preceding 20 consecutive trading days.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Authority, all filings, registrations or similar actions that are required to achieve such result, (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of the Company, and (g) soliciting proxies or written consents in connection with any action proposed to be taken by stockholders of the Company.

___________

2 Note to Draft: Percentage to be inserted on signing of this Agreement.

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“Nominating Committee” is defined in Section 2.2.2.

“NYSE American” means the NYSE American LLC.

“Operative Documents” means, collectively, this Agreement, the Subscription Agreement, the Director Indemnification Agreement, the Shareholders’ Agreement and any other agreements contemplated by the Heads of Terms or the aforementioned documents, and any amendments, supplements, continuations or modifications thereto.

“Organizational Documents” means the Certificate of Incorporation and the By-Laws.

“Ownership-Based Rights” means the Director Nomination Right, the Top-up Right and the Registration Rights.

“Parties” is defined in the Recitals.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other form of entity, including a Governmental Authority.

“PIF” means the Public Investment Fund of the Kingdom of Saudi Arabia or an entity controlled thereby.

“PIF-Ma’aden JVCo” means the “New Horizons” joint venture to be formed between Ma’aden and the PIF.

“Proposal” is defined in Section 4.2.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the U.S. Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Reduced Ownership Threshold” is defined in Section 3.1.5.

“Register,” “Registered,” “Registering” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the U.S. Securities Act and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” is defined in Section 5.1.1.

“Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the U.S. Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Shares, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Registration Rights” means the registration rights set forth in Article V.

“Resale Shelf Registration Statement” is defined in Section 5.1.1.

“Securities Laws” means, as applicable, (a) the securities laws, regulations and rules, and the blanket orders and rulings, policies and written interpretations of and multilateral or national instruments adopted by the securities regulators in each of the provinces and territories of Canada, (b) all securities laws in the United States, including without limitation, the U.S. Securities Act and U.S. Exchange Act (including, in each case, the rules and regulations promulgated thereunder) and any applicable state securities laws and (c) the rules and policies of the TSX and the NYSE American or any other applicable stock exchange.

“Selling Investor” means a holder of Registrable Securities requested to be Registered pursuant to this Agreement.

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“Shareholders’ Agreement” means the shareholders’ agreement in relation to the affairs of Ma’aden Ivanhoe Electric Exploration and Development Limited Company between Ma’aden, the Company, Ivanhoe Electric Mena Holdings Ltd. and Ma’aden Ivanhoe Electric Exploration and Development Limited Company dated as of the date hereof, including any amendments, supplements, continuations or modifications thereto.

“SOE” is defined in Section 6.1.

“Stockholder Meeting” is defined in Section 2.1.

“Subscription Agreement” is defined in the Recitals.

“Subsidiary” has the meaning set forth in Rule 405 of the rules and regulations promulgated under the U.S. Securities Act, provided that, in all cases, the PIF-Ma’aden JVCo shall be considered a Subsidiary of Ma’aden for purposes of this Agreement.

“Top-up Interim Period” is defined in Section 3.1.4.

“Top-up Right” is defined in Section 3.1.1.

“Top-up Right Exercise Notice” means a notification by Ma’aden (directly or through another Ma’aden Party) to the Company of its intent to exercise its Top-up Right or Compelled Top-up Right in a manner as set forth in Section 3.1.2.1 or Section 3.1.3.2.1, as applicable.

“Top-up Right Expiration” is defined in Section 3.1.4.

“Top-up Right Period” is defined in Section 3.1.2.1.

“Top-up Shares” is defined in Section 3.1.2.2.

“Top-up Share Price” is defined in Section 3.1.2.2.

“Top-up Subscription” is defined in Section 3.1.1.

“Top-up Subscription Agreement” is defined in Section 3.1.2.3.

“Transfer” means to (a) sell, offer to sell, contract or agree to sell, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the U.S. Exchange Act with respect to any Common Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Trigger Effective Time” is defined in Section 3.1.3.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

ARTICLE II CORPORATE GOVERNANCE

2.1.

Changes to Company Board. Effective concurrently with the Closing, the Company will appoint Sofia Bianchi to serve on the Board until the next annual meeting of stockholders of the Company (each such meeting or special meeting of stockholders of the Company at which directors are to be elected, a “Stockholder Meeting”), provided that the Closing occurs after the date of the Company’s Stockholder Meeting to be held on June 8, 2023 (the “2023 Stockholder Meeting”). If the Closing occurs prior to the 2023 Stockholder Meeting, Sofia Bianchi will be a Board observer (entitled to receive the same advance notice of meetings of the Board and information distributed in connection with such meetings as members of the Board) effective as of the date of Closing, until she is appointed to the Board, which appointment the Company shall make within five Business Days following the 2023 Stockholder Meeting, to serve until the next Stockholder Meeting.

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2.2.	Ma’aden Designated Nominee.

2.2.1.

The Company agrees, subject to Section 2.1, Section 2.2.2, Section 2.2.3, Section 2.2.4, and Section 3.1.4, to ensure that at any time that the Ma’aden Ownership Percentage is at least [8.00][3]%, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable Stockholder Meeting one director nominee designated by Ma’aden (directly or through another Ma’aden Party) (each a “Ma’aden Designated Nominee”). In the event that, notwithstanding the foregoing, such Ma’aden Designated Nominee or the person appointed pursuant to Section 2.1 is not elected to, is removed from, or no longer serves on the Board (a “Ma’aden Nominee Removal”), the Company shall take all Necessary Action to promptly appoint one alternative director nominee designated by Ma’aden (directly or through another Ma’aden Party) (an “Alternative Ma’aden Designated Nominee”) in the place of the preceding Ma’aden Designated Nominee or the person appointed pursuant to Section 2.1, subject to the requirements of Section 2.2.2 and Section 2.2.3 below and provided that the Nominating Committee determines such Alternative Ma’aden Designated Nominee meets the Director Qualification Standards, to fill such vacancy created by such Ma’aden Nominee Removal. For the avoidance of doubt, in no event will the Company have an obligation to call a special meeting of shareholders to elect such Alternative Ma’aden Designated Nominee.

2.2.2.

Except if the Ma’aden Designated Nominee is at that time a member of the Board, Ma’aden (directly or through another Ma’aden Party) will, at least 60 days prior to the filing of any proxy statement in connection with a Stockholder Meeting at which the election of any Ma’aden Designated Nominee is to be voted upon, (i) provide such additional information about the Ma’aden Designated Nominee as reasonably requested by the Nominating and Corporate Governance Committee of the Board or other relevant committee of the Board that oversees nominations of members of the Board (the “Nominating Committee”) consistent in all material respects with information requested of other nominees to the Board, (ii) cause each Ma’aden Designated Nominee to complete the Company’s director questionnaire and be reasonably available for interviews and discussions with the Nominating Committee, in each case, consistent in all material respects with what is requested of other nominees to the Board, and (iii) cause each Ma’aden Designated Nominee to complete a Personal Information Form required by the TSX and submit to and pass a background check as required by TSX; provided, that in the event that the Ma’aden Designated Nominee is at that time a member of the Board, Ma’aden will provide such information after request by the Company as and when the Company ordinarily requires of continuing members of the Board.

2.2.3.

The Company shall not be required to include in any slate of nominees pursuant to Section 2.2.1 above any Ma’aden Designated Nominee that the Nominating Committee determines does not meet the Director Qualifications Standards.

2.2.4.

Section 2.2.1 above notwithstanding, in the event that the Ma’aden Ownership Percentage falls below [8.00][4]% as a result of a Dilution Event (as defined in Section 3.1.1 below), Ma’aden (directly or through another Ma’aden Party) shall retain its right to designate a Ma’aden Designated Nominee in accordance with the terms of Section 3.1.4.

_____________

3 Note to Draft: To the extent Ma’aden’s Ownership Threshold is less than 9.9% on Closing, this 8% threshold will be adjusted pro-rata downwards in the final version of this Agreement to be executed on Closing.

4 Note to Draft: To the extent Ma’aden’s Ownership Threshold is less than 9.9% on Closing, this 8% threshold will be adjusted pro-rata downwards in the final version of this Agreement to be executed on Closing.

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2.3.	Voting Support.

2.3.1.

From and after the Closing and for so long as Ma’aden (directly or through another Ma’aden Party) retains the right to designate a Ma’aden Designated Nominee pursuant to Section 2.2, at any annual or special meeting of stockholders of the Company (however noticed or called), or, to the extent action is permitted to be taken by written consent, pursuant to any written consent of the Company’s stockholders, Ma’aden will cause any Ma’aden Party holding Ma’aden Shares to vote such Ma’aden Shares in favor of:

2.3.1.1.

any proposal to amend the Certificate of Incorporation or By-Laws of the Company approved by a majority of the Independent directors of the Board; provided that such amendment would not have a disproportionately adverse impact on the right of any Ma’aden Party with respect to the Ma’aden Shares held by such party or conflict with any right to which a Ma’aden Party is entitled under the Operative Documents;

2.3.1.2.

all matters submitted to the Company’s stockholders that have been approved by a majority of the Independent directors of the Board; provided, that this Section 2.3.1.2 shall not apply to the extent the restrictions in Section 4.1 below have ceased to apply;

		2.3.1.3.	the election of all director nominees recommended by the Board for election as directors at any applicable annual or special meeting of stockholders at which directors are to be elected; and

		2.3.1.4.	the appointment of any independent auditor selected by the Board.

ARTICLE III TOP-UP RIGHT

3.1. At any time and from time to time after the Closing, the Company agrees that:

3.1.1.

Ma’aden (directly or through another Ma’aden Party) shall have the right (the “Top-up Right”), pursuant to Section 3.1.2 or Section 3.1.3 below, to subscribe for and to be issued (a “Top-up Subscription”) up to such number of Common Shares that will allow the Ma’aden Parties to maintain or acquire up to the Existing Ownership Threshold in connection with any new issuances of Common Shares by the Company (a “Dilution Event”), including:

	3.1.1.1.	any issuance of Common Shares to any employee of the Company pursuant to any equity incentive plan, agreement or arrangement approved by the Board;

	3.1.1.2.	any issuance of Common Shares upon the exercise or vesting of securities issued in connection with any equity incentive plan, agreement or arrangement approved by the Board; or

3.1.1.3.

any issuance of Common Shares as consideration in connection with a merger, acquisition, consolidation, business combination, purchase of the capital stock or assets of, or transaction or series of transactions with, a third party.

3.1.2.

The Top-up Right shall be exercisable upon the first occurrence after any such Dilution Event that the Company issues Common Shares (or securities convertible into Common Shares) as part of an equity financing transaction in which such securities are issued by the Company for cash (an “Equity Financing Transaction”), and not upon the occurrence of the Dilution Event triggering the Top-up Right unless the Dilution Event is such Equity Financing Transaction, in accordance with the following provisions:

3.1.2.1.

Beginning on the Effective Date until the date on which the Top-up Right terminates in accordance with Section 3.1.6 below (the “Top-up Right Period”), the Company will provide notice to Ma’aden at least five Business Days prior to the date on which the Company expects to close any Equity Financing Transaction (an “Equity Financing Transaction Notice”), which notice shall state the number of Common Shares being offered in the Equity Financing Transaction, the number of Common Shares currently issued and outstanding, the expected date of closing of such Equity Financing Transaction and the proposed price per Common Share being offering in the Equity Financing Transaction.

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3.1.2.2.

Within 20 Business Days following the closing of the Equity Financing Transaction as set forth in the Equity Financing Transaction Notice, Ma’aden (directly or through another Ma’aden Party) shall notify the Company if it wishes to exercise its Top-up Right in connection with such Equity Financing Transaction by delivering a Top-up Right Exercise Notice, which notice shall state the number of Common Shares for which Ma’aden (directly or through another Ma’aden Party) proposes to subscribe (the “Top-up Shares”) and the proposed aggregate purchase price for such Common Shares (the “Top-up Share Price”) based on the price per Common Share being offered or paid in the Equity Financing Transaction. If Ma’aden (directly or through another Ma’aden Party) fails to deliver a Top-up Right Exercise Notice within the period described in this Section 3.1.2.2, Ma’aden will be deemed to have irrevocably waived its Top-up Right with respect to such Dilution Event, and the Existing Ownership Threshold will be reduced in accordance with the terms of Section 3.1.5 below.

3.1.2.3.

Within 10 Business Days of the Company’s receipt of the Top-up Right Exercise Notice and contingent upon the consummation of the Equity Financing Transaction described in the Equity Financing Transaction Notice in response to which such Top-up Right Exercise Notice was delivered, the Parties will enter into a subscription agreement with respect to such Top-up Shares (a “Top-up Subscription Agreement”) in the form of Exhibit A hereto, which Top-up Subscription Agreement shall, subject to an extension pursuant to Section 3.1.4 in the event of a Bona Fide Legal Impediment, set forth a closing date for purchase and delivery of the Top-up Shares within five Business Days of the date of the Top-up Subscription Agreement or such shorter period of time as required pursuant to applicable regulations.

3.1.3.

In addition to any rights under Section 3.1.2, in the event that any Dilution Event results in the reduction of the Ma’aden Ownership Percentage by an aggregate (taking into account any prior Dilution Events or exercises of the Top-up Right) of 2.0% or more below the Existing Ownership Threshold (the “Compelled Top-up Trigger” and, the circumstances triggering such Compelled Top-Up Trigger, the “Trigger Effective Time”), the Company shall provide Ma’aden written notice of such Compelled Top-up Trigger and the Trigger Effective Time within five business days of the Trigger Effective time, and Ma’aden (directly or through another Ma’aden Party) shall have the right (the “Compelled Top-up Right”) to exercise its Top-up Right either (i) at the first Equity Financing Transaction occurring within 12 months of the Trigger Effective Time or, (ii) if no Equity Financing Transaction occurs within 12 months of the Trigger Effective Time, at any time following the 12-month anniversary of the Trigger Effective Time until the next occurring Equity Financing Transaction, in accordance with the following provisions:

	3.1.3.1.	In the case of clause (i) of Section 3.1.3 above, the Compelled Top-up Right must be exercised in accordance with Sections 3.1.2.1–3.1.2.3 above.

	3.1.3.2.	In the case of clause (ii) of Section 3.1.3 above:

3.1.3.2.1.

Ma’aden (directly or through another Ma’aden Party) must notify the Company of its decision to exercise its Compelled Top-up Right by delivering a Top-up Right Exercise Notice, which notice shall state the number of Top-up Shares for which Ma’aden (directly or through another Ma’aden Party) proposes to subscribe and the proposed Top-up Share Price based on the Market Value of the Common Shares as of the date of such notice. If Ma’aden (directly or through another Ma’aden Party) fails to deliver such Top-up Right Exercise Notice within 20 Business Days of the closing of the applicable Equity Financing Transaction, Ma’aden will be deemed to have irrevocably waived its Top-up Right with respect to the applicable Compelled Top-up Trigger.

3.1.3.2.2.

Within 10 Business Days of delivery of the notice in accordance with Section 3.1.3.2.1 above, the Parties will enter into a Top-up Subscription Agreement in the form of Exhibit A hereto, which Top-up Subscription Agreement shall, subject to an extension pursuant to Section 3.1.4 in the event of a Bona Fide Legal Impediment, set forth a closing date for purchase and delivery of the Top-up Shares within five Business Days of the date of such Top-up Subscription Agreement or such shorter period of time as required pursuant to applicable regulations.

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3.1.4.

During the Top-up Right Period, from the date on which a Dilution Event triggering the Top-up Right or Compelled Top-up Right occurs until the later of (a) expiration of the first opportunity of Ma’aden (directly or through another Ma’aden Party) to exercise its Top-up Right or Compelled Top-up Right pursuant to Section 3.1.2 or Section 3.1.3 above and (b) consummation of a related Top-up Subscription, as applicable (the “Top-up Right Expiration” and, such period, the “Top-up Interim Period”), no Ownership-Based Rights will be lost by virtue of such Dilution Event. In addition, in the event of a Bona Fide Legal Impediment, the Top-up Interim Period shall be extended until the earlier of (i) the resolution of the Bona Fide Legal Impediment and (ii) the date that is 12 months from the date of the Top-up Right Expiration; provided, however, that Ma’aden (directly or through another Ma’aden Party) must provide written notice to the Company, or the Company to Ma’aden, as applicable, prior to the Top-up Right Expiration, which notice shall describe the Bona Fide Legal Impediment claimed and the efforts being undertaken to clear such impediment, and Ma’aden (directly or through another Ma’aden Party) and the Company shall use reasonable best efforts to resolve and clear such impediment as promptly as practicable. If such impediment has not been cleared and the Top-up Right duly exercised in accordance with the terms of this Article III by the date that is 12 months from the date of the Top-up Right Expiration, the Top-up Interim Period will be deemed to have ended and Ma’aden will not be entitled to exercise a Top-up Right until the Company’s next Equity Financing Transaction or as otherwise permitted by Section 3.1.3.

3.1.5.

In the event that an Equity Financing Transaction occurs within 12 months of a Dilution Event and Ma’aden (directly or through another Ma’aden Party) fails to exercise its Top-up Right in accordance with Section 3.1.2 above, or fails to exercise its Compelled Top-up Right in accordance with Section 3.1.3 above, then the Existing Ownership Threshold will be reduced to the level of the Ma’aden Ownership Percentage as of the effective time of the applicable Dilution Event triggering such Top-up Right or Compelled Top-up Right (excluding any purchases by any Ma’aden Party of Common Shares or securities convertible into Common Shares from any third party on such date) (the “Reduced Ownership Threshold”), the Reduced Ownership Threshold will replace the Existing Ownership Threshold for the purposes of this Agreement; provided that in the event that a Bona Fide Legal Impediment has not been cleared pursuant to Section 3.1.4 and the Top-up Right duly exercised in accordance with the terms of this Article III by the date that is 12 months from the date of the Top-up Right Expiration, no adjustment will be made to the Existing Ownership Threshold pursuant to this Section 3.1.5. Following such reduction of the Existing Ownership Threshold to the Reduced Ownership Threshold any subsequent Dilution Event will permit Ma’aden (directly or through another Ma’aden Party) to exercise its Top-up Right only for that number of Common Shares that will allow the Ma’aden Parties to maintain or acquire up to the Reduced Ownership Threshold.

3.1.6.	The Top-up Right will remain in effect until the earlier of:

3.1.6.1.

the five-year anniversary of the Closing (the “Initial Period”), but only if within such Initial Period the Ma’aden Parties have (i) failed on two separate occurrences to exercise the Top-up Right or Compelled Top-up Right, subject to an extension pursuant to Section 3.1.4 in the event of a Bona Fide Legal Impediment, or (ii) sold, transferred or otherwise disposed of any Ma’aden Shares (other than to another Ma’aden Party or to the PIF);

	3.1.6.2.	the first day following the Initial Period on which a Ma’aden Party sells, transfers or otherwise disposes of any Ma’aden Shares (other than to another Ma’aden Party or to the PIF); and

	3.1.6.3.	the eight-year anniversary of the Closing.

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ARTICLE IV STANDSTILL

4.1.	Subject to the proviso below and Section 4.2, for a period of five years following the Closing, the Ma’aden Parties shall not, directly or indirectly, without the prior written consent of the Company:

4.1.1.

acquire or agree to acquire, individually or jointly or in concert with any other person, a number of Common Shares (or securities convertible into Common Shares) that would result in the Ma’aden Parties collectively Beneficially Owning more than 19.99% of the outstanding Common Shares;

4.1.2.

make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any other person or entity with respect to the voting of, any voting securities of the Company with respect to a Company Takeover Proposal; provided that, the Ma’aden Parties will be deemed not to be engaged in the foregoing by reason of the membership of the Ma’aden Designated Nominee on the Board or the Ma’aden Parties voting for the election of the Ma’aden Designated Nominee;

4.1.3.

engage in any discussions or negotiations with, enter into any agreement or submit a proposal for, or offer to acquire or announce an intention to offer to acquire or assist, advise or encourage any other Person to affect a take-over bid, tender or exchange offer, in each case, constituting a Company Takeover Proposal;

4.1.4.

directly or indirectly solicit, initiate, respond to or propose, or encourage, facilitate or assist in, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, or furnish to any Person any confidential or other non-public information of the Company or its Subsidiaries for the purpose of encouraging, facilitating or responding to any Company Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Company Takeover Proposal; and

4.1.5.

otherwise act alone or jointly or in concert with others in connection with any of the foregoing, provided that the foregoing restrictions shall cease to apply to the Ma’aden Parties upon the approval by the Board of the entry by the Company into an agreement to effect a merger, business combination, amalgamation, arrangement or direct or indirect sale of its assets with or to a Person or group (as defined in Rule 13d-5 under the U.S. Exchange Act) which, if the transaction is successfully completed, will result in such Person or group (as defined in Rule 13d-5 under the U.S. Exchange Act) holding more than (i) 50.0% of the voting securities of the Company or the resulting corporation or entity (or its parent corporation or entity, if the resulting corporation or entity is to be a wholly-owned subsidiary of another corporation or entity after successful completion of the transaction) or (ii) 50.0% of the consolidated assets of the Company (a “Change of Control Transaction”).

4.2.

Notwithstanding Section 4.1, the Ma’aden Parties shall be permitted to make a confidential proposal (a “Proposal”) to the Board regarding any of the transactions or activities contemplated in Section 4.1, to enter into discussions or negotiations with the Board (or with one or more individuals designated by the Board for such purpose) with respect to the terms of any such Proposal and to enter into any agreement with the Company providing for the consummation of such Proposal; provided that the Ma’aden Parties shall not under any circumstances make any public disclosure of the making of or terms of such Proposal except as required by law or with the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.

4.3.

Ma’aden acknowledges that it is subject to restrictions imposed by Securities Laws on the purchase or sale of securities of an issuer while in the possession of material non-public information concerning that issuer, and on the communication of that information to any other Person.

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ARTICLE V REGISTRATION RIGHTS

5.1.	Resale Shelf Registration Rights.

5.1.1.

The Company shall prepare and file or cause to be prepared and filed with the Commission, and the Company shall use its reasonable best efforts to have declared effective by the Commission, no later than the 18-month anniversary of the Closing, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the U.S. Securities Act (the “Resale Shelf Registration Statement”) Registering the resale from time to time by the Ma’aden Parties of any Ma’aden shares acquired pursuant to the Subscription Agreement or any subsequent exercise of a Top-up Subscription (the “Registrable Securities”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”), or if Form S-3 is not then available to the Company for such Registration Statement, on such other form available to Register for resale the Registrable Securities as a secondary offering. Once effective, the Company shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the U.S. Securities Act at all times for the public resale of all of the Registrable Securities. The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Ma’aden Party to sell such Registrable Securities pursuant to Rule 415 under the U.S. Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement.

5.1.2.

No Ma’aden Party shall be named as an “underwriter” in any Registration Statement filed pursuant to this Section 5.1 without such Ma’aden Party’s prior written consent; provided that, if the Commission requests that a Ma’aden Party be identified as a statutory underwriter in the Registration Statement, then such Ma’aden Party will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to Register such Ma’aden Party’s Registrable Securities shall be deemed satisfied or (ii) be included as such in the Registration Statement. Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to (and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of) the Ma’aden Parties prior to its filing with, or other submission to, the Commission.

5.2.

Registration Procedures. In connection with the registration of the Registrable Securities to be effected pursuant to the Resale Shelf Registration Statement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably possible:

5.2.1.

notify each Selling Investor of (i) the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each Registration Statement filed hereunder;

5.2.2.

prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement and the Prospectus used in connection therewith current, effective and available for the resale of all of the Registrable Securities required to be covered thereby for a period ending when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such Registration Statement (but not in any event before the expiration of any longer period required under the U.S. Securities Act or, if such Registration Statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the U.S. Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

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5.2.3.

furnish to each seller of Registrable Securities thereunder such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each free-writing prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

5.2.4.

during any period in which a Prospectus is required to be delivered under the U.S. Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Act;

5.2.5.

promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a Prospectus or supplement to any Prospectus relating to a Registration Statement has been filed, (ii) of any request by the Commission for the amendment or supplementing of such Registration Statement or Prospectus or for additional information, and (iii) at any time when a Prospectus relating thereto is required to be delivered under the U.S. Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

5.2.6.

cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if similar securities are not so listed, to be listed on a securities exchange;

5.2.7.	provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

5.2.8.	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and any other Governmental Authority;

5.2.9.

permit any Selling Investor who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

5.2.10.

enter into and perform such customary agreements (including underwriting agreements and lock-up agreements in customary form) and take all such other actions as the Ma’aden Parties or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request); and

5.2.11.

make available for inspection by a representative of the Ma’aden Parties, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such representative or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be reasonably requested to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such representative, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that any such representative or underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

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5.3.

Termination of Registration Rights. Notwithstanding anything contained in this Article V to the contrary, but subject to the next sentence, the Registration Rights of the Ma’aden Parties pursuant to this Article V will remain in effect for so long as the Ma’aden Parties retain Beneficial Ownership of an aggregate of at least 5.0% of the outstanding Common Shares. In the event that any Dilution Event results in the reduction of the Ma’aden Ownership Percentage to less than 5.0%, the Ma’aden Parties will retain their Registration Rights during the Top-up Interim Period in accordance with the terms of Section 3.1.4.

5.4.	Registration Expenses.

5.4.1.

All expenses incident to the Company’s performance of or compliance with this Article V, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company, shall be borne by the Company. Each Person that sells securities hereunder shall bear and pay all underwriting discounts and commissions, underwriter marketing costs, brokerage fees and transfer taxes applicable to the securities sold for such Person’s account and all reasonable fees and expenses of any legal counsel representing any such Person.

5.5.	Indemnification.

5.5.1.

The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Selling Investor, the officers, directors, members, partners, agents, brokers, investment advisors and employees of such Selling Investor, each Person who controls such Selling Investor (within the meaning of Section 15 of the U.S. Securities Act or Section 20 of the U.S. Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the U.S. Securities Act, the U.S. Exchange Act or any Securities Law in connection with the performance of its obligations under this Agreement, except to the extent that (i) such untrue statements or omissions are based solely upon information regarding a Selling Investor or such controlling Person furnished in writing to the Company by such Selling Investor or such controlling Person expressly for use therein, or to the extent that such information relates to such Selling Investor or such controlling Person or its proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Selling Investor or such controlling Person expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 5.2.1(i) or (ii), the use by such Selling Investor or such controlling Person of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Selling Investor in writing that the Prospectus is outdated, defective or otherwise unavailable for use by the Ma’aden Parties and prior to the receipt by such Selling Investor of the Advice contemplated in Section 6.2. The Company shall notify each Selling Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

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5.5.2.

Each Selling Investor shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the U.S. Securities Act and Section 20 of the U.S. Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading (i) to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Selling Investor to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent that such information relates to such Selling Investor or such controlling Person or its proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Selling Investor or such controlling Person expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto.

5.5.3.

The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

5.6.

Removal of Legend. During any periods that a Registration Statement registering the resale of the Registrable Securities is effective or when the Ma’aden Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, use reasonable best efforts to cause the Company’s transfer agent to remove any restrictive legends on any Ma’aden Shares to be sold by a Ma’aden Party following the Company’s receipt of notice from such Ma’aden Party of any proposed sale of such securities and delivery by such Ma’aden Party to the Company and the transfer agent of any documentation reasonably requested by the Company or the transfer agent (including customary representations in connection with such sale and legend removal). After a Registration Statement has become effective or the applicable Ma’aden Party or its permitted assigns have held the Registrable Securities for one year, if the book-entry account of such Registrable Securities still bears the notation of the restrictive legend referred to in the Subscription Agreement, the Company agrees, upon the written request of the applicable Ma’aden Party or permitted assignee, to take all steps necessary to effect the removal of the legend described in the Subscription Agreement from the Purchased Shares as promptly as practicable, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the applicable Ma’aden Party or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the U.S. Securities Act or applicable state laws, including (if there is no such Registration Statement) a certification that the holder of the Registrable Securities is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Registrable Securities have been held by such holder.

ARTICLE VI OTHER COVENANTS

6.1.

Restriction on Transfer. For five years following the Closing, without the prior written consent of the Board, which consent may be withheld by the Board in its sole discretion, no Ma’aden Party shall Transfer (except to a wholly-owned Subsidiary of Ma’aden) any Common Shares acquired pursuant to the Subscription Agreement or the Top-up Right if as a result of and upon such Transfer the purchaser of such Ma’aden Shares (together with any Affiliates or group members or other concert parties) would Beneficially Own greater than 9.9% of the Common Shares and is either (i) a mining company or (ii) a State owned enterprise (“SOE”) or an entity that is controlled by an SOE (including, for the avoidance of doubt, any sovereign wealth fund, sovereign investment fund or social wealth fund) except, in each case, the PIF. The foregoing restriction shall not apply to any open-market disposition over the NYSE American or TSX in which the buyer or the trade is not pre-arranged.

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6.2.

Discontinued Disposition. By its acquisition of Registrable Securities, Ma’aden agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 5.2.1(i) and (ii), Ma’aden will, or will cause any other Ma’aden Party holding Ma’aden Shares to, forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its reasonable best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

6.3.

Secondary Stock Exchange Listing Assistance. Until the termination of the Top-up Right in accordance with Section 3.1.6, Ma’aden (directly or through another Ma’aden Party) will assist the Company in exploring the viability of a secondary listing for its Common Stock on the Saudi Stock Exchange (Tadāwul).

6.4.

Participation Right. If, at any point during the term of this Agreement, the Company issues preferred equity securities or a class or series of shares other than such preferred equity securities or the Common Shares (an “Equity Raise”), Ma’aden (directly or through another Ma’aden Party) shall have the right to subscribe for and to be issued up to such number of such securities that will allow the Ma’aden Parties to maintain or acquire up to [●][5]% of the issued and outstanding Common Shares and other equity securities, subject to any reductions of the Existing Ownership Threshold pursuant to Section 3.1.5 (“Equity Participation Right”) provided that the Equity Participation Right shall not be available if the applicable equity securities are issued as an anti-takeover mechanism as determined by the Board. The Company shall provide notice to Ma’aden at least five business days prior to the closing of such Equity Raise, and the procedures set forth in Section 3.1.2 and Exhibit A will apply mutatis mutandis to Ma’aden’s exercise of its Equity Participation Right. In the event that the securities issued in an Equity Raise are registered pursuant to applicable Securities Laws or the Company grants registration rights to any purchaser in an Equity Raise and, in each case, a Ma’aden Party exercises its Equity Participation Right with respect to such Equity Raise, the Company shall register the securities issued to such Ma’aden Party or grant registration rights to such Ma’aden Party, in each case, on the same terms applicable to such Equity Raise.

ARTICLE VII DISPUTE RESOLUTION

7.1.	Initial Resolution Efforts.

7.1.1.

Prior to referring any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity (a “Dispute”) to arbitration, the party wishing to make such reference shall notify in writing the other Party of the existence and nature of the Dispute (a “Dispute Notice”) and its proposed basis for settlement of such Dispute.

	7.1.2.	For a period of 30 days following service of the Dispute Notice, the Parties shall take steps to resolve the Dispute (“Cooling-Off Period”).

7.1.3.

If the Dispute is not earlier resolved during the Cooling-Off Period, the Party in receipt of the Dispute Notice shall respond to such Dispute Notice within 14 days of expiry of the Cooling-Off Period (“Response Period”), including its proposed basis for settlement.

7.1.4.

An executive officer of each Party shall then meet within 10 days of expiry of the Response Period to attempt to settle the Dispute. No statement as to a Party's proposed basis for settlement may be relied upon or referred to in later proceedings (except for the terms of any agreed settlement between the Parties).

_____________

5 Note to Draft: Percentage to be inserted on signing of this Agreement and to reflect Ma’aden’s Ownership Percentage at Closing.

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7.2.	Arbitration.

7.2.1.

Any Dispute which has not been settled within 60 days from the date of issue of the Dispute Notice (whether or not the Parties complied with the requirements of Section 7.1.2 through Section 7.1.4) shall be referred to be finally and exclusively resolved by arbitration administered by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in force at the date hereof, which Rules are deemed to be incorporated by reference to this Section 7.2. The number of arbitrators shall be three, with each Party selecting one arbitrator and the selected arbitrators choosing the third arbitrator. The seat, or legal place, of arbitration shall be New York, New York, United States. The language of the arbitration shall be English. Each of the Parties hereby agrees that: (i) it shall not appeal against or challenge any arbitral award made pursuant to arbitration proceedings conducted in accordance with this Section 7.2, insofar as such waiver may validly be made; and (ii) it shall not object to or challenge any application to recognize or enforce any arbitral award made pursuant to this Section 7.2 in any court, insofar as such waiver may validly be made, and it will submit to the jurisdiction of that court for the purposes of those enforcement proceedings.

7.2.2.

The costs of arbitration, any court proceedings ancillary to the arbitration or any court proceedings relating to challenging or enforcing any arbitral award or order, including the reasonable legal fees and expenses of the winning Party, the fees and expenses of the arbitrator and of any independent experts and advisors appointed by the arbitrator in connection with the dispute, shall be borne by the losing Party unless otherwise determined by the arbitrator or the court as the case may be. Unless otherwise agreed by the Parties, all payments ordered to be made in any arbitration award shall be denominated in United States Dollars free and clear of any deduction or withholdings whatsoever (including, but not limited to, any deduction or withholdings for any tax). Any arbitration award shall be enforceable by any court having jurisdiction over a Party against which the award has been rendered and wherever assets of a Party against which the award has been rendered can be located.

	7.2.3.	Should any part of this Agreement or any other agreements arising out of or relating to it be null and void, such nullity shall not affect the validity of this Section 7.2.

7.2.4.

By agreeing to arbitration in accordance with this Section 7.2, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of any party to the Dispute.

ARTICLE VII MISCELLANEOUS

8.1.

Interpretation of Provisions. Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Ma’aden Party or the Company, as applicable, such action shall be in such Ma’aden Party’s or the Company’s sole discretion, as applicable, unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Operative Documents, (b) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (c) the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

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8.2.	No Waiver; Modifications in Writing.

8.2.1.

Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

8.2.2.

Amendments and Waivers. Except as otherwise provided herein or therein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Operative Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by any Party from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or any Ma’aden Party, as applicable, in any case shall entitle the Company or such Ma’aden Party, as applicable, to any other or further notice or demand in similar or other circumstances.

8.3.	Binding Effect; Assignment.

8.3.1.

Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

8.3.2.

Assignment of Rights. All of the rights and obligations of any Ma’aden Party under this Agreement may be assigned by such Ma’aden Party without the written consent of the Company to any wholly-owned Subsidiary of Ma’aden upon delivery of an agreement to be bound by this Agreement, provided that Ma’aden will remain liable for all of its obligations under this Agreement. Any other assignment of rights and obligations of a Party to any Person (other than by Ma’aden to a wholly-owned Subsidiary of Ma’aden) shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that, where the assignment is to the PIF-Ma’aden JVCo, Ma’aden simultaneously transfers all of its shares of Common Stock in the Company, Shares (as defined in the Shareholders’ Agreement) and Shareholder Loans (as defined in the Shareholders’ Agreement) in Ma’aden Ivanhoe Electric Exploration and Development Limited Company to the PIF-Ma’aden JVCo in compliance with the Shareholders’ Agreement.

8.4.

Confidentiality. The provisions of the Mutual Non-Disclosure and Confidentiality Agreement, dated March 9, 2022, entered into between the Ma’aden and the Company shall continue to be in full force and effect.

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8.5.

Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

If to the Company:
Ivanhoe Electric Inc.
606 – 999 Canada Place
Vancouver, BC V6C 3E1
Canada
Email: generalcounsel@ivnelectric.com
Attention: Taylor Melvin, Chief Executive Officer and President
with a copy to:
Rebecca Campbell
White & Case LLP
5 Old Broad Street
London EC2N 1DW
Email: rebecca.campbell@whitecase.com

If to the Ma’aden Parties:
Saudi Arabian Mining Company (Ma’aden)
Abu Baker Al Sadeeq Road (Exit 6)
P.O. Box 68861
Riyadh 11537
Kingdom of Saudi Arabia
Email: legaldeptnotices@maaden.com.sa
Attention: Chief Legal Officer
with a copy to:
Avner Bengera
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
United States
Email: avner.bengera@bakerbotts.com
and a copy to:
Greg Mulley
Herbert Smith Freehills LLP
Exchange House
Primrose Street
London EC2A 2EG
Email: greg.mulley@hsf.com

or to such other address as the Company or Ma’aden (directly or through another Ma’aden Party) may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time sent (provided that no “bounce-back” or similar message is received), if sent by electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

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8.6.

Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Operative Documents with respect to the rights granted by the Company or any of its Affiliates or Ma’aden or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter.

8.7.

Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

8.8.

Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

SAUDI ARABIAN MINING COMPANY (MA’ADEN):

By:
Name:
Title:

IVANHOE ELECTRIC INC.:

By:
Name:	Taylor Melvin
Title:	President and Chief Executive Officer

[Signature Page to Investor Rights Agreement]

EXHIBIT A

FORM OF

TOP-UP SUBSCRIPTION AGREEMENT

This Top-Up Subscription Agreement, dated as of [●] (this “Agreement”), is between Ivanhoe Electric Inc., a Delaware corporation (the “Company”), and [Ma’aden Party] (the “Purchaser”).

WHEREAS, (i) the Company and [Saudi Arabian Mining Company (Ma’aden) (“Ma’aden”)]/[the Purchaser] are parties to the Common Stock Subscription Agreement, dated as of May 15, 2023 (the “Initial Subscription Agreement”), and (ii) the Company and [Ma’aden]/[the Purchaser] are parties to the Investor Rights Agreement, dated as of [●], 2023, as amended from time to time (the “Investor Rights Agreement”).

WHEREAS, pursuant to Article III (Top-Up Right) of the Investor Rights Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, Common Shares in accordance with the provisions of the Investor Rights Agreement and this Agreement.

NOW THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.

Subject to the terms of this Agreement, on [Closing Date] the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, [number] Common Shares (the “Purchased Shares”), and the Purchaser shall pay to the Company the purchase price in the amount of $[•] per Common Share and in the aggregate amount of $[•] (the “Aggregate Purchase Price”) (the consummation of such purchase and sale, the “Closing”).

2.

Closing and the obligation of the Purchaser to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing with respect to the Purchased Shares, in whole or in part, to the extent permitted by applicable law):

(a)

the representations and warranties made in this Agreement by the Company that are qualified by materiality or Material Adverse Effect and the representation and warranty made by the Company in paragraph 5(b) shall be true and correct when made and as of the Closing Date, and all other representations and warranties of the Company shall be true and correct in all material respects when made and as of the Closing Date (except that representations and warranties of the Company made as of a specific date shall be required to be true and correct as of such date only);

	(b)	[the completion of the [describe the Equity Financing Transaction] shall have occurred before or concurrently with the Closing;][1]

	(c)	since the date of this Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Initial Subscription Agreement);

(d)

the Purchased Shares shall be approved for listing on the NYSE American and conditionally approved for listing on the TSX prior to the Closing, subject to official notice of issuance in respect of the NYSE American and subject to compliance with all of the customary requirements of the TSX, including receipt of all documentation required by the TSX; and

	(e)	the Company shall have delivered, or caused to be delivered, to the Purchaser at the Closing, the Company’s closing deliveries described in paragraph 4(b).

__________

1 Note to form: to be excluded if the subscription is not in connection with an Equity Financing Transaction.

1

3.

Closing and the obligation of the Company to consummate the issuance and sale of the Purchased Shares to the Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to the Purchaser (any or all of which may be waived by the Company in writing with respect to any Purchased Shares, in whole or in part, to the extent permitted by applicable law):

(a)

the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing Date (except that representations and warranties of the Purchaser made as of a specific date shall be required to be true and correct as of such date only);

	(b)	[the completion of the [describe the Equity Financing Transaction] shall have occurred before or concurrently with the Closing;][2] and

	(c)	the Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing the Purchaser’s closing deliveries described in paragraph 4(a).

4.	On the Closing Date:

	(a)	the Purchaser shall deliver to the Company evidence of payment of the Aggregate Purchase Price in immediately available funds to the following bank account of the Company:

[bank account details to be included]; and

(b)

the Company shall deliver to the Purchaser evidence of issuance of the Purchased Shares credited to book-entry accounts maintained by the Company’s transfer agent, bearing the legend or restrictive notation set forth in Section 4.13 of the Initial Subscription Agreement, free and clear of any liens, encumbrances and defects, other than transfer restrictions under applicable federal and state securities laws or under the Investor Rights Agreement.

5.	The Company represents and warrants to the Purchaser that:

(a)

[to include any Company representations or warranties set forth in Article III (Representations and Warranties of the Company) of the Initial Subscription Agreement if and to the extent that analogous representations or warranties are included in any transaction agreement executed by the Company in the transaction in connection with which this Agreement is being entered]; and

(b)

the authorized capital stock of the Company consists of [•] shares, $[•] par value, of which [describe the classes of stock and number of authorized shares of each class]. As of the close of business on [the date preceding the Agreement]], there were [describe the classes of stock and number of outstanding shares of each class] outstanding. The Purchased Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be issued and sold in compliance with all federal and state securities laws.

6.

The Purchaser represents and warrants to the Company that all representations and warranties set forth in Article IV (Representations and Warranties of the Purchaser) of the Initial Subscription Agreement.[3]

7.

The provisions of Article V (Covenants),[4] Article VI (Indemnification) and Article VII (Miscellaneous) of the Initial Subscription Agreement are hereby incorporated by reference mutatis mutandis as if set out in full herein.

____________

2 Note to form: to be excluded if the subscription is not in connection with an Equity Financing Transaction.

3 Note to form: representations and warranties in Section 4.06(a) and 4.06(b) of the Initial Subscription Agreement to be carved out if the Purchaser is a “U.S. Person” (as defined in Regulation S promulgated under the U.S. Securities Act).

4 Note to form: Section 5.02 of the Initial Subscription Agreement to be carved out if the Purchased Shares constitute an amount/percentage below what is required to be reported on Form 8-K.

2

8.	Capitalized terms used herein (including in the Recitals) and not otherwise defined herein shall have the meaning ascribed to them in the Investor Rights Agreement.

9.

Whenever a provision or a defined term of the Initial Subscription Agreement is incorporated by reference herein, references in the provisions and defined terms so incorporated: (a) to the “Purchased Shares” shall be to the Purchased Shares hereunder; (b) to the “Common Stock” shall be to the Common Stock, as defined hereunder; (c) to “this Agreement” shall be to this Agreement; (d) to the “Operative Documents” shall include this Agreement; (e) to the “Closing” shall be to the Closing hereunder; (e) to the “Closing Date” shall be to the Closing Date hereunder; (f) solely in Section 3.09 (Undisclosed Liabilities) of the Initial Subscription Agreement, to “September 30, 2022” and the “the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022” shall be to the date as of which the Company has filed its most recent annual report on Form 10-K or quarterly report on Form 10-Q, and to such annual report or quarterly report, respectively; [(g) to the “Purchaser” shall be to the Purchaser hereunder; and (h) to a “party” shall be to a party to this Agreement], and all terms defined with reference to the foregoing terms shall be construed accordingly.

[Signature pages follow]

3

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

IVANHOE ELECTRIC INC.

By: ____________________________________

Name:

Title:

[Signature page to the Top-Up Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

[MA’ADEN PARTY]

By: ____________________________________

Name:

Title:

[Signature page to the Top-Up Subscription Agreement]

SCHEDULE 2

FORM OF SHAREHOLDERS’ AGREEMENT

Agreed Form

………………………….. 2023

(corresponding to __________________1443H)

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

and

IVANHOE ELECTRIC MENA HOLDINGS LTD.

and

IVANHOE ELECTRIC INC.

and

MA’ADEN IVANHOE ELECTRIC EXPLORATION AND DEVELOPMENT LIMITED COMPANY

SHAREHOLDERS AGREEMENT in respect of a Joint Venture for mineral exploration and production in the Kingdom of Saudi Arabia

Herbert Smith Freehills LLP

1

2

34.	ASSIGNMENT AND NOVATION	60

35.	NOTICES	60

36.	MISCELLANEOUS	61

3

THIS SHAREHOLDERS AGREEMENT is made and entered into on _____________2023 (corresponding to ____________1443H)

BETWEEN:

(1)

SAUDI ARABIAN MINING COMPANY (MA’ADEN), a joint stock company established pursuant to Royal Decree No. M/17 dated 14/11/1417H (corresponding to 23 March 1997) and existing under the laws of the Kingdom of Saudi Arabia with commercial registration number 1010164391 dated 10/11/1421 H. (corresponding to 4 February 2001) and whose principal office is at Abu Baker Al Sadeeq Road (Exit 6), P.O. Box 68861, Riyadh 11537, the Kingdom of Saudi Arabia (“Ma’aden”);

(2)

IVANHOE ELECTRIC MENA HOLDINGS LTD., a corporation incorporated under the laws of France, with registration number 951 524 479 R.C.S. Toulouse, having its registered office at 30 Boulevard de Thibaud, 31100 Toulouse, France (“IE Mena”);

(3)

IVANHOE ELECTRIC INC., a corporation incorporated under the laws of Delaware, USA, with registration number 3239208, having its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808 (“IE Parent”); and

(4)

MA’ADEN IVANHOE ELECTRIC EXPLORATION AND DEVELOPMENT LIMITED COMPANY, a [●] existing under the laws of the Kingdom of Saudi Arabia with commercial registration number [●] and whose principal office is at [●] (the “Company”).

Ma’aden, IE Mena and IE Parent are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

On 11 January 2023, Ma’aden and IE Parent entered into legally binding heads of terms in relation to, inter alia, the formation of a 50:50 joint venture for the purpose of combining certain of their assets, technology, people and skills in order to survey, review, identify and explore prospective mineral deposits within the Kingdom of Saudi Arabia (the “Kingdom”), using Typhoon™ Units (as defined below), under Exploration Licenses (as defined below) held by Ma’aden (the “Joint Venture”).

(B)

Should any economically viable mineral deposits within the Kingdom be identified as a result of the Joint Venture, the Parties intend to continue the Joint Venture for the further development of such mining projects into operating mines.

(C)	The Shareholders have incorporated and are shareholders in the Company (as defined below) through which they will implement the Joint Venture.

(D)	As at the Effective Date, the Shareholders each hold fifty percent (50%) of the Shares.

(E)

The Parties wish to enter into this Agreement (as defined below) with effect from the Effective Date to (i) set out the terms governing the relationship between the Parties in relation to the Company; and (ii) to regulate the manner in which the Company will be managed and the Business (as defined below) will be undertaken.

4

NOW, THEREFORE, in consideration of the covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Whenever used herein and written in initial capital letters, the following terms shall have the meanings respectively defined:

“Additional Existing TyphoonTM Unit” has the meaning given to in the TyphoonTM Equipment Purchase and Technical Support Agreement;

“Additional Exploration Term” has the meaning given to it in Clause 7.1.2 (Exploration Term);

“Additional Funding” has the meaning given to it in Clause 12.3 (Further Funding);

“Additional Land Areas” has the meaning given to it in Clause 7.2.3(C) (Identification of Land Area);

“Additional Licenses” has the meaning given to it in Clause 9.2 (Acquisition of further Mineral Rights);

“Affiliate” means any person that, directly or indirectly, Controls, is under common Control with, or is Controlled by, another person;

“Affiliate Transferee” has the meaning given to it in Clause 27.2 (Transfers to Affiliates);

“Aggregate Equity Interests” means the aggregate of the respective Equity Interests held by all the Shareholders, being one hundred percent (100%);

“Agreed Form Articles of Association” mean the agreed form articles of association of the Company, to be adopted with effect from the Contribution Date;

“Agreement” means this shareholders agreement as it may be amended or supplemented from time to time, together with all Schedules;

“Agreement of Adherence” means the agreement of adherence in the form annexed to this Agreement as Schedule 1 (Form of Agreement of Adherence);

"Anti-Money Laundering Laws" has the meaning given to it in Clause 25.1.3 (Mutual Representations and Warranties);

“Applicable Law” means, in respect of a Party, any law, statute, regulation, rule, executive order, decree, code of practice, circular, treaty, convention, guidance note or injunction of, or made by, any Competent Authority, which is binding on and/or enforceable against such Party or which imposes any obligation on such Party or would subject such Party to any penalty or loss of benefits as a result of non-compliance such Party, including, specifically, the laws of the Kingdom including with respect to Saudization;

“Approvals and Consents” means approvals, confirmations, consents, licenses, permits and other authorisations which are required by a Competent Authority and/or Applicable Law in order to form, operate and to continue operating the Company and the Business;

“Area of Interest” has the meaning given to it in Clause 9.1.1 (Creation of Area of Interest);

“Articles of Association” means the articles of association of the Company, as amended and restated from time to time;

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“At Cost Basis” means:

(a)

in relation to services and support provided by the personnel of a Shareholder or any of its Affiliates, all payroll costs and related expenses attributable to such personnel (including all salaries, wages, employee benefits and allowances for vacation, sick leave, holidays, employer portion of employee insurance, employer portion of social and retirement benefits, payroll taxes, premiums for public liability and property damage liability insurance, workers’ compensation and employer’s liability insurance, and any other insurance premiums measured by payroll costs, and other employee contributions and benefits imposed by any Law that are attributable to such personnel, in each case consistent with the then-current practice of such Shareholder or any of its Affiliates with respect to personnel costs and expenses, and reasonable travel expenses) for the periods in which such services and support are being performed; and

(b)

in relation to other services and support provided by a Shareholder or any of its Affiliates, all reasonable and duly documented costs that are actually incurred by such Shareholder or Affiliate with third parties (other than Affiliates) in performing the same;

“Board” or “Board of Directors” means the board of directors of the Company from time to time;

“Board Deadlock” has the meaning given to it in paragraph 4 of Schedule 4;

“Board Deadlock Committee” has the meaning given to it in paragraph 6 of Schedule 4;

“Board Deadlock Notice” has the meaning given to it in paragraph 5 of Schedule 4;

“Budget” means a description in reasonable detail of operations to be conducted and objectives to be accomplished by the Company for a given period together with a detailed estimate of all sales revenues and other income to be received by, and all operating and capital costs to be incurred by, the Company, together with a funding plan (if relevant) including any proposed Additional Funding required by the Company with respect to such operations and shall include each Designated Project Budget and each Exploration Budget;

“Business” means the Company’s business of undertaking exploration for prospective mineral deposits and the operation, management and development of mines and the production of minerals including the operation of the Company in accordance with the applicable Mining Licenses and all other matters reasonably incidental thereto;

“Business Days” means a day (other than Friday, Saturday and Sunday) on which banks are open for normal business in Riyadh;

“Capital Contributions” means contributions to the share capital of the Company occurring by way of Cash Contributions or the conversion of outstanding amounts under the Shareholder Loans, including, for the avoidance of doubt the IE’s Contribution and the Ma’aden’s Contribution;

“Cash Contributions” has the meaning given to it in Clause 12.3 (Further Funding);

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“Cessation of Operatorship Event” means any of the following:

(a)	the Operator deviates from the approved Budget by more than 25% for two (2) consecutive annual periods without obtaining a prior Board approval;

(b)	the Operator is in material breach of its obligations or is grossly negligent in carrying out its obligations under this Agreement;

(c)	the Parties agree to terminate the Agreement; or

(d)	an Insolvency Event has occurred with respect to the Operator;

“CGI” means Computational Geosciences Inc. a corporation incorporated under the laws of Canada, with registration number 752331-9, having its registered office at Endeavor Law Corporation, 300 - 1055 West Hastings Street, Vancouver BC V6E 2E9, Canada;

“Chairperson” means the Chairperson of the Board of the Company appointed in accordance with Clause 17.3.1 (Chairperson);

“Change of Control” means in respect of any Shareholder or Guarantor (as the case may be), if a person who directly or indirectly has Control of the Shareholder or Guarantor as at the Effective Date ceases to do so, or if a person obtains direct or indirect Control of the Shareholder or Guarantor after the Effective Date;

“Commercial Registration Certificate” means the commercial registration certificate issued by MoC;

“Commercial Registration Date” means the date of issuance of the certificate of commercial registration of the Company;

“Companies Law” means the Companies Regulations issued pursuant to Royal Decree No. M132 dated 01/12/1443H (corresponding to 30 June 2022), including any amendment, supplement, replacement or other modification thereto from time to time;

“Competent Authority” means a governmental, supranational, local government, statutory or regulatory body or any subdivision thereof and any ministerial or governmental, quasi-governmental or other regulatory department, body, instrumentality, agency or official court or tribunal (including any arbitration tribunal or forum) having jurisdiction over the Company and/or any Party;

“Confidential Information” has the meaning given to it in Clause 26.1.1 (Confidential Information);

"Confirmatory Acceptance Testing" has the meaning given to it in Clause 2.5(g) of the TEPTSA;

“Control” means the power of a person to secure either by means of the holding of shares or the possession of voting power in or in relation to the person concerned or by virtue of any powers conferred by the articles of association or other document regulating that person, that its affairs are conducted in accordance with the wishes of that person and the words “Controlled” and “Controlling” and their cognates shall be construed accordingly;

“Contribution Date” means the date on which IE’s Contribution and Ma’aden’s Contribution are converted into Shares in accordance with Clause 12.1.3 (Contribution by IE Mena and Ma’aden) and approved by the MoC;

“Cooling-Off Period” has the meaning given to it in Clause 32.1.2 (Initial Resolution Efforts);

“CSR” means Corporate Social Responsibility;

7

“Current TyphoonTM Unit” means a 3D DC-resistivity induced polarization and electromagnetic geophysical electrical transmitter known as Typhoon™;

“Data Services Agreement” means the data services agreement entered into between CGI and the Company on or around the Effective Date;

“Default” has the meaning given to it in Clause 29.3 (Default);

“Default Notice” has the meaning given to it in Clause 29.4 (Default Notice);

“Defaulting Shareholder” has the meaning given to it in Clause 29.3 (Default);

“Designated Project” has the meaning given to it in Clause 8.1 (Creation of Designated Project);

“Designated Project Budget” means a description in reasonable detail of operations to be conducted and objectives to be accomplished by the Company for a given period with respect to a Designated Project together with a detailed estimate of all sales revenues and other income to be received (if any) by, and all operating and capital costs to be incurred by, the Company, together with a funding plan (if relevant) including any proposed Additional Funding required by the Company with respect to such Designated Project;

“Designated Project Designation” means any Designated Project that has been designated in accordance with Clause 8.1 (Creation of Designated Project);

"Designated Project Holding Structure" has the meaning given to it in Clause 8.2.5;

“Director” means a member of the Board of Directors;

“Dispute” has the meaning given to it in Clause 32.1.1 (Initial Resolution Efforts);

“Dispute Notice” has the meaning given to it in Clause 32.1.1 (Initial Resolution Efforts);

“Distribution” means:

(a)	any Share Distribution; or

(b)	any payment by the Company to any Shareholder in respect of any Shareholder Loan;

“Economic Concentration” means any action that results in a total or partial transfer of ownership of assets, rights, equity, stocks, shares, or liabilities of an entity to another by way of merger, acquisition, takeover, or the joining of two or more managements in a joint management, or by any other means, whether directly or indirectly;

“Effective Date” means the date of this Agreement;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option and any other encumbrance or third party right or claim of any kind;

“Equity Interest” means the equity interest of a Shareholder in the Company, as determined in accordance with Clause 3.2 (Shareholders’ Equity Interest);

“Excluded Ma’aden Land” means any land, other than the Ma'aden Land or the Substitute Ma'aden Land, in relation to which Ma'aden holds any rights or interest including, but not limited to, an Exploration License or Exploitation License;

“Existing TyphoonTM Units” means each of: (i) the Initial Existing TyphoonTM Unit and (ii) the Additional Existing TyphoonTM Unit to the extent provided by Ivanhoe Electric pursuant to the terms of the under the TyphoonTM Equipment Purchase and Technical Support Agreement;

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“Exploitation License” means a document issued by MIMR which constitutes approval to extract ores and minerals (by mining or quarrying), including any direct or indirect activity required for such purpose;

“Exploration Area” means, collectively, (i) the Ma’aden Land, (ii) any Substitute Ma’aden Land or (iii) any Additional Land Areas contributed to, or acquired by, the Company;

“Exploration Budget” means a description in reasonable detail of operations to be conducted and objectives to be accomplished by the Company for a given period with respect to the Exploration Phase, together with a detailed estimate of all operating and capital costs to be incurred by, the Company, together with a funding plan (if relevant) including any proposed Additional Funding required by the Company with respect to such operations;

“Exploration Drilling Stage” has the meaning given to it in Clause 7.3.4 (Exploration Stages);

“Exploration License Applications” means applications for Exploration Licenses to explore for all of the metals set forth in Schedule 7 (Metals) in and on the Ma’aden Land, including those which as at the Effective Date have been applied for by Ma’aden as set out in 0 of Schedule 6 (Ma’aden Land Area);

“Exploration License” means a document issued by MIMR which constitutes approval to conduct a detailed activity leading to the discovery of deposits, using geological, geophysical or geochemical methods, different types of drilling or any other appropriate method in any location to determine the presence, extensions, quantities, types and mining viability of such deposits and includes:

(a)	all Initial Exploration Licenses;

(b)	exploration licenses to explore for all of the metals set forth in Schedule 7 (Metals) arising from or in connection with Exploration License Applications; and

(c)	exploration licenses to explore for all of the metals set forth in Schedule 7 (Metals) in and on the Substitute Ma’aden Land;

“Exploration Phase” shall mean, together, (i) identification of the land areas in accordance with Clause 7.2 (Identification of Land Area); (ii) the Generative Exploration Stage; and (iii) the Exploration Drilling Stage;

“Exploration Program” has the meaning given to it in Clause 7.3.2 (Exploration Stages);

“Exploration Term” means the Initial Exploration Term and the Additional Exploration Term (if any).

“Exploration Works” means any all activities, excluding development and mining and processing/beneficiation, undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit located on or in the Ma’aden Land or any Additional Land Areas including ground and airborne geophysical and radiometric work, geochemical surveys, drilling, bulldozing, trenching, evaluation of work done and other work commonly regarded as reconnaissance or exploration work in accordance with Good Mining Practice including evaluation studies;

“Fair Market Value” has the meaning given to it in Schedule 3 (Valuation);

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“Financial Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, or such other dates as may be determined by the Shareholders of the Company from time to time;

“Financial Year” means the financial year of the Company set forth in the Articles of Association, currently being the period commencing on 1 January and ending on 31 December of each year;

“Funding Notice” has the meaning given to in Clause 12.5.2 (Procedure for Making Cash Contributions);

“GAC” means the General Authority for Competition in the Kingdom;

“General Manager” means the general manager of the Company from time to time;

“Generative Exploration Stage” has the meaning given to it in Clause 7.3.2 (Generative Exploration Stage);

“GEO27” means Geo27, Inc., a corporation incorporated under the laws of Delaware, USA, with registration number 6042581, having its registered office at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle, DE 19808, United States;

“Good Mining Practice” means the application of those methods and practices customarily used in good and prudent mining practice in North America with that degree of diligence and prudence reasonably and ordinarily exercised by capable operators engaged in similar activity under similar circumstances and conditions;

“Government Official” has the meaning given in Clause 36.1.2 (Anti-Bribery Compliance);

“Group” means the Company and its Subsidiary Undertakings from time-to-time and “Group Company” shall mean each one of them;

“Guarantor” means each of IE Parent and Ma’aden;

“I-Pulse” means I-Pulse, Inc. a corporation incorporated under the laws of Delaware, USA, with registration number 4302289, having its registered office at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle, DE 19808, United States;

“IE’s Contribution” has the meaning given in Clause 12.1.1 (Contribution by IE Mena and Ma’aden);

“Implementing Regulations” means the Implementing Regulations of the Saudi Mining Investment Law issued pursuant to Ministerial Resolution No. 1006/1/1442 dated 05/09/1442H (corresponding to 17 April 2021), including any amendment, supplement, replacement or other modification thereto from time to time;

 “Initial Existing TyphoonTM Unit” has the meaning given in Clause 5.2.1 (Undertakings by Ivanhoe Electric);

“Initial Exploration Licenses” means exploration licenses to explore for all of the metals set forth in Schedule 7 (Metals) in and on the Ma’aden Land which are held by Ma’aden as at the Effective Date;

“Initial Exploration Term” has the meaning given to it in Clause 7.1.1 (Exploration Term);

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“Insolvency Event” means, in respect of a Shareholder or Guarantor, any of the following events whereby that Shareholder or Guarantor:

(a)	becomes insolvent;

(b)	enters into official management or a scheme of arrangement with creditors or any class or group of creditors;

(c)	has a receiver and/or manager appointed to it or any asset or undertaking;

(d)	has an administrator, provisional liquidator or liquidator appointed;

(e)	has any secured or other creditors take possession, or appoint an agent to take possession, of any asset; or

(f)	any other form of procedure relating to insolvency, reorganization or dissolution,

or any similar or equivalent events having force of law which applies to that Shareholder;

“Intellectual Property” and “Intellectual Property Rights” means (a) all copyright rights and related rights under the laws of all countries for the full terms thereof (of all rights accruing by virtue of copyright treaties and conventions), including but not limited to all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof, and including without limitation all copyright rights in all software, documentation, user and application interfaces including without limitation the look and feel and the structure, sequence and organization thereof; (b) all rights to and under new and useful inventions (whether patentable or not), discoveries, designs, technology and art and all other patentable subject matter, including, but not limited to, all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for such rights, all rights to claim priority in relation to such rights, and all reissues, extensions, renewals, divisions, supplementary protection certificates, and continuations (including continuations-in-part) thereof, for the full term thereof; (c) all trademarks, logos, get up, service marks and internet domain names and the like and the goodwill associated therewith throughout the world and the rights to sue for passing off or for unfair competition; (d) all trade secrets, confidential business information, evaluations and reports; (e) all know-how under the laws of any jurisdiction and all know-how not otherwise included in the foregoing; and (f) all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including without limitation all techniques, methodologies and concepts and trade dress;

“IRA” means the investor rights agreement entered into between IE Parent and Ma’aden on or around the Effective Date;

“IRA Unwinding Events” means:

(a)	IE Parent has failed to comply with its obligations under Article III of the IRA with respect to Ma’aden’s “Top-up Right” (as that term is defined in the IRA);

(b)	IE Parent has failed to comply with its obligation under section 6.4 of the IRA with respect to Ma’aden’s “Equity Participation Right” (as that term is defined in the IRA);

(c)

IE Parent has failed to comply with its obligations under section 2.2 of the IRA with respect to a “Ma’aden Designated Nominee” or an “Alternative Ma’aden Designated Nominee” (as those terms are defined in the IRA); or

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(d)	IE Parent has failed to comply with its obligations under section 5.1 or 5.2 of the IRA,

and, in each case, such failure to comply is incapable of remedy or, if capable of remedy is not remedied by IE Parent within ninety (90) days of being notified in writing by Ma’aden of that failure to comply;

“Ivanhoe Electric” means IE Mena and IE Parent, collectively;

“Ivanhoe Electric Directors” has the meaning given to it in Clause 17.1.2(A) (Composition and Authority);

“Ivanhoe Electric Technical Support” means the provision of technical support by IE Parent pursuant to the terms of the TyphoonTM Equipment Purchase and Technical Support Agreement;

"Ivanhoe Support" has the meaning given to it in Clause 5.2.3 (Undertakings by Ivanhoe Electric);

"Joint Venture" has the meaning given to it in the Recitals;

“Joint Venture Property” means all rights, titles, interest, claims, benefits and all other property of whatever kind, real or personal, from time to time owned by the Group excluding the Typhoon™ Units, the Existing TyphoonTM Units and any Intellectual Property Rights or other rights arising under the Licensing Agreement;

“Kingdom” means the Kingdom of Saudi Arabia;

“Land Access Rights” has the meaning given to that term in Clause 5.1.1 (Undertakings by Ma’aden);

“Licensed Intellectual Property” has the meaning given to that term in the Licensing Agreement;

“Licensing Agreement” means the licensing agreement entered into between GEO27 and the Company on or around the Effective Date;

“Loss” means any actual loss, damage, penalty, liabilities, Tax, cost and expense (including reasonable legal and other reasonable professional fees and costs), expenses, damages, claims and demands excluding any loss of profit, loss or earnings, loss of reputation or loss of opportunity, indirect or consequential loss, economic loss or any punitive damages;

“Ma’aden Directors” has the meaning given to it in Clause 17.1.2(A) (Composition and Authority);

“Ma’aden’s Contribution” has the meaning given to that term in Clause 12.1.2 (Contribution by IE Mena and Ma’aden);

“Ma’aden Land” has the meaning given to it in Clause 5.1.1 (Contributions by Ma’aden) and includes any Substitute Ma’aden Land;

“Ma’aden Support” means regulatory, logistical and other support by Ma’aden on in-Kingdom matters, including CSR, dealings and interface with Competent Authorities, employee relations and local community relations, but excludes general management time;

“Mineral Rights” means any permit, license, license agreement, concession, development agreement or investment agreement which entitles the holder thereof to prospect for, explore for, mine, extract, exploit, process (including for testing purposes), export, market or sell any mineral resources (whether located under the earth’s surface, in any waste rock dump, tailings facility or otherwise);

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“Mining Law” means the mining investment law promulgated by Royal Decree No. (M/140) on 19/10/1441H (corresponding to 11 June 2020) and the Implementing Regulations;

“Mining License” means a Reconnaissance License, Exploration License, Exploitation License or any other document issued by MIMR, which includes the approval to conduct any other activities relating to mining, such document being limited to a specified area in accordance with the provisions of the Mining Law;

“MIMR” means the Ministry of Industry and Mineral Resources of the Kingdom;

“MoC” means the Ministry of Commerce of the Kingdom;

“NI 43-101” means the NI 43-101 Standards of Disclosure for Mineral Projects, Form 43-101F1 Technical Report and Related Consequential Amendments as set out at https://mrmr.cim.org/media/1017/national-instrument-43-101.pdf;

“Non-Confidential Information” has the meaning given to it in Clause 26.1.2 (Confidential Information);

“Non-Defaulting Shareholder” has the meaning given to in Clause 29.4 (Default Notice);

“Offered Interests” has the meaning given to it in Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser);

“Offer Terms” has the meaning given to it in Schedule 2 (Requirements Relation to Transfers of Shares to a Purchaser);

“Offeree(s)” has the meaning given to it in Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser);

“Operator” means:

(a)	with respect to the Exploration Phase, IE Mena; and

(b)	with respect to any Designated Project, Ma’aden;

“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)	holds a majority of the voting rights in the Undertaking; or

(b)	has the right to appoint or remove a majority of its board of directors (or analogous body, including a management board and supervisory council); or

(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or

(d)	controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;

“Parties” means:

(a)	IE Parent, IE Mena and Ma’aden; and

(b)	any Shareholder which executes and delivers an Agreement of Adherence in accordance with this Agreement,

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and “Party” means any one of them (and for the avoidance of doubt, the Company, while a party to this Agreement is not a “Party”);

“Pre-Feasibility Study” means a pre-feasibility study within the meaning of both of NI 43-101 and Reg S-K;

"Prospectus" means the prospectus filed by IE Parent on 30 March 2023, a copy of which can be found at https://www.sec.gov/Archives/edgar/data/1879016/000110465923039106/tm2232256-21_424b3.htm;

“Purchaser” means a third party purchaser or bona fide prospective third party purchaser of a Transferor’s Shares (and excludes an Affiliate Transferee);

“Receiving Party” has the meaning given to it in Clause 26.1 (Confidential Information);

“Recommended Land Area” has the meaning given to it in Clause 7.2.1 (Identification of Land Area);

“Reconnaissance License” means a document issued by MIMR which constitutes approval to conduct a preliminary geological survey to identify the geological environment and surface evidence for the existence of minerals and ores in general;

“Reg S-K” means Regulation S-K subpart 1300;

“Rehabilitation Obligations” means the obligations of the Shareholders under Applicable Law, all Approvals and Consents, and all applicable statutory and contractual obligations relating to the rehabilitation, revegetation and cleaning up of the Ma’aden Land or any Additional Land Areas during and following completion of the activities of the Company;

“Related Agreements” means the Data Services Agreement, the TyphoonTM Equipment Purchase and Technical Support Agreement and the Licensing Agreement;

“Representative” has the meaning given to it in Clause 26.2.1 (Ownership/Uses of Confidential Information);

“Response Period” has the meaning given to it in Clause 32.1.3 (Initial Resolution Efforts);

“Return Event” has the meaning given in Clause 22.2 (Title to the TyphoonTM Units);

“Rules” has the meaning given to it in Clause 32.2.1 (Arbitration);

“Saudi Anti-Bribery Law” means the Saudi Arabia Anti-Bribery Law issued pursuant to Royal Decree No. M/36 dated 29/12/1412H (corresponding to 30 June 1992), including any amendment, supplement, replacement or other modification thereto from time to time together with any relevant regulations;

“Saudi Arabian Accounting Standards” means accounting standards which are in compliance with regulations and standards promulgated by MoC and the Saudi Organization for Certified Public Accountants and where a particular standard is not promulgated thereby and to the extent permissible in the Kingdom;

“SAR” means the lawful currency of the Kingdom;

“Share(s)” means any share(s) in the Share Capital, and “Shareholding” shall be construed accordingly;

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“Share Capital” means the share capital of the Company;

“Share Distribution” means any dividend or any other distribution or payment made by the Company on or in respect of its Shares, including any distribution of the profits of the Company or any distribution of the assets of the Company upon any act of insolvency, liquidation or winding up of the Company;

“Shareholder Loan” means a loan from a Shareholder the terms of which shall be determined by the Board in accordance with 17.6.3;

“Shareholder Loan Offer” shall have the meaning given to it in Clause 12.4.1(A) (Shareholder Loans);

“Share Offer” has the meaning given to it in Clause 12.5.2 (Procedure for Making Cash Contributions);

“Shareholders” means, for so long as they hold Shares, IE Mena and Ma’aden, and any other person holding Shares from time to time, and “Shareholder” means any one of them;

“Shareholder Percentage” means the number of Shares held by a Shareholder expressed as a percentage of the total number of Shares;

“SOFR” means the one (1) month secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Sole Risk Completion” has the meaning given in Clause 8.3.3 (Sole Risk);

“Subject Party” has the meaning given to it in Clause 26.1.1 (Confidential Information);

“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;

“Substitute Ma’aden Land” has the meaning given in Clause 11.1 (Exploration License undertakings by Ma’aden);

“Sufficient Financial Standing” means the ability to perform all of the obligations to be assumed by the Affiliate Transferee under all outstanding and prospective agreements that relate to the Company and/or any Designated Project (as applicable);

“Survey” means has the meaning given in the TyphoonTM Equipment Purchase and Technical Support Agreement;

“Shutdown Costs” means all costs associated with shutting down all activities of the Company including the costs associated with satisfaction of the Rehabilitation Obligations (if any) and any redundancy or termination benefits or payments to any consultant or contractor or employee who is engaged by the Company in the conduct of the activities of the Company, but only to the extent of the period for which an employee was engaged in the activities of the Company;

“Tax” or “Taxes” means all foreign, federal, state, provincial, national, local and other taxes, fees, levies, duties and other assessments or charges of whatever kind (including zakat, income, excise, customs duties, tariffs, stamp, transfer, property, occupancy, value added, use, real estate, sales, payroll, gains, gross receipts, withholding and mining royalties or severance or other fees) together with any commission, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges imposed or collected by a Competent Authority whether directly or primarily charged against, recoverable from or attributable to any person;

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“Technical Committee” has the meaning given to it in Clause 18 (Technical Committee);

“TEPTSA Unwinding Event” means termination of the TyphoonTM Equipment Purchase and Technical Support Agreement by the Company in accordance with clause 11.2 of the TyphoonTM Equipment Purchase and Technical Support Agreement;

“Termination Event” has the meaning given in Clause 29.1.2 (Term, Validity and Termination);

“TLA Unwinding Event” means the termination of the Licensing Agreement by the Company in accordance with clause 7.2 of the Licensing Agreement;

“Transfer” and its cognates when used in connection with Shares or a TyphoonTM Unit means the sale, transfer, assignment, mortgage, pledge or any other disposition of or creation of an Encumbrance in respect of such Shares or TyphoonTM Unit (as applicable);

“Transfer Notice” has the meaning given to it in Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser);

“Transferor” means any person that Transfers Shares in accordance with this Agreement;

“TyphoonTM Anomaly” means a chargeability anomaly identified by a TyphoonTM Unit during a Survey;

“TyphoonTM Equipment Purchase and Technical Support Agreement” means the equipment purchase and technical support agreement entered into between I-Pulse and the Company on or around the Effective Date;

“Typhoon™ Units” means has the meaning given in the TyphoonTM Equipment Purchase and Technical Support Agreement;

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“Undesignated Land” means has the meaning given to it in Clause 10 (Undesignated Land);

“US Dollars” or USD” means the lawful currency of the United States of America; and

“Valuation Expert” has the meaning given to it in Schedule 3 (Valuation).

1.2	Interpretation

In this Agreement:

1.2.1

references to Recitals, Sections, Clauses, Schedules, attachments and paragraphs are to the recitals, sections, clauses, schedules, attachments and paragraphs of this Agreement from time to time, unless the context otherwise requires. The Recitals and Schedules to this Agreement from time to time shall be deemed to form an essential and integral part of this Agreement. Reference to this Agreement shall be a reference to its Recitals and Schedules unless the context otherwise requires;

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1.2.2	headings are inserted for convenience only and shall not control the construction of this Agreement;

1.2.3	references to the Parties include their respective successors and permitted assigns;

1.2.4	the masculine gender shall include the feminine and neuter and the singular number shall, include the plural, and vice versa;

1.2.5	the words and expressions “include”, “such as”, “inter alia” and equivalent or similar words or expressions and their cognates are not limiting;

1.2.6	unless the contrary is expressly stated, all references to time and periods of time shall be construed by reference to the Gregorian calendar;

1.2.7

words imposing an obligation on a Party to do any lawful act, matter or thing include an obligation to procure that it be done and words placing a Party under a restriction include an obligation not to permit infringement of the restriction;

1.2.8

save for Clause 17.7 (Directors’ Liability), which is for the benefit of the Directors and members of the Technical Committee (and who shall have the right to enforce that provision accordingly), the provisions of this Agreement are for the benefit of the Parties only and a person who is not a Party has no right to enforce or to enjoy the benefit of any provision of this Agreement;

1.2.9

any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, ordinance, regulation, judgment, order, writ, injunction, determination, license, permit, governmental authorization, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

1.2.10	a person includes a natural person and a corporate or unincorporated body;

1.2.11	any reference to a provision of law is a reference to that provision as from time to time amended or re-enacted; and

1.2.12

references to “substantiated” in the context of a breach of a representation, warranty or other obligation means a breach of a representation, warranty or other obligation of a Party and which is admitted by the relevant Party or proved in accordance with Clause 32.2 (Arbitration) with all rights of appeal (if any) having been exhausted.

2.	GAC FILING

2.1.1

Ivanhoe Electric and Ma’aden shall submit an application in respect of an Economic Concentration for approval from GAC as soon as possible following the date of this Agreement and in any event within thirty (30) Business Days of the date of this Agreement.

2.1.2

Ivanhoe Electric and Ma’aden agree that all requests and enquiries from GAC shall be dealt with, in each case, by Ivanhoe Electric and Ma’aden in consultation with each other and Ivanhoe Electric and Ma’aden shall co‑operate with each other and GAC, to the extent necessary and on a confidential basis, and provide all necessary information and assistance reasonably required by the other or by GAC as soon as reasonably practical upon being requested to do so, provided that any information provided in relation to either of Ivanhoe Electric or Ma’aden shall be provided only to GAC.

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2.1.3	Each of Ivanhoe Electric and Ma’aden shall:

(A)

allow the other the opportunity to participate in any call or meeting with GAC, promptly inform the other of the content of any meeting, material conversation and any other communication which takes place between the other (or its representatives) and GAC in which the other did not participate and provide copies or, in the case of non‑written communications, a written summary, to the other;

(B)

procure that the other is given a reasonable opportunity to review, comment on and approve drafts of all notifications, filings and submissions before they are submitted to GAC and provide the other with final copies of all such notifications, filings and submissions (it being acknowledged that certain such drafts and/or documents may be shared on a confidential basis only with outside counsel) and take account of any reasonable comments; and

(C)	use its reasonable endeavours to avoid any declaration of incompleteness by GAC or any other suspension of the periods for clearance.

2.1.4	Neither Ivanhoe Electric or Ma’aden shall, without the prior written consent of the other, withdraw any notification, filing or submission made to GAC.

2.1.5

Each of Ivanhoe Electric and Ma’aden undertake to notify the other in writing, of anything which will or may prevent GAC approval from being obtained or delayed promptly after it comes to its attention.

2.1.6	Each of Ivanhoe Electric and Ma’aden undertakes to notify the other as soon as possible on becoming aware that GAC approval has been obtained.

2.1.7	In the event that GAC approval for the application submitted in accordance with Clause 2.1.1 (GAC Filing) is not obtained, Ivanhoe Electric and Ma’aden shall:

(A)	to the extent not provided, request further details from GAC as to why the submission was unsuccessful; and

(B)

at the earliest subsequent opportunity, re-apply for GAC approval in respect of an Economic Concentration in accordance with the procedure set out in this Clause 2 (GAC Filing) which process shall be repeated until such time as GAC approval is obtained or Ivanhoe Electric and Ma’aden agree otherwise in writing.

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3.	SHARE CAPITAL

3.1	Share Capital and Shareholder Contributions

3.1.1	As at the Effective Date, the Share Capital of the Company and the Shareholder Percentages and Equity Interests of Ma’aden and IE Mena shall be as follows:

	Shares	Share Capital	Shareholder Loans	Shareholder Percentage	Equity Interest
Ma’aden	500	50,000 SAR	0 SAR	50%	50%
IE Mena	500	50,000 SAR	0 SAR	50%	50%
Total	1,000	100,000SAR	0 SAR	100%	100%

3.1.2

Promptly following the Effective Date, IE Mena shall transfer to the Company IE’s Contribution in accordance with Clause 12.1.1 (Contribution by IE Mena and Ma’aden) in respect of which Shares shall be issued on the Contribution Date in accordance with Clause 12.1.3 (Contribution by IE Mena and Ma’aden).

3.1.3

On and from the Effective Date, Ma’aden shall contribute to the Company Ma’aden’s Contribution in accordance with Clause 12.1.2 (Contribution by IE Mena and Ma’aden) in respect of which Shares shall be issued on the Contribution Date in accordance with Clause 12.1.3 (Contribution by IE Mena and Ma’aden).

3.1.4	The Parties agree that the value of Ma’aden’s Contribution is equal to the value of IE’s Contribution.

3.1.5	Following the Contribution Date:

(A)	the Shares on issue to Ma’aden, on the one hand, and IE, on the other hand, and the Share Capital which such Shares represent shall be equal;

(B)	there shall be no outstanding Shareholder Loans; and

(C)	the Share Capital, Shareholder Percentage and Equity Interest of Ma’aden and IE shall be as follows:

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	Share Capital	Shareholder Percentage	Equity Interest
Ma’aden	50,000 SAR plus the SAR equivalent of USD 66,000,000	50%	50%
IE Mena	50,000 SAR plus the SAR equivalent of USD 66,000,000	50%	50%
Total	100,000 SAR plus the SAR equivalent of USD 132,000,000	100%	100%

3.2	Shareholders’ Equity Interest

3.2.1	The Equity Interest of a Shareholder shall be determined as follows:

Where:

EI	=	the Equity Interest of the Shareholder, expressed as a percentage
A	=

the sum of the Capital Contributions and the outstanding principal and interest (if any) of Shareholder Loans funded or advanced or acquired (in accordance with Clause 27 (Transfers of Shares)) by the Shareholder on and from the Effective Date

B	=

the sum of the Capital Contributions and the outstanding principal and interest (if any) of Shareholder Loans (to the extent outstanding and not otherwise converted into Shares, repaid, waived, forgiven or released) funded or advanced by all of the Shareholders on and from the Effective Date

3.3	Changes to Equity Interest

A Shareholders’ Equity Interest may only be changed as follows:

3.3.1

upon a Transfer of all, and not less than all, of its Shares and, to the extent transferred to the transferee, Shareholder Loans in accordance with the provisions of Clause 27 (Transfers of Shares) and Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser) in which case the transferee shall be deemed to have an Equity Interest commensurate to the Equity Interest transferred to the transferee; or

3.3.2

pursuant to Clause 12.4 (Shareholder Loans) to the extent Shareholder Loans are provided by the Shareholder(s) in accordance therewith and to the extent any interest accrues on such Shareholder Loans; or

3.3.3	pursuant to Clause 12.5 (Procedure for Making Cash Contributions) to the extent Cash Contributions are provided in accordance therewith.

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3.4	Maintenance of Shareholder Percentage

Each Party shall do all things and execute all further documents, as necessary to ensure that each Shareholder’s Shareholder Percentage is equal to that Shareholder’s Equity Interest provided that nothing in this Clause 3.4 (Maintenance of Shareholder Percentage) shall oblige a Shareholder to contribute more than a nominal sum in order give effect to the requirements of this Clause 3.4.

4.	CONDUCT OF THE BUSINESS

4.1	Purpose

The Company is formed for the purpose of carrying on the Business within the Kingdom.

4.2	Operations

4.2.1

Pursuant and subject to Clause 17 (Board of Directors), Clause 18 (Technical Committee), Clause 20 (General Manager) and Clause 19 (Operator), the Parties agree that day-to-day operations of the Company shall be the responsibility of the General Manager, with the Board being responsible for overall management and strategy and the Technical Committee and the Operators having the responsibilities set out in this Agreement.

4.2.2

It is the Parties intention as at the Effective Date that, in order to support the operations of the Company, the Company will be staffed by a combination of personnel it hires directly, through secondees from Ma’aden and Ivanhoe Electric (to the extent required) and otherwise supported by the Ma’aden Support and the Ivanhoe Support.

4.3	Business Policies

4.3.1

The Company shall, and the Shareholders shall cause the Company to, adhere to and comply with all Applicable Laws, Good Mining Practice and the highest ethical standards, including such business ethics and compliance policies and environmental, health and safety, and human resources policies as may be recommended by the Technical Committee and/or the General Manager and, to the extent necessary in accordance with this Agreement, approved by the Board from time to time.

4.3.2

Without prejudice to Clause 4.3.1 (Business Policies), the Parties acknowledge and agree that, as soon as practicable following the Effective Date, the Company shall adopt such policies and programs (including, but not limited to, an anti-bribery and anti-corruption policy) as approved by the Board pursuant to Clause 17.6.23 (Board Decisions).

4.4	Permits

Without prejudice to the generality of Clause 4.3 (Business Policies), the Company shall comply with the terms and conditions of all approvals and consents issued to the Company by Competent Authorities, including the applicable Mining Licenses.

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5.	SHAREHOLDER UNDERTAKINGS

5.1	Undertakings by Ma’aden

Ma’aden undertakes that it shall (or shall procure that a Subsidiary Undertaking of Ma’aden shall):

5.1.1

make available to the Company access to approximately 48,500 km2 of land located within the Kingdom, which is regulated under the Exploration Licenses, and which is as depicted in Schedule 6 (Ma’aden Land Area) (the “Ma’aden Land”) for the purpose of conducting exploration activities to identify sub-area(s) of the Ma’aden Land that may be developed into an operating mine as set out further in this Agreement (“Land Access Rights”);

5.1.2	make available to the Company its existing geological data relating to the Ma’aden Land; and

5.1.3

provide the Company with such Ma’aden Support and access to its experience, expertise, know-how, relevant Intellectual Property, operating systems and procedures as the Technical Committee shall reasonably request to support the Business and the Joint Venture. The Company shall reimburse to Ma’aden or the relevant Ma’aden Subsidiary Undertaking all costs and expenses incurred in the provision of such requested services referred to in this Clause 5.1.3 (Undertakings by Ma’aden) on an At Cost Basis.

5.2	Undertakings by Ivanhoe Electric

Ivanhoe Electric undertakes that it shall (or shall procure that an Affiliate of Ivanhoe Electric shall):

5.2.1	make a cash contribution in accordance with the terms of Clause 12.1 (Contribution by IE Mena and Ma’aden);

5.2.2	pending delivery of the Typhoon™ Units, make available to the Company:

(A)	at the Company’s cost and on DDP (Incoterms 2020) basis; and

(B)	at the Company’s exploration camp in Hufairah, the Kingdom (or such other place as Ma’aden and Ivanhoe Electric agree in writing),

one Current TyphoonTM Unit (the “Initial Existing TyphoonTM Unit”) by no later than thirty (30) days following the Effective Date the use and return of which shall be governed in accordance with the terms of the Typhoon™ Equipment Purchase and Technical Support Agreement and Clause 5.3 (Initial Existing Typhoon™ Unit);

5.2.3

provide or shall procure that an Affiliate of Ivanhoe Electric shall provide the Company with: (A) Ivanhoe Electric Technical Support; and (B) such support and access to Ivanhoe Electric's experience, expertise, know-how and procedures as the Technical Committee shall reasonably request to support the Business and the Joint Venture (together with (A), "Ivanhoe Support"). The Company shall reimburse to Ivanhoe Electric or any such other relevant Ivanhoe Electric Affiliate all costs and expenses incurred in the provision of requested Ivanhoe Support on an At Cost Basis. All other support provided by Ivanhoe Electric or any other Affiliate of Ivanhoe Electric shall be provided at no cost to the Company; and

5.2.4

at the Company's cost, provide training and development to the employees of the Company and any individuals seconded to the Company in relation to mineral exploration, geology and the use and operation of the Typhoon™ Units and the Initial Existing TyphoonTM Units. Such training shall be sufficient to allow the individuals to safely use the Typhoon™ Units and collect, interpret, and transmit data generated from using the Typhoon™ Units.

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5.3	Initial Existing Typhoon™ Unit

Following successful completion of the Confirmatory Acceptance Testing in relation of the second Typhoon™ Unit that is delivered pursuant to the TyphoonTM Equipment Purchase and Technical Support Agreement, the Company shall:

5.3.1

at the Company’s cost, make available the Initial Existing Typhoon™ Unit for collection by Ivanhoe Electric at Ma’aden’s exploration camp in Hufairah, the Kingdom (or such other place as Ma’aden and Ivanhoe Electric agree in writing) within thirty (30) days of the date on which such Confirmatory Acceptance Testing is completed or, if a Survey is underway but not completed, within thirty (30) days following completion of such Survey; and

5.3.2

retain risk of the Initial Existing TyphoonTM Unit until the Initial Existing Typhoon™ Unit is delivered to Ivanhoe Electric. If any Loss occur with respect to the Initial Existing TyphoonTM Unit while under the Company’s risk, the Company shall at its own cost repair and make good the Initial Existing TyphoonTM Unit.

5.4	Insufficient Ma’aden Land

If, on and from the date that falls eighteen (18) months after the Effective Date, the Exploration Licenses available for contribution to the Company pursuant to Clause 5.1.1 (Undertakings by Ma’aden) account for less than fifty percent (50%) of the Ma’aden Land envisaged to be made available to the Company pursuant to Clause 5.1.1 (Undertakings by Ma’aden) then the exploration activities of the Company (and the related obligations of Ivanhoe Electric and its Affiliates) may be suspended by Ivanhoe Electric by notice to Ma’aden until such time as Ivanhoe Electric and Ma’aden agree in writing to proceed.

6.	EXCLUSIVITY AND USE OF TYPHOON™ UNITS

6.1

For so long as Ivanhoe Electric or an Affiliate of Ivanhoe Electric remains a Shareholder, Ivanhoe Electric shall not, and shall procure that its Affiliates shall not, enter into any other business or business partnership involving mining activities or mineral exploration in the Kingdom without Ma'aden's prior written consent.

6.2

The Parties acknowledge that the sole permitted use for the Typhoon™ shall be on the Ma’aden Land, any Additional Land Areas and any Areas of Interest. To the extent that a Shareholder proposes to use the Typhoon™ Units and/or TyphoonTM technology on any other land in which a Shareholder or their Affiliates has an interest, Ma’aden and Ivanhoe Electric shall discuss such proposal in good faith.

6.3

The Parties acknowledge and agree that any survey to be conducted for minerals through the use of the Typhoon™ Units in the Kingdom on any land (whether or not licensed to Ma’aden) shall be carried out by the Company on an exclusive basis only for the benefit of the Company and not for the benefit of any Shareholder or Party unless otherwise in writing by the Parties.

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7.	EXPLORATION PHASE

7.1	Exploration Term

7.1.1

Subject to compliance with Applicable Law, regulations and the terms of the Exploration License, the Exploration Phase will have an initial term of five (5) years from the Effective Date (the “Initial Exploration Term”).

7.1.2

The initial term of the Exploration Phase may be extended for up to five (5) years (the “Additional Exploration Term”) upon a Shareholder giving notice to the other Shareholder of the Additional Exploration Term at least three (3) months prior to the expiry of the Initial Exploration Term and the other Shareholder confirming in writing their agreement to extend the Exploration Phase.

7.1.3

Unless otherwise agreed by the Shareholders in writing, if at the end of the Exploration Term there has been no Designated Project Designation (“Exploration Term Expiry”), this Agreement shall terminate in accordance with Clause 29 (Term, Validity and Termination).

7.1.4

The Exploration Phase shall be deemed to continue for so long as there is Exploration Works being carried out in accordance with the terms of this Agreement and shall otherwise expire on the earlier to occur of (i) the written agreement of the Shareholders, or (ii) following a period of three (3) years during which no Exploration Works have been undertaken by the Parties.

7.2	Identification of Land Area

7.2.1

Promptly following, but (unless agreed otherwise by the Technical Committee) in any event within sixty (60) calendar days of, the Effective Date, Ma’aden, in consultation with IE Mena, shall identify and recommend to the Technical Committee specific land areas from within the Ma’aden Land (the “Recommended Land Area”) to be explored during the Exploration Phase using techniques which include the use of the Typhoon™ Units and including techniques to be applied prior to conducting a Survey.

7.2.2

The Technical Committee shall meet to review and consider the Recommended Land Area within ten (10) Business Days of the recommendation having been made pursuant to Clause 7.2.1 (Identification of Land Area) (unless agreed otherwise by the Technical Committee) with a view to making the decision referred to in Clause 7.2.3 (Identification of Land Area).

7.2.3

Within a further one (1) month of the date on which the Technical Committee convenes in accordance with Clause 7.2.2 (Identification of Land Area) (subject to any delays arising pursuant to outstanding requests by the Technical Committee for Ma’aden to supply further information with respect to the Recommended Land Area) the Technical Committee shall decide by vote:

(A)	to accept some or all of the Recommended Land Area for initial Exploration Work by the Company as part of the Generative Exploration Stage;

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(B)	not to accept some or all of the Recommended Land Area for initial Exploration Work by the Company as part of the Generative Exploration Stage; and /or

(C)

to determine that the Company applies to MIMR for further Reconnaissance Licenses and/or Exploration Licenses in respect of additional land areas complementary to and in the vicinity of the existing Ma’aden Land (the “Additional Land Areas”).

7.3	Exploration Stages

7.3.1

Within ten (10) Business Days of the Technical Committee voting to accept a Recommended Land Area for initial Exploration Work, and to the extent that the Company wishes to conduct Exploration Works under the Exploration Licenses, any necessary amendments to the work programme set out in such Exploration Licenses will be submitted for approval to MIMR pursuant to the Implementing Regulations.

7.3.2	With effect from:

(A)	MIMR approving any amendments to the Exploration Licenses submitted in accordance with Clause 7.3.1 (Exploration Stages), to the extent any such amendments are necessary;

(B)	the Company obtaining a Reconnaissance License or Exploration License issued by MIMR relating to the Additional Land Area (as applicable), to the extent there are any such Additional Land Areas; or

(C)	the Technical Committee voting to accept a Recommended Land Area for initial Exploration Work,

the Company will undertake initial Exploration Work in accordance with a reconnaissance exploration program (the “Exploration Program”) on the Recommended Land Area and any Additional Land Areas with the Typhoon™ Unit or such other exploration tools or techniques as the Technical Committee may approve (the “Generative Exploration Stage”). The Exploration Program will be subject to periodic review by the Technical Committee.

7.3.3

During the Exploration Phase, the Company shall undertake the initial Exploration Works in accordance with the Exploration Program until the Company identifies proposed target land areas on a Recommended Land Area or any Additional Land Areas for further, more invasive, Exploration Works (as applicable).

7.3.4

The Technical Committee shall periodically (and at least on a quarterly basis) review the data relating to the proposed target land areas and decide, by vote, to accept some or all of the identified target land areas for further Exploration Works (the “Exploration Drilling Stage”).

7.3.5	All other exploration works not captured in this Clause 7 (Exploration Phase) shall be determined and approved by the Technical Committee.

8.	DESIGNATED PROJECT

8.1	Creation of Designated Project

Any Recommended Land Area or any Additional Land Areas on which an NI 43-101 and Reg S-K compliant resource of economically viable scale where a majority of the resource is indicated or measured is identified shall be deemed to be a “Designated Project”.

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8.2	Following Designated Project Designation

Upon Designated Project Designation:

8.2.1

Ma’aden shall promptly, and in any event within ninety (90) Business Days, use its best efforts to procure the consent of MIMR to transfer the relevant Exploration License(s) in respect of the Ma’aden Land that is the subject of the Designated Project Designation to the Company and the Company shall reimburse Ma’aden on an At Cost Basis for all costs and expenses incurred by Ma’aden in connection with procuring the consent of MIMR to transfer relevant Exploration License(s) in accordance with this Clause 8.2.1 (Following Designated Project Designation);

8.2.2	the Technical Committee shall submit to the Board a works program and a Designated Project Budget with respect to the Designated Project in accordance with Clause 17.6 (Board Decisions);

8.2.3

a Pre-Feasibility Study shall be commissioned and completed, as soon as reasonably practicable, and in any case prior to the expiry of the relevant Exploration License, in respect of the Designated Project;

8.2.4

following the completion of a favourable Pre-Feasibility Study, the Parties shall use their respective best endeavours (subject to Applicable Law) to secure for the Company an Exploitation License with a term of not less than twenty-five (25) years;

8.2.5

the Shareholders shall, with necessary input from the Company and the Technical Committee, agree and implement, and/or cause the Company to implement (to the extent necessary), a holding structure for the development of the Designated Project with a view to maximizing organisational and operational efficiencies and to minimising tax and other related legal concerns (“Designated Project Holding Structure”);

8.2.6	unless otherwise agreed by the Shareholders in writing, the Designated Project Holding Structure shall be owned between the Shareholders in proportion to their Equity Interest;

8.2.7

the Designated Project Holding Structure shall have a governance structure which is substantially the same as or similar to the governance structure established by this Agreement with such changes as are necessary to reflect the relevant financing and other arrangements specific to that Designated Project;

8.2.8

to the extent necessary, the Parties will co-operate in seeking the approval of MIMR and any other appropriate Competent Authority to the transfer of any Exploration License, Reconnaissance License or Exploitation License into the Designated Project Holding Structure as may be required for the furtherance of the Designated Project;

8.2.9	take such other actions as the Shareholders (with input from the Technical Committee and the Board) deem appropriate for the development of the Designated Project; and

8.2.10

Clause 8.2 (Following Designated Project Designation) shall not apply in respect of any Designated Project in relation to which a Shareholder elects to proceed on a sole risk basis, in accordance with the terms of Clause 8.3.1 (Sole Risk), in which case the provisions of Clause 8.3 (Sole Risk) shall apply instead.

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8.3	Sole Risk

8.3.1

To the extent a Shareholder (a “non-participating Shareholder”) does not wish to participate in a Designated Project, such non-participating Shareholder may, within two (2) months of a Designated Project being deemed a Designated Project in accordance with Clause 8.1 (Creation of Designated Project), notify the other Shareholder that it does not wish to participate in the relevant Designated Project following which the other Shareholder (“proceeding Shareholder”) may elect to proceed with the Designated Project at its sole risk and cost on the following basis:

(A)

Ma’aden shall promptly, and in any event within ninety (90) Business Days of a Shareholder electing to proceed on a sole risk basis, use its best efforts to procure the consent of MIMR to transfer the relevant Exploration License(s) in respect of the Ma’aden Land that is the subject of the relevant Designated Project to the special purpose vehicle or other holding structure through which the proceeding Shareholder intends to proceed with the development of the relevant Designated Project and, to the extent Ivanhoe Electric is the proceeding Shareholder, Ivanhoe Electric shall reimburse Ma’aden on an At Cost Basis for all costs and expenses incurred by Ma’aden in connection with procuring the consent of MIMR to transfer relevant Exploration License(s) in accordance with this Clause 8.3.1(A) (Sole Risk);

(B)

subject to the balance of this Clause 8.3 (Sole Risk), the Shareholders shall agree and implement, and cause the Company to implement, such structure as is necessary to pass the economic benefit of the relevant Designated Project to the proceeding Shareholder (provided that the Company shall not bear any Loss or carry any debt with respect to the Designated Project);

(C)

other than the assets which relate solely to the relevant Designated Project, the assets of the Company shall in no way be subject to an Encumbrance with respect to the relevant Designated Project; and

(D)

the exchange of the interest of the non-participating Shareholder in the relevant Designated Project for value (whether in the form of cash, securities, a royalty or some other form of value) shall be determined following discussions in good faith between the non-participating Shareholder and the participating Shareholder.

8.3.2

The non-participating Shareholder shall continue to retain its interest in the relevant Designated Project until such time as the relevant transaction exchanging the non-participating Shareholder’s interest in the Designated Project for value has completed (“Sole Risk Completion”). Following Sole Risk Completion occurring, the non-participating Shareholder shall not have any direct or indirect rights or any economic benefit in relation to the mineral interests, mineral deposits and the operation, management and development of mines and the production of minerals in relation to the applicable Designated Project to which the Sole Risk Completion relates other than with respect to any interest derived from or arising in connection with the terms and conditions of the transaction agreed between the Parties in accordance with Clause 8.3.1(D).

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8.3.3

The development of a Designated Project at the sole risk of a proceeding Shareholder in accordance with this Clause 8.3 (Sole Risk) shall not in any way reduce the Shareholder Percentage of the non-participating Shareholder.

9.	AREA OF INTEREST

9.1	Creation of Area of Interest

9.1.1

If, during the Exploration Phase or following a Designated Project Designation, a TyphoonTM Anomaly is identified or any other mineral discovery is made on land in the Exploration Area, then subject to Clause 9.1.2 (Creation of Area of Interest), a five (5) kilometre area of interest (“Area of Interest”) will be created around the then-known boundaries of the TyphoonTM Anomaly or other mineral discovery.

9.1.2

An Area of Interest shall not extend into any Undesignated Land or Excluded Ma’aden Land (such Excluded Ma’aden Land existing as at the date the Area of Interest is created pursuant to Clause 9.1.1 (Creation of Area of Interest)) unless Ma’aden provides its prior written consent thereto.

9.2	Acquisition of further Mineral Rights

If the Area of Interest is not fully comprised of the Exploration Area then the Technical Committee may (as appropriate):

9.2.1

recommend that the Company applies to MIMR for further Reconnaissance Licenses, Exploration Licenses and/or Exploitation Licenses (as required) in respect of the Area of Interest other than in respect of Undesignated Land or Excluded Ma'aden Land;

9.2.2

to the extent Reconnaissance Licenses, Exploration Licenses and/or Exploitation Licenses (as required) in respect of the Area of Interest are held by a third party, direct the acquisition of mineral rights in the Area of Interest by the Company from such third party; or

9.2.3

to the extent Reconnaissance Licenses, Exploration Licenses and/or Exploitation Licenses (as required) in respect of the Area of Interest are held by Ma'aden, direct the acquisition of mineral rights in the Area of Interest by the Company from Ma'aden subject to Clause 9.1.2 (Creation of Area of Interest),

(collectively, “Additional Licenses”).

9.3	Exploration of Area of Interest

Upon the receipt by the Company of the Additional Licenses and/or inclusion of the Area of Interest within the Ma’aden Land, the Company shall extend the activities being undertaken in the Exploration Area to the Area of Interest.

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9.4	Restriction on acquisition of further Mineral Rights within Area of Interest

On and from the Effective Date, no Party (other than the Company) may acquire any interests or licenses or direct or indirect right in relation to any land within the Area of Interest, including, but not limited to, an Exploration License or Exploitation License, except:

9.4.1	as approved by the Board; or

9.4.2	any interest or licenses or direct or indirect right in land (not being a mineral interest or license) which:

(A)	is necessary for the development or operation of another project of the Party which project does not fall within in the Area of Interest; and

(B)	does not materially interfere with any future development of mineral rights or interests within the Area of Interest.

10.	UNDESIGNATED LAND

The Technical Committee, and only the Technical Committee, may at any time vote to conclusively reject or relinquish any part of the Ma’aden Land and expressly deem by written resolution that such land is “Undesignated Land” which land shall fall outside of the definition of Ma’aden Land and shall no longer remain subject to the terms of this Agreement. Ma’aden shall thereafter be free to deal with the Undesignated Land as it sees fit and shall bear all future costs incurred in relation to such Undesignated Land. The Technical Committee shall have sole ability to designate any Ma’aden Land as Undesignated Land.

11.	EXPLORATION LICENSES

11.1	Exploration License undertakings by Ma’aden

Ma’aden undertakes that it shall (or shall procure that a Subsidiary Undertaking of Ma’aden shall) use its reasonable endeavours to obtain the approval of MIMR with respect to the Exploration License Applications promptly following the Effective Date and, to the extent an Exploration License Application is rejected:

11.1.1	provide the Company with access to substitute land over which Ma’aden has validly subsisting Exploration Licenses; or

11.1.2

with input from the Technical Committee, apply for and obtain additional Exploration Licenses as soon as reasonably practicable following the rejection of Exploration License Application pending on the Effective Date;

to ensure that the Company has access to land, located within the Kingdom, of equivalently the same size and quality of the rejected land to explore for all of the metals set forth in Schedule 7 (Metals) and to which Ivanhoe Electric has agreed in writing shall constitute substitute land (“Substitute Ma’aden Land”).

11.2	Maintenance of Exploration Licenses

11.2.1

Ma’aden shall be responsible for maintaining all Exploration Licenses in good standing for the period commencing on and from the Effective Date and, with respect to each Exploration License individually, expiring on the date on which:

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(A)	any Ma’aden Land which is the subject of the Exploration License becomes Undesignated Land in accordance with Clause 10 (Undesignated land);

(B)	the relevant Exploration Licenses are transferred to the Company in accordance with Clause 8.2.1 (Following Designated Project Designation); or

(C)

such time as the Ma’aden Land in which the subject of the Exploration License becomes a Designated Project and in respect of which an Exploitation License is granted pursuant to Clause 8.2.4 (Following Designated Project Designation).

11.2.2

Ma’aden’s obligation to maintain the Exploration Licenses in good standing in accordance with Clause 11.1 (Exploration License undertakings by Ma’aden) shall include Ma’aden undertaking (or procuring to be undertaken) the following actions:

(A)	submitting work programs and amendments to the same which have, in each case, been prepared by the Company and approved by the Technical Committee;

(B)	making payment of all rents, licenses, local government rates and fees; and

(C)	lodging all reports prepared by the Company for submission to MIMR.

11.2.3

The Company shall, at its cost, do all things reasonably necessary to assist Ma’aden in achieving the objectives of Clauses 11.2.1 (Maintenance of Exploration Licenses) and 11.2.2 (Maintenance of Exploration Licenses) including through the preparation of all reports to be submitted to MIMR in connection with the Exploration Licenses, provision of the Exploration Program and other information reasonably required by Ma’aden.

11.2.4

The Company shall reimburse Ma’aden on an At Cost Basis for all costs and expenses incurred in connection with the maintenance of the Exploration Licenses in accordance with this Clauses 11.2.1 (Maintenance of Exploration Licenses) and 11.2.2 (Maintenance of Exploration Licenses).

11.2.5

IE Mena, in its capacity as Operator, acknowledges and agrees that the implementation of the Exploration Program is necessary for Ma’aden to achieve the objectives of Clauses 11.2.1 (Maintenance of Exploration Licenses) and 11.2.2 (Maintenance of Exploration Licenses).

11.3	Transfer or disposal of Exploration License

Subject to Clauses 8.2.1 (Following Designated Project Designation), and other than in respect of the Undesignated Land, Ma’aden shall not surrender, dispose or transfer (other than to the Company or in accordance with Applicable Law) any Exploration Licenses relating to the Ma’aden Land during the Exploration Phase except with the approval of the Technical Committee.

11.4	Maintenance of Additional Licenses

Each of Ma’aden and Ivanhoe Electric shall do all things reasonably necessary to assist the Company in obtaining and maintaining all Additional Licenses in good standing.

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12.	COMPANY FINANCING

12.1	Contribution by IE Mena and Ma’aden

12.1.1

Promptly following the Effective Date, and in any event no later than five (5) Business Days following the Effective Date, IE Mena shall contribute to the Company a cash amount equal to sixty six million United States Dollars (USD 66,000,000) (“IE’s Contribution”) for purchase of the TyphoonTM Units pursuant to the terms of the TyphoonTM Equipment Purchase and Technical Support Agreement and to meet the working capital and general corporate use of the Company (including to pay for the costs of services provided to the Company by CGI, the Operator and other service providers) and to otherwise advance the Exploration Works.

12.1.2

Ma’aden shall, on and from the Effective Date, contribute the Land Access Rights in accordance with Clause 5.1.1 (Undertakings by Ma’aden), which holds a value equal to the value of IE’s Contribution (“Ma’aden’s Contribution”).

12.1.3

Promptly, and in any event within two (2) months of the Effective Date, each Party shall, at its own cost and expense, do all things and execute all further documents, as necessary to give full effect to the issuance of Shares to reflect IE’s Contribution and Ma’aden’s Contribution, including by exercising their rights under this Agreement and as a Shareholder to:

(A)	adopt the Agreed Form Articles of Association; and

(B)	approve the simultaneous issuance of Shares in respect of IE’s Contribution and Ma’aden’s Contribution,

such that the Share Capital of the Company is, on and following the Contribution Date, held by the Shareholders in accordance Clause 3.1.5 (Share Capital and Shareholder Contributions).

12.2	Capital Increase and Decrease

The Share Capital of the Company may only be increased or decreased in accordance with the terms and conditions of this Agreement, the Articles of Association and Applicable Law.

12.3	Further Funding

12.3.1

Except to the extent otherwise determined by the Board in accordance with Clause 17.6.3 (Board Decisions), any funding (“Additional Funding”) shall not be obtained by the Company until IE’s Contribution has been fully expended.

12.3.2	The Shareholders shall not be obliged to provide any Additional Funding to the Company or participate in any guarantee or similar undertaking in relation to the Company.

12.3.3

The Board may seek, in accordance with Clause 17.6.3 (Board Decisions), to satisfy any Additional Funding (i) first, by way of a Shareholder Loan and (ii) thereafter, if required, by way of a new issue of Shares to existing Shareholders (“Cash Contribution”) or third party debt financing in accordance with Clause 12.6 (Financing).

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12.4	Shareholder Loans

12.4.1	If the Board determines in accordance with Clause 17.6.3 (Board Decisions) that Additional Funding requirements should be met by way of a Shareholder Loan, then the following procedure shall apply:

(A)

the Company shall simultaneously offer by way of notice to Shareholders the opportunity to provide Shareholder Loans in an amount in aggregate sufficient to satisfy the Additional Funding (“Shareholder Loan Offer”). The Shareholders shall be entitled, but shall not be obliged, to provide any Shareholder Loan to the Company;

(B)

each Shareholder shall have the right, directly or through an Affiliate, to provide Shareholder Loan(s) up to an amount equal to that Shareholder’s Equity Interest of the aggregate amount of the Additional Funding requirements that subject of the Shareholder Loan Offer;

(C)

within twenty (20) days of receipt of a Shareholder Loan Offer, each Shareholder shall notify the Company in writing whether it is willing to take up the Shareholder Loan Offer and, if so, the maximum amount of funding that it is willing to provide; and

(D)

if a Shareholder elects not to provide the full amount of funding offered pursuant to the Shareholder Loan Offer then the Company shall offer to the other Shareholder (on the terms of the original Shareholder Loan Offer) the opportunity to provide funding required to meet the shortfall. The same procedure and provisions set out in this Clause 12.4.1 (Shareholder Loans) provided that no such further offers shall be made after the expiry of two (2) months from the date of the original Shareholder Loan Offer.

12.4.2

The Shareholder Loans shall be on terms (including as to interest rate) determined by the Board in accordance with Clause 17.6.3 (Board Decisions) provided that accrued but unpaid interest (if any) on Shareholder Loans shall not be capitalised into principal under any circumstances.

12.4.3	The Shareholder Loan shall be unsecured and subordinated in right of payment to all indebtedness of the Company to third parties for borrowed money.

12.4.4	Each Shareholder Loan shall rank pari passu with all other subordinated indebtedness of the Company outstanding from time to time to the Shareholders.

12.4.5

Neither the rights nor the obligations under a Shareholder Loan may be assigned or novated to any third party without the prior written consent of all of the Shareholders and the Company except in connection with a Transfer of Shares pursuant to Clause 27 (Transfers of Shares) or as otherwise expressly provided for herein.

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12.4.6	No demand for any amount outstanding under any Shareholder Loan may be made by a Shareholder (i) during the Exploration Phase and (ii) thereafter, unless the Shareholders unanimously agree.

12.5	Procedure for Making Cash Contributions

12.5.1

If in accordance with Clauses 12.3 (Further Funding) and 17.6.3 (Board Decisions), the Board has elected to obtain Additional Funding by means of a Cash Contribution, each Shareholder shall be entitled, but shall not be obliged, to subscribe for its Equity Interest of the relevant Cash Contribution.

12.5.2

Any offer of to the Shareholders to subscribe for their Equity Interest of the relevant Cash Contribution shall be made simultaneously to the Shareholders by the Company in accordance with Clause 12.5.1 (Procedure for Making Cash Contributions) (“Share Offer”). A Share Offer shall be made by notice specifying the amount of Cash Contribution required and terms of the Shares on offer and shall be on identical terms as between the Shareholders ("Funding Notice") provided always that the number of Shares issued pursuant to such Cash Contribution shall be determined in accordance with Clause 12.5.7 (Procedure for Making Cash Contributions).

12.5.3

Within twenty (20) days of receipt of a Funding Notice, each Shareholder shall notify the Company in writing whether it is willing to take up the Share Offer and, if so, the maximum amount of Additional Funding that it is willing to provide pursuant to such Share Offer.

12.5.4

If a Shareholder elects not to provide it full portion of the Additional Funding (“Residual Shares”) shall be offered to the other Shareholder provided that such other Shareholder has accepted its full entitlement under the relevant Funding Notice, provided that no such Residual Shares shall be allotted after the expiry of two (2) months from the date of the original Funding Notice and provided further that no offer of Residual Shares shall be made in circumstances where neither Shareholder has accepted its entitlement to take up any Shares pursuant to the Share Offer.

12.5.5

The same procedure and provisions set out in Clauses 12.5.1 (Procedure for Making Cash Contributions) to 12.5.3 (Procedure for Making Cash Contributions) (inclusive) shall apply equally in relation to offers of Residual Shares.

12.5.6

Each Shareholder agrees to waive any pre-emption rights that it may have, to exercise its rights as Shareholder in such manner and to provide such necessary approvals and waivers as may be required to allow the issue of Shares in accordance with this Clause 12 (Company Financing).

12.5.7

At completion of the relevant Cash Contribution, the Company shall and each Shareholder shall procure that the Company shall, issue to each Shareholder such number of Shares as is necessary to ensure that the number of Shares held by a Shareholder expressed as percentage of the total issued Shares is equal to its Equity Interest (assuming completion of the relevant Cash Contribution carried out in accordance with this Clause 12.5 (Procedure for Making Cash Contributions)).

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12.6	Financing

12.6.1

The Board shall determine in accordance with Clause 17.6.3 (Board Decisions) the means in which to obtain any Additional Funding that has not been satisfied pursuant to with Clause 12.4 (Shareholder Loans) or Clause 12.5 (Procedure for Making Cash Contributions).

12.6.2

The portion of the Additional Funding that takes the form of debt financing, if any, may consist of a Shareholder Loan, loans from local (in-Kingdom) and international financing sources, and such other sources as may be recommended by the Board based upon which source offers the best rates and terms.

12.6.3	The Shareholders agree that the Company shall maximize the use of third-party financing sources and (to the extent commercially achievable) non-recourse or limited-recourse financing.

12.6.4

All bank financing, whether obtained in the Kingdom or abroad, shall be arranged in accordance with normal and sound business principles and the terms and conditions of any such facilities (including any associated Shareholder guarantee) shall require the approval of the Board.

12.7	Encumbrances

No Shareholder shall create any Encumbrance over its Shares in the Company or its interest under this Agreement or as a result of operation of Applicable Law.

13.	DISTRIBUTION OF PROFITS; TAXES

13.1	Distribution of Profits

13.1.1	It is acknowledged and agreed by the Parties that no distributions will be made by the Company (if any) during the Exploration Phase (other than pursuant to Clause 29.7 (Consequences of Termination)).

13.1.2

Following completion of the Exploration Phase, binding obligations under any financing documents and Applicable Law, the annual net profits of the Company and any retained profits from previous Financial Years shall be applied in the following manner, unless otherwise agreed by a resolution of the Shareholders:

(A)	first, to offset losses incurred during any Financial Year;

(B)	thirdly, as may be required to meet the requirements of any financial or other covenants under any third party financing arrangement entered into by the Company;

(C)	fourthly, as may be required by the Company to meet its reasonable working capital needs, including to fund any approved Budget;

(D)	fifthly, toward any exploration, capital expenditure and/or expansion activities as so approved in the then-current Budget;

(E)

sixthly, to satisfy any repayment obligations and other liabilities with respect to Shareholder Loans to the extent such obligations and/or liabilities are due and payable under the terms of the applicable Shareholder Loan; and

(F)

seventhly, the balance of the net profits shall be distributed to the Shareholders in proportion to their respective Shareholder Percentages as of the end of the Financial Year, net of any Tax which is imposed by Applicable Law and has been paid by the Company on behalf of the Shareholder.

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13.2	Taxes and Withholding

In accordance with Applicable Law, and notwithstanding any other provision of this Agreement, each Shareholder shall be responsible for and shall bear the cost of any Tax which may be imposed on such Shareholder, including any such Taxes imposed on such Shareholder with respect to its respective share of profits in the Company and any Taxes imposed on payments made to such Shareholder by the Company in connection with a Distribution to that Shareholder. Each Shareholder shall bear the cost of any withholding Taxes imposed on any payments made to it by the Company in connection with a Distribution to that Shareholder. The Company shall withhold and pay all withholding or other Taxes required under Applicable Law (as such withholding or other Taxes may be adjusted pursuant to the provisions of any applicable treaty, to the extent that the provisions of such treaty are permitted to be applied under Applicable Law). In addition, the Company shall have the right to withhold from any payment to any Shareholder any Taxes required to be withheld under any other Applicable Law. All such amounts withheld from payments made to any Shareholder shall be deemed to have been distributed to such Shareholder and shall be accounted for in accordance with Saudi Arabian Accounting Standards. The Company shall provide each Shareholder with copies of all applicable Tax receipts evidencing such payments or other evidence reasonably satisfactory to the Shareholders.

14.	BUDGETS

14.1	Budgets

Except as otherwise provided in Clause 14.5 (Emergency or Unexpected Expenditures), the Business shall be conducted, expenses shall be incurred, and assets shall be acquired only pursuant to Budgets approved in accordance with this Agreement.

14.2	Preparation of Budgets

The Technical Committee with input from the General Manager shall, at least ninety (90) days prior to the end of each Financial Year, prepare and submit to the Board a detailed annual Budget for the Group in relation to the forthcoming Financial Year.

14.3	Approval and Funding of Budgets
A Budget shall be adopted with effect from the approval of a Budget by the Board in accordance with Clause 17.6.1 (Board Decisions) (or Clause 17.6.13 (Board Decisions)).

14.4	Budget Overruns

Overruns of fifteen percent (15%) or more of the amount provided for in any approved Budget shall require Board approval in accordance with Clause 17.6.13 (Board Decisions). Without prejudice to the foregoing, the Operator shall immediately notify the Technical Committee of any anticipated material departure from, or proposed changes to, the then applicable approved Budget and overruns of five percent (5%) or more of the amount provided for in an approved Budget shall be added to the agenda for discussion at the next meeting of the Board.

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14.5	Emergency or Unexpected Expenditures

In case of emergencies, major unexpected events or failures, IE Mena, in its capacity as Operator, or Ma’aden, in its capacity as Operator, may take any reasonable action it deems necessary to protect life, property or the assets of the Company or to comply with Applicable Laws. The Operator shall promptly notify the Board of the emergency or unexpected expenditure and such expenditure shall not require approval by the Board or the Shareholders.

15.	ACCOUNTING; COMPANY POLICIES; INSURANCE

15.1	Accounting Systems, Books and Policies

The Shareholders shall cause the Company to keep proper books of record and accounts and shall cause the Company to comply with the financial reporting and other requirements set out in Schedule 5 (Financial Reporting and Policies).

15.2	Appointing Auditors

The Shareholders shall appoint an auditor for the Company in accordance with Applicable Law, which shall be a major internationally recognised accounting firm with an affiliate office in the Kingdom. The Company shall procure that the auditor shall provide the Board with annual audited financial statements in conformity with Schedule 5 (Financial Reporting and Policies).

15.3	Insurance
The Company shall procure and maintain all such insurance as may be required by Applicable Law or as may otherwise be reasonably necessary to protect the assets and operations of the Company.

16.	SHAREHOLDERS

16.1	Meetings

The Shareholders shall act through meetings duly held and resolutions duly adopted in accordance with the terms and conditions of this Agreement, the Articles of Association and Applicable Law. Shareholders’ meetings may be conducted by teleconference or videoconference. Unless otherwise agreed by the Shareholders, resolutions of the Shareholders may be adopted by written resolution.

16.2	Quorum

No meeting of the Shareholders shall transact any business unless a quorum is present at the start of and throughout the meeting. A quorum for the meeting shall consist of the attendance in person or by proxy of Shareholders representing Equity Interests of not less than seventy-five percent (75%).

16.3	Voting

Shareholders’ resolutions shall require the approval the Shareholders representing Equity Interests equal to or greater than a simple majority of the Aggregate Equity Interest (other than in the case of the appointment and removal of the members of the Board, which shall be governed solely by Clause 17.1.1 (Composition and Authority)).

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16.4	Minutes

The Chairperson shall cause the Company to maintain a special register in which the minutes of meetings of the Shareholders and all resolutions adopted shall be entered. The Chairperson shall be responsible for taking, or designating a secretary of the meeting to take, the minutes of each meeting of the Shareholders. Minutes of each meeting of, and resolutions adopted by, the Shareholders shall be signed by the Shareholders who attended the meeting.

17.	BOARD OF DIRECTORS

17.1	Composition and Authority

17.1.1	The Company shall be managed by a Board of Directors in accordance with the provisions of this Agreement and the Articles of Association.

17.1.2	The Board shall consist of six (6) Directors who shall be appointed and removed as follows:

(A)

whilst Ma’aden and Ivanhoe Electric retain an Equity Interest of fifty percent (50%), three (3) directors shall be appointed by Ivanhoe Electric (the “Ivanhoe Electric Directors”) and three (3) directors shall be appointed by Ma’aden (the “Ma’aden Directors”); and

(B)

upon the Equity Interest of Ma’aden or Ivanhoe Electric falling below fifty percent (50%), such Party shall be entitled to appoint and remove one (1) Director for every twenty percent (20%) of the Aggregate Equity Interest that it represents.

17.2	Appointments
Each of Ivanhoe Electric and Ma’aden may change its appointees to the Board of Directors from time to time without the consent of the other Shareholder.

17.3	Chairperson

17.3.1

Ma’aden shall appoint a Chairperson from among the Ma’aden Directors. The Chairperson shall hold office until such time as Ma’aden nominates and the Board appoints a new person (from among the Ma’aden Directors) as the Chairperson.

17.3.2	The Chairperson shall not have a casting vote in respect of any matters voted on by the Board. The Chairperson shall also serve as Chairperson of Shareholders’ meetings.

17.3.3

The Chairperson shall have the authorities set out in this Agreement and the Articles of Association and such other authorities as the Board may delegate to the Chairperson expressly in writing from time to time. The Chairperson shall exercise such authority in a manner consistent with the decisions of the Board. For the avoidance of doubt, the Chairperson’s role shall be non-executive and the Shareholders do not intend that the Chairperson manages day-to-day operations of the Company, which shall be the responsibility of the General Manager and/or Operator(s), as applicable.

17.4	Meetings and Quorum

Meetings of the Board shall be held in accordance with the provisions of Schedule 4 (Meetings of the Board). No meeting of the Board shall transact any business unless a quorum is present at the start of and throughout the meeting. A quorum shall consist of the attendance in person or by proxy of at least two (2) Directors with at least one (1) Ma’aden Director and one (1) Ivanhoe Electric Director.

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17.5	Voting

Subject always to Clause 17.6 (Board Decisions), the Board shall adopt resolutions on the simple majority vote of a quorate Board, with each Director (including the Chairperson) being entitled to only one (1) vote.

17.6	Board Decisions

Decisions on the following matters shall be reserved to the Board of Directors in their exclusive authority and approval thereof shall not be capable of delegation by the Board. Resolutions of the Board of Directors on the following matters shall only be valid if passed by Directors representing a Shareholder or Shareholders holding Equity Interests of at least seventy-five percent (75%) of the Aggregate Equity Interest:

17.6.1	any change in the Share Capital of the Company including the approval of the issuance of any Shares to a party other than Ma’aden or Ivanhoe Electric;

17.6.2	the approval of Budgets;

17.6.3	the approval and form of any Additional Funding, including with respect to Shareholder Loans, the terms thereof;

17.6.4	the approval or commitment to any unbudgeted capital expenditures above USD 2,000,000 (USD two million);

17.6.5	the approval of disposals of any Joint Venture Property outside of the ordinary course of business or with a value of USD 2,000,000 (USD two million) or more;

17.6.6	approval of the entry into, amendment, modification, or termination of any material contract (including any offtake agreement) with a value of USD 2,000,000 (USD two million) or more;

17.6.7	approval of any material amendment or variation to the Exploration Program;

17.6.8	the acquisition of any Additional Land Areas;

17.6.9

approval of the assumption by the Company of any obligation for the payment or repayment of money, whether present or future, actual or contingent, above a limit of USD 2,000,000 (USD two million) or otherwise than in the ordinary course of business, except as provided for in an approved Budget;

17.6.10	to the extent not included in the then applicable Budget, the approval of any personnel hires proposed by the General Manager or Technical Committee;

17.6.11	to the extent not included in the then applicable Budget, the approval of secondments from the Shareholders or any of their Affiliates and, where applicable, training programs for secondees;

17.6.12

approving any works program and/or Designated Project Budget with respect to a Designated Project submitted by the Technical Committee in accordance with Clause 8.2.2 (Following Designated Project Designation);

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17.6.13	the approval of any variances with an increase of fifteen percent (15%) or more over an approved Budget;

17.6.14	any material change to the purpose or Business of the Company and any decision to expand activities outside of the purpose for which the Company was formed;

17.6.15	the grant of any power of attorney or other delegation of authority of the powers of the Board and revocation of the same;

17.6.16

the entering into by the Company of any agreement with a Shareholder or an Affiliate of a Shareholder or the amendment or termination by the Company of any such agreement, other than those expressly provided by this Agreement or any the Related Agreements;

17.6.17

the commencement of the prosecution or defence of, or settlement of, any judicial, arbitral, regulatory or Tax proceedings (other than trade debt in the ordinary course of business) where the amount in controversy exceeds USD 2,000,000 (USD two million);

17.6.18	any Encumbrance whatsoever over any part of the business, undertaking, property or material assets of the Company, other than in the ordinary course of business or imposed by Applicable Law;

17.6.19	the initiation of formal procedures for the resolution of any dispute on behalf of the Company where the amount in dispute exceeds USD 1,000,000;

17.6.20	the issuance of any press releases or public announcements by the Company;

17.6.21	issuance by the Company of any guarantee, indemnity or security for the liabilities or obligations of a third party;

17.6.22	subject to Clause 20.3 (Removal), the appointment, termination or removal of the General Manager;

17.6.23

adoption by the Company of any policies and programs (including, but not limited to, the anti-bribery and anti-corruption policy) or approving changes to policies and procedures for operations and related activities, including (except as required by Applicable Law) changes to accounting, other internal control or Tax procedures of the Company;

17.6.24	conversion by the Company of any Shareholder Loans (whether with respect to the conversion of the principal and/or the interest (if any) of such Shareholder Loans); and

17.6.25	constituting committees of the Board including and determining the authority of such committees.

17.7	Liability

Subject to Applicable Law and provided that a Director has acted in good faith, each Director and each member of the Technical Committee shall, in the performance of their duties, be defended, held harmless and indemnified by the Company. Each Shareholder shall be responsible for taking out any directors and officers liability insurance on behalf of the Directors and members of the Technical Committee appointed by it and each Shareholder shall bear the costs of any associated insurance premiums. The Parties agree that nothing in this Agreement will limit or exclude any liability any Director or member of the Technical Committee may have for fraud, fraudulent misrepresentation or other wilful misconduct.

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17.8	Compliance with Agreement

In all cases, each Shareholder shall cause the Directors and members of the Technical Committee appointed by it to comply with the terms and conditions set forth in this Agreement. In the event such Director or member of the Technical Committee fails so to comply promptly with the terms hereof, the Shareholder appointing such Director or member of the Technical Committee shall immediately replace him.

17.9	Compensation

There shall be no remuneration, compensation or reimbursement paid to a Director or member of the Technical Committee unless approved by the Shareholders. Any such remuneration, compensation or reimbursement shall be in compliance with the Applicable Law.

17.10	Removal

Any Shareholder removing a Director appointed by it (or, via its appointed Directors, a member of the Technical Committee appointed by it) shall be responsible for and shall hold harmless the other Shareholders and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including legal costs actually incurred.

18.	TECHNICAL COMMITTEE

18.1	Technical Committee Composition and Authority

18.1.1

The Board shall establish a Technical Committee (“Technical Committee”).The Technical Committee shall consist of four (4) members (who may also be Directors): two (2) appointed by the Ivanhoe Electric Directors; and two (2) appointed by the Ma’aden Directors.

18.1.2

The Ivanhoe Electric Directors and the Ma’aden Directors may change their respective appointees to the Technical Committee from time to time upon notification to, but without the, consent of, the other Director group.

18.2	Chairperson of the Technical Committee

18.2.1

IE Mena shall appoint a Chairperson of the Technical Committee from among the members of the Technical Committee appointed by the Ivanhoe Electric Directors. The Chairperson of the Technical Committee shall hold office until such time as IE Mena appoints a new person (from among the members of the Technical Committee appointed by the Ivanhoe Electric Directors) as the Chairperson of the Technical Committee.

18.2.2	The Chairperson of the Technical Committee shall not have a casting vote in respect of any matters voted on by the Technical Committee.

18.3	Meetings and Quorum

Meetings of the Technical Committee shall be held in accordance with the provisions of Schedule 4 (Meetings of the Board), which shall apply mutatis mutandis save that the Technical Committee shall meet at least once every two (2) months unless the members agree otherwise. No meeting of the Technical Committee shall transact any business unless a quorum is present at the start of and throughout the meeting. A quorum shall consist of the attendance in person or by proxy of at least two (2) members with at least one (1) member having been appointed by the Ma’aden Directors and one (1) member having been appointed by the Ivanhoe Electric Directors.

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18.4	Voting
The Technical Committee, reporting to the Board, shall adopt resolutions on the simple majority vote of a quorate Technical Committee, with each member being entitled to only one (1) vote.

18.5	Technical Committee Responsibilities
The Technical Committee shall be responsible for all technical aspects of the Joint Venture, including:

18.5.1	preparation of the Exploration Program and other work programs and exploration results;

18.5.2	to the extent necessary, requesting Ma’aden Support and/or Ivanhoe Support (as the case may be) pursuant Clauses 5.1.3 (Undertakingsby Ma’aden) and 5.2.3 (Undertakingsby Ivanhoe Electric);

18.5.3

making recommendations to the Board (including as part of the preparation of Budgets) as to the personnel required with respect to the Exploration Program and/or a Designated Project and whether those personnel should be seconded from a Shareholder, hired by the Company or otherwise provided as part of the Shareholders obligations with respect to Ma’aden Support and/or Ivanhoe Support (as contemplated above);

18.5.4

the review and acceptance (or non-acceptance, as the case may be) of Recommended Land Areas and any determination to acquire Additional Land Areas in accordance with Clause 7.2 (Identificationof Land Area);

18.5.5	making recommendations to the Board in relation to the acquisition of Additional Land Areas in accordance with Clause 7.2 (Identificationof Land Area);

18.5.6	periodic review of the Exploration Program pursuant to Clause 7.3.2 (ExplorationStages);

18.5.7	the determination of further Exploration Works pursuant to Clause 7.3.4 (ExplorationStages);

18.5.8	determination and approval of all other exploration works pursuant to Clause 7.3.5 (ExplorationStages);

18.5.9	making recommendations to acquire Additional Licenses pursuant to Clause 9.2.1 (Acquisition of further Mineral Rights);

18.5.10	delineating the boundaries of a mineral discovery for the purposes of defining an Area of Interest in accordance with Clause 9.1 (Creation of Area of Interest);

18.5.11	designating any Ma’aden Land as Undesignated Land pursuant to Clause 10 (Undesignated Land);

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18.5.12	to the extent not otherwise approved by the Technical Committee, approval of work programs and amendments pursuant to Clause 11.2.1(A) (Maintenance of Exploration Licenses);

18.5.13	approving the transfer of Exploration Licenses pursuant to Clause 11.3 (Transferor disposal of Exploration License);

18.5.14	preparation of Budgets pursuant to Clause 14.2 (Preparation of Budgets);

18.5.15	overseeing the Operator; and

18.5.16	carrying out any further responsibilities which may be delegated to the Technical Committee from the Board or the Shareholders from time-to-time.

18.6	Powers and Delegation

The Board and the Shareholders shall delegate all powers to the Technical Committee necessary to give full effect to Clause 18.5 (Technical Committee Responsibilities) and shall execute appropriate resolutions to such effect.

19.	OPERATOR

19.1	Operator’s Responsibilities

19.1.1	IE Mena will, in its capacity as Operator, have the following responsibilities:

(A)

carrying out the Exploration Works in accordance with the Exploration Program and any other directions of the Board and the Technical Committee (including with respect to the Generative Exploration Stage and Exploration Drilling Stage); and

(B)	undertaking its responsibilities in Clause 19.1.1(A) (Operator’s Responsibilities) in accordance with the then applicable Exploration Budget.

19.1.2	Ma’aden will, in its capacity as Operator, have the following responsibilities:

(A)	developing each Designated Project including in accordance with the directions of the Board and the Technical Committee; and

(B)	undertaking its responsibilities in Clause 19.1.2(A) (Operator’s Responsibilities) in accordance with the then applicable Designated Project Budget.

19.2	Standard

19.2.1

Each Operator will undertake its duties in a prudent workmanlike manner and in accordance with Good Mining Practice and in compliance with all Applicable Law, permits, contracts and agreements and the terms of the Mining Licenses, permits, approvals and regulatory reporting requirements relating to the Ma’aden Land.

19.2.2

Each Operator may not subcontract its duties other than as approved by the Board or provided for in a Budget save that the Technical Committee shall agree the matters that may be subcontracted in order to obtain equipment and/or personnel necessary for the Initial Exploration Works or Further Exploration Works.

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19.3	Information Sharing

19.3.1	Each Operator shall provide regular monthly updates to the Company.

19.3.2	Either Shareholder may audit the Operator’s activities and obtain access to relevant information held by the relevant Operator in respect of its duties.

19.4	Fees

19.4.1

Subject at all times to Clause 19.4.2 (Fees), all duly documented costs and expenses that are reasonably and properly incurred by an Operator in carrying out its duties in accordance with an approved Budget and otherwise in accordance with the terms of this Agreement, shall be reimbursed by the Company (“Operator Fee”).

19.4.2	It is acknowledged and agreed by the Parties that the Operator Fee shall not give rise to any profit in favour of the Party discharging the role of Operator.

19.5	Cessation of Operatorship Event

If a Shareholder, which is not acting in its capacity as Operator, has reasonable grounds to believe that a Cessation of Operatorship Event has occurred in relation to the relevant Operator, such Shareholder shall give a written notice to the relevant Operator setting out in reasonable detail the grounds for considering that a Cessation of Operatorship Event has occurred and proposing a meeting to consider this matter further. The Chief Executive Officers of each IE Parent and Ma’aden shall meet within thirty (30) days from the date of the notice (save if an Insolvency Event has occurred with respect to the Operator, in which case the Shareholders shall meet as soon as possible) to consider whether a Cessation of Operatorship Event has occurred and, if applicable, to agree the remedial steps. If the Chief Executive Officers agree that a Cessation of Operatorship Event has occurred and it is not remediable (or it is remediable and it is not otherwise remedied within 180 days following the agreement of the Chief Executive Officers), the Operator shall cease to act as Operator and the other Shareholder shall assume that the operatorship responsibilities of the Shareholder which is ceasing to act as Operator pursuant to this Clause 19.5 (Cessation of Operatorship Event). If the Chief Executive Officers disagree that a Cessation of Operatorship Event has occurred, the dispute resolution mechanism in Clause 32 (Disputes) shall apply.

19.6

Each Shareholder hereby agrees that in respect of the period of time for which it shall act as the Operator, or appoint the Operator, it shall indemnify and hold the Company harmless against any action brought or claim made against the Company, its agents or employees and any Loss suffered by the Company to the extent such claim is not covered by insurance and results from the gross negligence or wilful misconduct of the Operator in carrying out its duties as Operator pursuant to the terms of this Agreement.

20.	GENERAL MANAGER

20.1	Appointment

The General Manager shall be an employee of the Company, and the Parties agree, any person appointed to the position of General Manager by the Board shall be suitably qualified, including relevant mining or industrial leadership experience. The General Manager shall not serve on the Board or the Technical Committee while holding the position of General Manager.

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20.2	General Manager Responsibilities

20.2.1

The General Manager shall be responsible for all day-to-day operations of the Company to the extent not undertaken by the Operator(s) including implementing the approved Budget, hiring employees in accordance with such approved Budgets and such other responsibilities as the Board of Directors shall from time to time determine.

20.2.2

To the extent not provided for in an approved Budget or otherwise contemplated by Clause 18.5.3 (Technical Committee Responsibilities), the General Manager shall make recommendations to the Board as to the personnel requirements of the Business from time to time for approval in accordance with Clause 17.6.10 (Board Decisions).

20.3	Removal
The General Manager shall be removed from that position:

20.3.1	automatically upon his or her death, incapacity or resignation; or

20.3.2

on request by either Shareholder at any time in the event of material underperformance against approved Budgets over a period of at least six (6) months, in which case the replacement General Manager shall be made by the Board in accordance with Clause 17.6.22 (Board Decisions).

20.4	Delegation
The Board shall delegate such powers to the General Manager (to the extent the Board is permitted to delegate) as it determines are necessary to enable him or her to perform his or her duties.

21.	NON-SOLICIT

Neither Shareholder shall (and each Shareholder shall procure that its Affiliates do not), whilst it or any of its Affiliates is a Shareholder, directly or indirectly, offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the Company, the other Shareholder or any of its Affiliates any individual who is, at the time of the offer, a director, officer or employee holding an executive or directorial position with such person and working in the Kingdom, or procure or facilitate the making of any such offer or attempt by any other person.

22.	TRANSFER RESTRICTIONS AND RETURN OF THE TYPHOONTM UNITS

22.1	Transfer of TyphoonTM Units
In no circumstances shall the Company Transfer the TyphoonTM Units to any person or other entity other than in accordance with this Clause 22 (Transfer Restrictions and Return of the TyphoonTM Units).

22.2	Title to the TyphoonTM Units

Notwithstanding Clause 29 (Term, Validity and Termination) or anything to the contrary in this Agreement or any other agreement, IE Mena shall be entitled to immediate reversion to each TyphoonTM Unit and legal and beneficial title to each TyphoonTM Unit shall automatically vest in IE Mena upon:

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22.2.1	the conclusion of the Exploration Phase in accordance with Clause 7.1.4 (Exploration Term);

22.2.2	the termination of this Agreement in accordance with Clause 29 (Term, Validity and Termination);

22.2.3	the termination of the Licensing Agreement; or

22.2.4

Ivanhoe Electric (and their Affiliates) ceasing to hold any Shares, including as a result of Ma’aden exercising its rights as the Non-Defaulting Shareholder under Clause 29.5 (Transfer of the Defaulting Shareholder’s Shares),

(“Return Event”).

22.3	Return of the TyphoonTM Units

Notwithstanding Clause 29 (Term, Validity and Termination) or anything to the contrary in this Agreement or any other agreement, in the event a TyphoonTM Unit is to be return IE Mena in accordance with Clause 22.2 (Title to the TyphoonTM Units), the Company shall:

22.3.1

make available such TyphoonTM Unit(s) for collection by IE Mena at its cost within thirty (30) days of the date on which the Return Event occurs or if a Survey is underway but not completed, within thirty (30) days following completion of such Survey;

22.3.2	provide to IE Mena all operation manuals and other documents relating to or associated with the TyphoonTM Unit(s);

22.3.3	assign to IE Mena all relevant sub-contracts, warranties and guarantees relating to the TyphoonTM Unit(s);

22.3.4

as soon as practicable before the date of collection of such the TyphoonTM Unit(s), procure the delivery to IE Mena of all available warranties and guarantees in respect of any plant and machinery from each manufacturer and supplier delivered to the Company in accordance with TyphoonTM Equipment Purchase and Technical Support Agreement; and

22.3.5

retain risk of the TyphoonTM Unit(s) until the TyphoonTM Unit(s) are delivered to IE Mena. If any Loss occurs with respect to the TyphoonTM Unit(s) while under the Company’s risk, the Company shall at its own cost repair and make good the TyphoonTM Unit(s).

22.4	Title to the Ma'aden Land
Notwithstanding Clause 29 (Term, Validity and Termination) or anything to the contrary in this Agreement or any other agreement, Ma'aden shall be entitled to withdraw the Land Access Rights upon:

22.4.1	the conclusion of the Exploration Phase in accordance with Clause 7.1.4 (Exploration Term);

22.4.2	the termination of this Agreement in accordance with Clause 29 (Term, Validity and Termination);

22.4.3	the termination of the Licensing Agreement; or

22.4.4

Ma'aden (and their Affiliates) ceasing to hold any Shares, including as a result of Ivanhoe Electric exercising its rights as the Non-Defaulting Shareholder under Clause 29.5 (Transfer of the Defaulting Shareholder’s Shares),

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provided that this right to withdraw Land Access Rights shall not apply to a Designated Project (other than a Designated Project in relation to which Ma'aden elects to proceed on a sole risk basis, in accordance with the terms of Clause 8.3.1 (Sole Risk)).

23.	ONGOING SERVICES ARRANGEMENT

Following the completion of the return of the TyphoonTM Unit(s) in accordance with Clause 22 (Transfer Restrictions and Return of the TyphoonTM Units), Ma’aden shall have the right to engage Ivanhoe Electric in good faith discussions regarding the potential terms and conditions for the continued provision by Ivanhoe Electric to Ma’aden of the TyphoonTM Unit(s) under a services arrangement for the purpose of exploring the Ma’aden Land, including good faith discussions of the matters set out in Schedule 8 (Ongoing Services Arrangement).

24.	MA'ADEN RESTRICTIONS

24.1	No reverse engineer

Ma’aden shall not and shall procure that none of its Affiliates shall copy, modify, reverse engineer, reproduce, deconstruct, decompile or in any way alter any TyphoonTM Unit, the Existing TyphoonTM Units, any other machine similar to a TyphoonTM Unit or any other data systems or software associated with the TyphoonTM Units.

24.2	No Intellectual Property Rights
Ma’aden acknowledges and agrees on behalf of itself and each of its Affiliates that:

24.2.1	neither Ma’aden nor any of its Affiliate shall:

(A)	have any Intellectual Property Rights or other rights in any of the Typhoon™ Units, the Existing TyphoonTM Units or the Licensed Intellectual Property;

(B)	not make any claim or otherwise portray or hold itself out to have any such rights; and

(C)	not, in any jurisdiction, file or otherwise make any patent applications with respect to the Typhoon™ Units, the Existing TyphoonTM Units or the Licensed Intellectual Property.

24.2.2

it shall, in its capacity as a Shareholder with the rights afforded to it under this Agreement and the Articles of Association, procure that the Company acts in accordance with the terms of the Licensing Agreement.

25.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

25.1	Mutual Representations and Warranties

Each of the Parties represents and warrants, severally and not jointly, to each of the other Parties that:

25.1.1	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by Applicable Law;

25.1.2

the execution, delivery and performance of this Agreement by such Party does not and will not conflict with, violate or cause a breach of its constitutive documents, any agreement, contract or instrument to which such Party is a party or any judgment, order or decree to which such Party is subject; and

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25.1.3

the operations of the Party and its Subsidiary Undertakings are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations, and the applicable anti-money laundering statutes of jurisdictions where the Party or its Subsidiaries conduct business, the rules and regulations thereunder, and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Party or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending, or, to the best knowledge of the Party or any of its Subsidiaries, threatened; and

25.1.4

neither Shareholder nor any of its Subsidiary Undertakings, Parent Undertakings nor any of its or their respective officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is:

(A)

a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (each a, “Sanctions List”);

(B)	directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on any Sanctions List;

(C)

organized, incorporated, established, located or resident, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom;

(D)	a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or

(E)	a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

25.2	IE Parent Warranty

IE Parent represents and warrants to Ma'aden that the statements in the Prospectus regarding I-Pulse, TyphoonTM technology, Geo27's Intellectual Property Rights, and CGI’s data inversion technology remain as at the Effective Date accurate and applicable to the TyphoonTM Units.

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25.3	Compliance with Applicable Law
Each Shareholder undertakes to the other Shareholders that it shall:

25.3.1

use its reasonable efforts to procure that the Company shall comply in all material respects with all Applicable Laws and that its nominated Directors and members of the Board and Technical Committee, as well as the General Manager, shall take appropriate steps to further such compliance;

25.3.2	procure that the Articles of Association are complied with; and

25.3.3

use its reasonable efforts to procure that the Company shall do or cause to be done all things necessary to obtain and maintain in full force and effect all authorizations issued by any Competent Authority which may at any time be required under Applicable Law to enable the Company to conduct the Business in accordance with this Agreement and in accordance with any lawful decisions of the Shareholders, the Board of Directors or the Technical Committee.

26.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

26.1	Confidential Information

26.1.1

“Confidential Information” where used in this Agreement means the written confidential commercial, financial, marketing, business, and technical or other data including know-how, trade secrets, specifications, calculations, formulae, processes, business methods, diagrams, drawings and all other written confidential information relating to the Company (including all exploration results of whatever nature and activities, and the Exploration Program), the Shareholders or any of their Affiliates (whether written or electronic) (each a “Subject Party”) received or obtained by a Party (the “Receiving Party”), and excludes in all cases Non-Confidential Information;

26.1.2	“Non-Confidential Information” where used in this Agreement means information:

(A)	in the public domain at the time the Receiving Party learns of it, or which later becomes publicly known through no wrongful act of a Party (other than the Subject Party);

(B)

which was in the possession of the Receiving Party prior to the Effective Date, as shown by written records of the Receiving Party, and which was not subject to prior confidentiality obligations with any Subject Party;

(C)

which the Receiving Party acquired, after the time of disclosure by or on behalf of any Subject Party, from a third party who had a lawful right to disclose it to the Receiving Party and had no obligation to any Subject Party to maintain the confidentiality of such information;

(D)	which was independently developed by the Receiving Party without the use of or reference to the Confidential Information of any Subject Party; or

(E)	which is approved for release in writing by the Board; and

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26.1.3	any Confidential Information will be treated on the terms and conditions of this Clause 26 (Confidentiality and Public Announcements).

26.2	Ownership/Uses of Confidential Information

The Receiving Party hereby acknowledges that the relevant Subject Party is the owner or licensee of the Confidential Information. The Receiving Party shall not use any of the Confidential Information at any time except for the purposes of this Agreement and the management of the Business of the Company. The Receiving Party shall:

26.2.1

not disclose any of the Confidential Information other than on a need to know basis, as reasonably necessary, to its directors, officers, employees, attorneys, accountants, bankers, financial advisors or consultants who are bound by written agreements with the Receiving Party to maintain the Confidential Information in confidence or who are otherwise under obligations of confidentiality to the Receiving Party (collectively, the “Representatives”);

26.2.2	advise its Representatives of the obligation of confidentiality hereunder;

26.2.3	require its Representatives to use the same degree of care as is used with the Receiving Party’s own proprietary information; and

26.2.4	advise the Board of Directors of any misappropriation or misuse of the Confidential Information.

26.3	Disclosures

26.3.1

  Notwithstanding the foregoing, the Receiving Party shall have the right to disclose Confidential Information to the extent required by Applicable Law or any Competent Authority, in accordance with the rules or by-laws of any stock exchange or pursuant to Clause 26.3.2 (Disclosures) below, provided that the Receiving Party shall, to the extent practicable and permitted by Applicable Law or rules or by-laws of any stock exchange, give the Board of Directors and the other Shareholders prompt written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Confidential Information, in either case on reasonable grounds.

26.3.2

 Where a Shareholder wishes to Transfer its Shares to a Purchaser in accordance with Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser) it shall have the right to disclose Confidential Information to the extent reasonably required to enable a Purchaser to carry out due diligence and review information on the Company, its Business and the Company as would be reasonable for a purchaser seeking to purchase Shares for value and on arm’s length terms, provided always the Transferor shall obtain from the Purchaser a confidentiality undertaking in favour of the Company and its Shareholders on terms acceptable to the Board of Directors and the other Shareholders, in each case acting reasonably.

26.4	Return of Confidential Information

Upon (i) the termination of this Agreement as to any Party; or (ii) upon the request of the Board of Directors, the Receiving Party shall promptly return to the relevant Subject Party all Confidential Information that is tangible form, and any copies thereof, and use all reasonable endeavours to expunge all Confidential Information from any computer, word processor or other device containing Confidential Information.

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26.5	Public Announcements

Each Party shall notify each other Party and the Company of its intent to issue any press release or other public announcement with respect to the Company and its activities and, except as required by or pursuant to any Applicable Law or the rules, regulations or requirements of, any competent legal or regulatory authority or any internationally recognised stock exchange (including, for the avoidance of doubt, the Capital Market Authority of the Kingdom, the New York Stock Exchange and the Toronto Stock Exchange, as applicable) on which securities of the such Party or its Parent Undertaking are listed, shall not issue any such release or announcement without the prior consent of each other Party and the Company which consent shall not be unreasonably withheld, conditioned or delayed. Such consent shall not, however, be required in order for a Party to include a reference to its ownership interest in the Company in its annual reports and similar publications.

27.	TRANSFERS OF SHARES

27.1	Limitation on Transfer of Shares

The Shareholders hereby acknowledge and agree that any Transfer of Shares must be effected in accordance with the provisions of this Agreement and the Articles of Association and is subject in all respects to Applicable Law and to the obtaining of all approvals from the Competent Authorities, including, where applicable, MIMR. Except as provided in Clause 27.2 (Transfers to Affiliates) or unless the Shareholders unanimously approve, no Shareholder may Transfer any of its Shares to any person who is not already a Shareholder during the Exploration Phase. No Transfer of Shares shall be valid unless recorded in the register of Shareholders maintained by the Company and notified to the relevant Competent Authority.

27.2	Transfers to Affiliates

A Shareholder may, after giving at least thirty (30) days’ prior written notice to each other Shareholder and satisfying the following conditions, Transfer all (but not less than all, unless the Shareholders unanimously agree otherwise in writing) of its Shares and Shareholder Loans to a transferee which is a wholly-owned Subsidiary Undertaking of that Shareholder or the Parent Undertaking which wholly-owns the Shareholder (“Affiliate Transferee”), provided that:

27.2.1	where the Transferor is Ivanhoe Electric, the Transfer does not and will not have any impact on any Related Agreement relating to the Typhoon™ Units;

27.2.2	the Affiliate Transferee executes an Agreement of Adherence;

27.2.3	the Affiliate Transferee is of Sufficient Financial Standing;

27.2.4

the Transferor undertakes, in form and substance in a manner acceptable to the other Shareholders, that the Shares will be Transferred back to the Transferor (or the Parent Undertaking which wholly-owns the Transferor) prior to the Affiliate Transferee ceasing to be a wholly-owned Subsidiary Undertaking of the Transferor or the Parent Undertaking which wholly-owns (or owned, as the case may be) the Transferor. The Affiliate Transferee shall provide to the other Shareholders such information as they may reasonably request to ascertain that the Affiliate Transferee has not ceased to be a wholly-owned Subsidiary Undertaking of the Transferor or the Parent Undertaking which wholly-owns (or owned, as the case may be) the Transferor; and

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27.2.5	where applicable, MIMR has given its approval for such Transfer.

For the avoidance of doubt, any pre-emptive rights under Applicable Law and the provisions of Clause 27.4 (Transfers Following Completion of the Exploration Phase) shall not apply to Transfers to an Affiliate Transferee.

27.3	Ma’aden Transfer

Ma’aden shall have the right, at any time following entry into this Agreement, to Transfer all (but not less than all, unless the Shareholders unanimously agree otherwise in writing)  of its rights and obligations, including all of its Shares and Shareholder Loans, (other than with respect to Clause 29.9 (Ma’aden Guarantee)) under this Agreement to any single, directly or indirectly, wholly owned Subsidiary Undertaking of Ma’aden provided that such Transfer is in compliance with Clause 27.2 (Transfers to Affiliates) other than with respect to the requirement to (30) days’ prior written notice which notice the Parties agree shall not be required.

27.4	Transfers Following Completion of the Exploration Phase

Subject to Applicable Law, the Articles of Association and the terms of any financing or other agreement entered into by the Company and approved by the Board, at any time after (but not on or before) the date on which the Exploration Phase has concluded in accordance with Clause 7.1.4 (Exploration Term) is completed, a Shareholder may Transfer all (but not less than all, unless the Shareholders unanimously agree otherwise in writing)  of its Shares and Shareholder Loans to a Purchaser pursuant to the requirements set out in Schedule 2 (Requirements Relating to Transfers of Shares to a Purchaser) and provided that any direct or indirect wholly-owned subsidiaries of a Shareholder which hold Shares pursuant to Clause 27.2 (Transfers to Affiliates) simultaneously Transfer all (but not less than all) of the Shares and Shareholder Loans held by them to the same Purchaser at the same time in accordance with the same provisions.

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28.	ROYALTY EXIT

With respect to a Designated Project, to the extent Ivanhoe Electric does not wish to participate or continue to participate in a Designated Project:

28.1.1	Ivanhoe Electric may exercise its rights under Clause 8.3 (Sole Risk) within the time permitted under such clause;

28.1.2

at any time, Ivanhoe Electric shall have the right to engage Ma’aden in good faith discussions regarding the transfer or exchange of Ivanhoe Electric's interest in a Designated Project for Fair Market Value and the terms of such transfer or exchange including the possible terms of a royalty in lieu of a transfer or exchange for cash or securities; or

28.1.3

to the extent Ivanhoe Electric’s equity or other participating interest in a Designated Project is less than ten percent (10%) of the aggregate equity or other participating interests in the Designated Project, then Ivanhoe Electric shall have the right to engage Ma’aden in good faith discussions regarding the conversion of its interest in such Designated Project into a royalty and the terms of such conversion.

29.	TERM, VALIDITY AND TERMINATION

29.1	Term and Termination

29.1.1	This Agreement shall commence on the Effective Date and shall continue in full force until:

	(A)	all of the Shares are held by a single Shareholder (and its Affiliates); or

	(B)	the finalisation of the dissolution or liquidation of the Company, including with respect to the full and final discharge of the activities contemplated by Clause 29.7 (Consequences of Termination).

29.1.2

If not terminated earlier under Clause 29.1.1 (Term and Termination), this Agreement shall also terminate and the Parties shall procure that all of activities contemplated by Clause 29.7 (Consequences of Termination) are undertaken and are fully and finally discharged on the occurrence of the following events:

(A)	provided there is no Designated Project at such time, upon the Exploration Term Expiry unless agreed otherwise by the Shareholders;

(B)	a TLA Unwinding Event;

(C)	a TEPTSA Unwinding Event;

(D)	Ma’aden notifying the other Parties that it is electing to terminate this Agreement as a result of the occurrence of an IRA Unwinding Event; or

(E)	all of the Shareholders agree in writing to terminate this Agreement,

(in each case, a “Termination Event”).

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29.2	No Obligations Post-Transfer

Unless otherwise herein expressly provided, no Shareholder that has Transferred all of its Shares (and whose Affiliates have Transferred all of their Shares) to a Purchaser in accordance with the provisions of this Agreement shall be bound by its terms and conditions after the date of such Transfer. For the avoidance of doubt where a Shareholder Transfers all of its Shares to a Purchaser (and its Affiliates Transfer all of their Shares to the same Purchaser) in accordance with the provisions of this Agreement any guarantee given by a Party in respect of the obligations of that Shareholder (and its Affiliates) under this Agreement shall (subject and without prejudice to the provisions of Clause 30 (Survival)) be released with effect from the date of such Transfer and the guarantor Party shall cease to have any obligation under the guarantee with respect to any matter occurring after the date of such Transfer.

29.3	Default

If:

29.3.1	any Shareholder or Guarantor is in material breach of its obligations under:

	(A)	Clause 25.1.3 and 25.1.4 (Mutual Representations and Warranties);

	(B)	Clause 36.1 (Anti-Bribery Compliance: Trade Sanctions Compliance);

	(C)	Clause 27 (Transfers of Shares); or

	(D)	with respect to IE Parent only, Clause 25.2 (IE Parent Warranty),

and that breach is incapable of remedy or, if capable of remedy is not remedied within 90 days of being notified in writing by another Party of the breach; or

	29.3.2	IE is in breach of Clause 6.1 (Exclusivity and use of Typhoon™ Units);

	29.3.3	any Shareholder or a Guarantor is subject to an Insolvency Event; or

29.3.4

any Shareholder is subject to a Change of Control (other than a Change of Control of IE Parent which occurs while IE Parent is publicly listed company or a Change of Control of Ma'aden which occurs while Ma'aden is a publicly listed Company), then such Shareholder shall be in “Default” and shall be a “Defaulting Shareholder”. For the purposes of this Clause 29 (Term, Validity and Termination), any Affiliate of a Defaulting Shareholder to which it has Transferred Shares pursuant to Clause 27.2 (Transfers to Affiliates) shall also be deemed to be in Default.

29.4	Default Notice

In the event of a Default, the Shareholder(s) who is or are not in Default (a “Non-Defaulting Shareholder”) may give written notice to the Defaulting Shareholder (with a copy to all other Parties) that it has elected to exercise its rights under Clause 29.5.1 (Transfer of the Defaulting Shareholder’s Shares) (a “Default Notice”).

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29.5		Transfer of the Defaulting Shareholder’s Shares

29.5.1

Subject to Clause 29.5.2 (Transfer of the Defaulting Shareholder’s Shares), if a Default Notice is given pursuant to Clause 29.4 (Default Notice), then the Non-Defaulting Shareholder shall have the right (but not the obligation), within ninety (90) days of deemed service of such Default Notice in accordance with Clause 35 (Notices), to serve notice to purchase all (but not less than all) of the Shares and Shareholder Loans held by the Defaulting Shareholder and any Affiliate which holds Shares for eighty percent (80%) of Fair Market Value.

	29.5.2	For the purpose of calculating Fair Market Value in the context of clause 29.5.1 (Transfer of the Defaulting Shareholder’s Shares), no value shall be attributed to:

		(A)	the TyphoonTM Units;

		(B)	Land Access Rights relating to a Designated Project in respect of which a Shareholder has elected to proceed on a sole risk basis in accordance with the terms of Clause 8.3.1 (Sole Risk); and

		(C)	Land Access Rights in relation to Ma'aden Land which do not relate to a Designated Project.

29.5.3

Service of notice under Clause 29.5.1 (Transfer of the Defaulting Shareholder’s Shares) shall initiate the process to determine the Fair Market Value of the relevant Shares and Shareholder Loans. Within thirty (30) days after delivery of the certified determination of the Fair Market Value of a Defaulting Shareholder’s Equity Interest pursuant to Schedule 3 (Valuation), the Parties shall commence the procedures required to obtain all approvals and consents under Applicable Law and from the Competent Authorities required to Transfer the Shares of the Defaulting Shareholder (and its Affiliates, if applicable) free and clear of all Encumbrances and credited as fully paid. At the closing in respect of the Transfer of the Shares of the Defaulting Shareholder (and its Affiliates, if applicable), the Defaulting Shareholder (and its Affiliates, if applicable) shall assign any Shareholder Loans to the Non-Defaulting Shareholder free and clear of all Encumbrances, and the Parties shall sign such documents and shall comply with all requirements under Applicable Law and as directed by the Competent Authorities to effect the Transfer of the Shares and the assignment of the Shareholder Loans.

29.6	Suspension of Voting Rights

After service of a Default Notice and during the continuation of any Default, the Defaulting Shareholder and its Affiliates shall not be entitled to be represented at meetings of the Board, the Technical Committee or any sub-committee thereof or to vote thereat and all matters to be decided by those bodies (including the matters set out at Clause 17.6 (Board Decisions)) or otherwise in relation to the Company shall, to the extent permissible by Applicable Law, be decided by the Non-Defaulting Shareholder (or the Directors or members of the Technical Committee appointed by or on behalf of the Non-Defaulting Shareholder, as the case may be) in its (or their) sole discretion.

29.7	Consequences of Termination

	29.7.1	Upon the occurrence of a Termination Event, the Board shall commence the winding up of all activities of the Company including:

54

(A)	to the extent not already returned, returning the Typhoon™ Units to IE Mena in accordance with Clause 22 (Transfer Restrictions and Return of the TyphoonTM Units);

(B)	arranging for an evaluation of the Shutdown Costs as at the date of the termination;

(C)

to the extent applicable and unless the Shareholders otherwise agree in writing, distributing the legal and/or beneficial interests (including any debt financing by the Company whether by way of Shareholder Loan or otherwise) held by the Company in any Designated Project Holding Structure to the Shareholders pro-rata to their Equity Interest;

(D)	taking such steps to dispose of Joint Venture Property as it is directed to take by the Board;

(E)	to the extent reasonably possible, meeting the Shutdown Costs from the proceeds of realization of Joint Venture Property;

(F)	requiring payment of a Cash Contribution from each Shareholder to the extent that the proceeds of realization of Joint Venture Property are insufficient to meet the Shutdown Costs;

(G)

after paying the Shutdown Costs, distributing any net amount remaining from the proceeds of realization of Joint Venture Property among the Shareholders pro rata in proportion to their respective Equity Interests.

29.8	IE Parent Guarantee

29.8.1

In consideration of Ma’aden and the Company entering into this Agreement, IE Parent irrevocably and unconditionally guarantees to each of the Ma’aden Parties and the Company the punctual performance of all obligations of IE Mena and any of its Affiliate Transferees under this Agreement (each an “IE Party” and together the “IE Parties”) and undertakes to each Ma’aden Party and the Company that:

		(A)	whenever a IE Party does not pay any amount when due under or in connection with this Agreement, IE Parent shall immediately on demand pay that amount as if it was the principal obligor; and

(B)

whenever an IE Party fails to perform any other obligations under this Agreement, IE Parent shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on each Ma’aden Party and the Company as they would have received if such obligation had been performed and satisfied by the relevant IE Party.

29.8.2

The obligations of IE Parent will not be affected by any act, omission, matter or thing which, but for this Clause 29.8.2 (IE Parent Guarantee), would reduce, release or prejudice any of its obligations under this Agreement including:

55

		(A)	any time, waiver or consent granted to an IE Party or any other person;

		(B)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against an IE Party under this Agreement;

		(C)	the insolvency (or similar proceedings) of an IE Party, any incapacity or lack of power, authority or legal personality of an IE Party;

		(D)	any amendment to this Agreement;

		(E)	any illegality, invalidity or unenforceability of any obligation of any person under this Agreement; or

(F)

any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of IE Parent or any of the rights, powers and remedies conferred on Ma’aden or the Company under this Agreement.

29.9	Ma’aden Guarantee

29.9.1

In consideration of Ivanhoe Electric and the Company entering into this Agreement, Ma’aden irrevocably and unconditionally guarantees to each IE Party and the Company the punctual performance of all obligations of any entity to which it Transfers its rights and obligations under this Agreement pursuant to Clause 27.3 (Ma’aden Transfer) and any of its or such entity or entities (as the case may be) or Affiliate Transferees under this Agreement (each an “Ma’aden Party” and together the “Ma’aden Parties”) and undertakes to each IE Party and the Company that:

		(A)	whenever a Ma’aden Party does not pay any amount when due under or in connection with this Agreement, Ma’aden shall immediately on demand pay that amount as if it was the principal obligor; and

(B)

whenever a Ma’aden Party fails to perform any other obligations under this Agreement, Ma’aden shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on each IE Party and the Company as they would have received if such obligation had been performed and satisfied by the relevant Ma’aden Party.

29.9.2

The obligations of Ma’aden will not be affected by any act, omission, matter or thing which, but for this Clause 29.9.2 (Ma’aden Guarantee), would reduce, release or prejudice any of its obligations under this Agreement including:

		(A)	any time, waiver or consent granted to a Ma’aden Party or any other person;

56

(B)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against a Ma’aden Party under this Agreement;

(C)	the insolvency (or similar proceedings) of a Ma’aden Party, any incapacity or lack of power, authority or legal personality of a Ma’aden Party;

(D)	any amendment to this Agreement;

(E)	any illegality, invalidity or unenforceability of any obligation of any person under this Agreement; or

(F)

any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of Ma’aden or any of the rights, powers and remedies conferred on an IE Party or the Company under this Agreement.

30.	SURVIVAL

The rights and obligations of each of the Parties under the following provisions shall survive termination of this Agreement: Clause 1.1 (Definitions), Clause 21 (Non-solicit), Clause 23 (Ongoing Services Arrangement), Clause 26 (Confidentiality and Public Announcements), Clause 29.7 (Consequences of Termination), Clause 30 (Survival), Clause 31 (Governing Law), Clause 32 (Disputes), Clause 33 (Language), Clause 34 (Assignment and Novation), Clause 35 (Notices), and Clause 36 (Miscellaneous). Subject to Applicable Law, other than with respect to those rights and obligations expressed to survive termination and listed in this Clause 30 (Survival), and without prejudice to rights and obligations accrued and subsisting under this Agreement as at termination of this Agreement, no Party shall have any further rights or obligations under this Agreement following its termination.

31.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws and regulations of the Kingdom of Saudi Arabia.

32.	DISPUTES

32.1	Initial Resolution Efforts

32.1.1

Prior to referring any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its breach, existence, termination or validity (for the purposes of this Clause 32 (Arbitration), a "Dispute") to arbitration, the Party or Parties wishing to make such reference shall notify in writing the other Party or Parties of the existence and nature of the Dispute (for the purposes of this Clause 32 (Arbitration), a "Dispute Notice") and its / their proposed basis for settlement of such Dispute. The Dispute Notice shall state which other Parties the notifying Party or Parties consider(s) to be parties to the Dispute.

32.1.2	For a period of thirty (30) days following service of the Dispute Notice, the Parties to the Dispute shall take steps to resolve the Dispute ("Cooling-Off Period").

32.1.3

If the Dispute is not resolved during the Cooling-Off Period, the Party or Parties in receipt of the Dispute Notice shall respond to such Dispute Notice within fourteen (14) days of expiry of the Cooling-Off Period ("Response Period"), including its/their proposed basis for settlement.

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32.1.4

A Chief Execution Officer of each Party which is a party to the Dispute shall then meet within ten (10) days of expiry of the Response Period to attempt to settle the Dispute. No statement as to a Party's proposed basis for settlement may be relied upon or referred to in later proceedings (except for the terms of any agreed settlement between the Parties).

32.2	Arbitration

32.2.1

Any Dispute which has not been settled within sixty (60) days from the date of issue of the Dispute Notice (whether or not the Parties complied with the requirements of Clause 32.1(Initial Resolution Efforts)) shall, at the initiative of any of the Parties to the Dispute, be referred to be finally and exclusively resolved by arbitration under the Saudi Centre for Commercial Arbitration Rules (the "Rules") in force at the date hereof, which Rules are deemed to be incorporated by reference to this Clause 32 (Arbitration).

32.2.2

The number of arbitrators shall be three (3), one selected by the initiating party in the notice of arbitration, the second selected by the other party within thirty (30) days of receipt of the notice of arbitration, and the third, who shall act as presiding arbitrator, selected by the two parties’ appointed arbitrators within thirty (30) days of the selection of the second arbitrator. If any arbitrators are not selected within these time periods, the SCCA Administrator shall make the selection(s).

32.2.3

The seat, or legal place, of any arbitration shall be London. The language of the arbitration shall be English. Each of the Parties hereby agrees that: (i) it shall not appeal against or challenge any arbitral award made pursuant to arbitration proceedings conducted in accordance with this Clause 32, insofar as such waiver may validly be made; and (ii) it shall not object to or challenge any application to recognise or enforce any arbitral award made pursuant to this Clause 32 in any court, insofar as such waiver may validly be made, and it will submit to the jurisdiction of that court for the purposes of those enforcement proceedings.

32.2.4

The costs of arbitration, any court proceedings ancillary to the arbitration or any court proceedings relating to challenging or enforcing any arbitral award or order, including the reasonable legal fees and expenses of the winning Party or Parties and the fees and expenses of the arbitrator and of any independent experts and advisors appointed by the arbitrator in connection with the dispute, shall be borne by the losing Party or Parties unless otherwise determined by the arbitrator or the court as the case may be. Unless otherwise agreed by the Parties, all payments ordered to be made in any arbitration award shall be denominated in US Dollars free and clear of any deduction or withholdings whatsoever (including, but not limited to, any deduction or withholdings for Tax). Any arbitration award shall be enforceable by any court having jurisdiction over a Party against which the award has been rendered and wherever assets of a Party against which the award has been rendered can be located.

	32.2.5	Should any part of this Agreement or any other agreements arising out of or relating to it be null and void, such nullity shall not affect the validity of this Clause 32.

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32.2.6

By agreeing to arbitration in accordance with this Clause 32, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of any party to the Dispute.

32.2.7

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

32.3	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby irrevocably waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

	32.3.1	any mediation or arbitration proceeding commenced under this Agreement or otherwise;

	32.3.2	any judicial, administrative or other proceedings to aid any mediation or arbitration commenced under this Agreement or otherwise; and

32.3.3

any effort to confirm, enforce or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) over any asset, property or revenues that results from a mediation, an arbitration or any judicial or administrative proceedings commenced under this Agreement or otherwise.

	32.4	Compliance with Laws

If the Company’s losses equal or exceed 50% of its Share Capital, the Board shall convene a meeting of the Shareholders to a meeting within a period not exceeding sixty (60) days following the date of knowledge of such loss at the Shareholders shall discuss in good faith mechanisms to bring the Company into compliance with Applicable Law.

	32.5	Notices

Each Party hereby agrees that any summons, judgment or other notice of legal process shall be sufficiently served if delivered in accordance with Clause 35 (Notices).

	32.6	Continuing Operations

During the period of the process described in this Clause 32 (Disputes), the Company shall continue the Business and its operations (i) until the end of the period covered by then prevailing approved Budget on the basis that Budget (which shall remain in effect for the remainder of that period); and (ii) from the start of the immediately succeeding period and for all subsequent periods, on the basis of a caretaker Budget agreed by the Board, in each case until the process and proceedings described in Clause 32.1 (Initial Resolution Efforts) and in Clause 32.2 (Arbitration) have concluded, or the Parties otherwise agree.

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33.	LANGUAGE

This Agreement is executed in the English language. Solely for the purposes of any proceeding or action before a Competent Authority in which an Arabic translation of this Agreement is required to be produced and is required by Applicable Law to be paramount, such Arabic translation shall prevail over the English version, provided that, in case of ambiguity in the Arabic text, the English text shall be consulted in determining the intended meaning of the Parties. In all other instances, the English version shall prevail over the Arabic version and shall be paramount.

34.	ASSIGNMENT AND NOVATION

34.1	Assignment

Subject to Clause 27.3 (Ma’aden Transfer), except as expressly agreed in writing or otherwise expressly provided for in this Agreement, no Party shall have the right to assign its rights and/or obligations under this Agreement to any third party. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns.

35.	NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and in English and shall be deemed given upon delivery if delivered personally, or five (5) days after mailing if mailed by registered or certified mail, return receipt requested, or three (3) days after dispatch if sent by overnight international courier service that provides evidence of receipt or the next day if sent by facsimile or email and confirmed by return receipt as follows:

if to Ma’aden:

Abu Baker Al Sadeeq Road (Exit 6)
P.O. Box 68861
Riyadh 11537 Kingdom of Saudi Arabia

Fax: +966 11 874 8296

Email: legaldeptnotices@maaden.com.sa

Attention: Chief Legal Counsel

if to Ivanhoe Electric:

Ivanhoe Electric Inc. Marina Heights 450 E. Rio Salado Parkway, Suite 130 Tempe, Arizona 85251 USA Attn: General Counsel

Email: GeneralCounsel@ivnelectric.com

if to the Company:
[●]

or to such other addresses or fax numbers as the Parties shall have designated to each other in writing.

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36.	MISCELLANEOUS

36.1	Anti-Bribery Compliance: Trade Sanctions Compliance

36.1.1

Each of the Parties shall in relation to this Agreement, and for the purpose of implementing this Agreement and procuring actions on the part of the Company, comply with all Applicable Laws concerning bribery and corruption, including the Saudi Anti-Bribery Law.

36.1.2

Without limiting Clause 36.1.1 (Anti-Bribery Compliance: Trade Sanctions Compliance), no Party shall make, nor will offer or commit to make, authorize or further, any payment or transfer of money, or gift of anything of value, directly or indirectly, to any Government Official or any other person, for the purpose of securing or inducing the act, decision, influence, or omission of such Government Official or any other person to obtain, retain, or direct business, or secure any improper advantage, for any person in connection with this Agreement, or for the purpose of implementing this Agreement. “Government Official” for purposes of this Clause 36.1.2 (Anti-Bribery Compliance: Trade Sanctions Compliance) shall mean any officer, employee, agent or representative of a department, agency, or instrumentality of government (national, state, or local) or a public international organization, including any state-owned or controlled enterprise, or anyone acting in an official capacity for any government body.

36.1.3

Without prejudice to any Party’s right to enforce any other remedy provided by Applicable Law, if any Party or Shareholder (i) wilfully and intentionally commits any act or omission that constitutes a breach of Clause 36.1.1 (Anti-Bribery Compliance: Trade Sanctions Compliance) or Clause 36.1.2 (Anti-Bribery Compliance: Trade Sanctions Compliance) and (ii) such act or omission has a significant adverse effect (financial or otherwise) on any other Party or Shareholder, then such act or omission shall be deemed to constitute a material breach of this Agreement by the Party or Shareholder committing such act or omission and shall entitle each other Party or Shareholder to those rights and remedies afforded to a Non-Defaulting Shareholder in accordance with Clauses 29.4 (Default Notice), 29.5.1 (Transfer of the Defaulting Shareholder’s Shares) and 29.6 (Suspension of Voting Rights).

36.1.4

No part of any of the dividends paid by the Company to a Shareholder will be paid, directly or indirectly, to any individual who is a Government Official. The Company shall adopt procedures to ensure that any transactions with persons who may be deemed to be Government Officials under all Applicable Laws are reviewed and assessed consistent with their risks and measures are taken to mitigate such risks.

36.1.5

The Company shall operate in a manner to comply with all applicable trade control laws and regulations, anti-money laundering laws, sanction laws, anti-boycott laws and human rights laws, and shall adopt relevant policies, procedures and other measures, including human rights policies consistent with Applicable Law, to ensure that it so complies.

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36.2	Severability

In the event that any provision of this Agreement should be or become incomplete or ineffective, such invalidity or incompleteness shall not affect the validity of the remaining provisions hereof. In such case, the Parties shall re-negotiate in good faith a valid provision which implements the intent and purpose of the invalid provision and which shall be agreed upon by the Parties, affords the same rights and imposes the same obligations on the Parties and has substantially the same economic effect on both the Parties and the Company.

36.3	Limitation of Liability

Notwithstanding any other provision of this Agreement, except to the extent caused by the Party’s wilful breach of this Agreement, a Party and the Party’s Directors, officers, employees, agents and other representatives are not liable, whether in contract, negligence or otherwise, to any other Party for any actions or inactions unless such person acted with gross negligence, wilful misconduct or in violation of Applicable Law, for any damages or loss of profit, use, opportunity or goodwill or for any special, indirect or other consequential losses arising out of or in connection with this Agreement.

36.4	Rights and Remedies Cumulative and not Exclusive

The rights and remedies as provided for in this Agreement are cumulative and shall be in addition to and not in substitution for any other rights and remedies available under this Agreement or under Applicable Law. Except as otherwise expressly provided for in this Agreement, the election of one or more remedies shall not waive the election of any other remedies.

36.5	Entire Agreement

This Agreement and any documents referenced herein, constitutes the complete and exclusive statement of the agreement between the Parties with reference to the subject matter hereof and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, whether or not reduced to writing, between the Parties respecting such subject matter.

36.6	No Waiver

A failure by a Shareholder to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver he implied from any act or omission. No waiver by a Shareholder with respect to any right shall extend to any subsequent breach of the terms hereof unless such waiver explicitly provides otherwise.

36.7	Amendment

No variation or amendment to this Agreement shall be effective unless in writing signed on behalf of all of the Parties.

36.8	Articles of Association

The Parties agree that the Articles of Association shall at all times, subject to Applicable Law, conform to and not be inconsistent with this Agreement. In the event of any conflict or inconsistency between this Agreement and the Articles of Association, the terms of this Agreement shall prevail as between the Shareholders and the Shareholders unanimously agree that they shall exercise their voting rights as Shareholders to amend the Articles of Association to reflect the terms of this Agreement, subject to Applicable Law.

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36.9	No Partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the Shareholders and none of the Shareholders shall have any authority to bind or commit any other Party in any way, save as expressly set out herein or as otherwise agreed by the Shareholders in writing.

36.10	Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written:

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

Signature of authorized representative
Name:
Title:

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IVANHOE ELECTRIC INC.

Signature of authorized representative
Name:
Title:

IVANHOE ELECTRIC MENA HOLDINGS LTD.

Signature of authorized representative
Name:
Title:

65

MA’ADEN IVANHOE ELECTRIC EXPLORATION AND DEVELOPMENT LIMITED COMPANY

Signature of authorized representative
Name:
Title:

Signature of authorized representative
Name:
Title:

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SCHEDULE 1

FORM OF AGREEMENT OF ADHERENCE

Date: ____________________H. (corresponding to ____________________G.)

[Name of shareholder] (hereinafter “we”) intend to become shareholder of Ma’aden Ivanhoe Electric Exploration and Development Limited Company, a limited liability company organized under the laws and regulations of the Kingdom of Saudi Arabia (the “Company”), and hereby agree to comply with, and be bound by, all of the provisions of the Shareholders’ Agreement dated as of _____________ h. (corresponding to _____________ g.) (the “Shareholders’ Agreement”) (a copy of which has been delivered to us and which we have initialled and attached to this Agreement of Adherence for identification) in all respects as if we were a party to that Shareholders’ Agreement and were originally named in it as a party (as defined in the Shareholders’ Agreement).

1.	IN ADDITION WE HEREBY WARRANT TO EACH OF THE OTHER PARTIES HERETO ON THE DATE HEREOF AS FOLLOWS:

	1.1.1	we are duly organized, validly existing and in good standing under the respective laws of the jurisdiction in which we are organized;

1.1.2

each of this Agreement of Adherence and the Shareholders’ Agreement constitutes a legal, valid and binding obligation on our part, enforceable against us in accordance with its terms, except as may be limited by Applicable Law (as defined in the Shareholders Agreement);

1.1.3

the execution, delivery and performance of this Agreement of Adherence by us does not and will not conflict with, violate or cause a breach of our constitutive documents, any agreement, contract or instrument to which we are a party or any judgment, order or decree to which we are subject; and

1.1.4

we agree to give written notice to the other Parties if any of the warranties made by us in this Agreement of Adherence should prove to have been incorrect, incomplete or misleading on the date of this Agreement of Adherence or [●] should become incorrect, incomplete or misleading during the term of the Shareholders’ Agreement.

IN WITNESS whereof we have executed this Agreement of Adherence on the date stated above.

[Shareholder]

By:
Name:
Title:

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[Existing Shareholders]

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE 2

REQUIREMENTS RELATING TO TRANSFERS OF SHARES TO A PURCHASER

1.	OBLIGATION TO GIVE OFFER PRIOR TO SALE

Each Shareholder agrees that, except as provided in Clause 27.2 (Transfers to Affiliates), it will not Transfer or suffer the Transfer to any third party of its Shares, whether now owned or hereafter acquired or whether by sale or otherwise, and whether voluntary or involuntary, until and unless it shall have first made the offer to sell as set out in this Schedule 2.

2.	NOTICE OF INTENT TO TRANSFER

The Transferor shall first deliver a written notice (a “Transfer Notice”) to the other Shareholder and the Company (each, an “Offeree”) through the Company’s Board of Directors.

3.	CONTENTS OF TRANSFER NOTICE

The Transfer Notice shall identify the Purchaser, and all shareholders holding 10% or more of the shares in the capital of the Purchaser (other than shareholders of publicly traded stock on any national exchange) and shall specify the Transferor’s Shares and Shareholder Loans that are to be Transferred (the “Offered Interests”), the terms of the proposed Transfer and the price per Share offered by the Purchaser for the Offered Interests, which must be wholly in cash, cash equivalents or readily marketable securities (the terms and price together are referred to hereinafter as the “Offer Terms”).

4.	PRE-EMPTIVE RIGHTS

Each Offeree shall, by written notice served on the Transferor, within thirty (30) days after the date of service of a Transfer Notice, elect to:

	4.1.1	purchase all (but not less than all) of the Offered Interests for cash on the Offer Terms; or

	4.1.2	waive its right to purchase the Offered Interests and to consent to the Transfer by the Transferor of all of the Offered Interests to the Purchaser, subject only to the conditions in Paragraph 9.

5.	WAIVER OF PRE-EMPTIVE RIGHTS

If the Offeree fails to make an election pursuant to Paragraph 4 within thirty (30) days after the date of service of a Transfer Notice:

5.1.1

the Offeree shall be deemed to have waived its rights to purchase such Offered Interests and to have consented to the Transfer by the Transferor of all of the Offered Interests to the Purchaser, subject only to the conditions in Paragraph 9;

5.1.2

the Transferor may either withdraw its offer to Transfer all of its Shares to the Purchaser or, within one hundred and twenty (120) days after the date of service of the Transfer Notice, Transfer all of its Shares to the Purchaser at a price and on terms no less favourable to the Transferor than those offered to the Offeree in the Transfer Notice (after the expiry of one hundred and twenty (120) days a new offer must be made in accordance with this Schedule 2); and

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5.1.3

if the Transferor elects to sell its Shares to the Purchaser under Paragraph 5.1.2, the Transferor shall provide information to the Offeree sufficient to enable the Offeree to verify the price and terms of the sale.

6.	TRANSFERS TO OFFEREE

If any Offeree elects within thirty (30) days after the date of service of the Transfer Notice to purchase all (but not less than all) of the Offered Interests as contemplated by Paragraph 4.1.1, the Transferor shall, within sixty (60) days after the date of such election, sell to the Offeree free and clear of all Encumbrances and credited as fully paid, and the Offeree shall purchase from the Transferor, the Offered Interests in cash on the Offer Terms.

7.	TRANSFER OF SHAREHOLDER LOANS

At the closing of any Transfer to the Offeree or a Purchaser, as applicable, the Transferor shall assign any Transferor Shareholder Loans which are required to be transferred as part of the Transfer of the applicable Shares to the Offeree or the Purchaser (or its Affiliate, as the case may be) free and clear of all Encumbrances, and the parties to such Transfer and the Company shall execute and deliver such documents as are reasonably necessary to effect such Transfer and assignment.

8.	VALIDITY OF TRANSFER

Notwithstanding the foregoing provisions of this Schedule 2, no Transfer of Shares or any economic interests therein to a Purchaser shall be valid or enforceable against either the Company or any Shareholder unless and until the Purchaser: (i) executes an Agreement of Adherence; and (ii) procures a guarantee of its obligations as Shareholder from a guarantor party acceptable to the other Shareholder (where the other Shareholder(s), acting reasonably, requires such a guarantee).

9.	CIRCUMSTANCES WHEN PRE-EMPTION RIGHT IS NOT APPLICABLE

The pre-emption right set forth in this Schedule 2 shall not apply to the transfer of ownership of Shares by inheritance, will, or by virtue of a judgment issued by the competent judicial authority.

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SCHEDULE 3

VALUATION

1.	INDEPENDENT EXPERT DETERMINATION

Except as the Shareholders may otherwise agree on a case-by-case basis, the “Fair Market Value” of a Shareholder’s Equity Interest shall as required be determined as follows.

1.1

Each Shareholder shall select an independent expert (a “Valuation Expert”). The costs of each Valuation Expert shall be borne by the Defaulting Shareholder. For the purpose of this Schedule 4, “Valuation Expert” shall mean the mining section of any internationally recognized investment bank or accountancy firm with mining valuation expertise. Each Valuation Expert shall calculate the Fair Market Value of the relevant Equity Interest in accordance with Paragraph 1.2 and shall submit a report of its valuation of the relevant Equity Interest to the Shareholders within twenty (20) days of the date of the Default Notice.

1.2

If the variance in the Fair Market Value of the relevant Equity Interest as calculated by each Valuation Expert is fifteen percent (15%) or less, then the mathematical average of the two (2) valuations shall be calculated and the resultant amount shall be the final Fair Market Value of the relevant Equity Interest and shall be binding on the Shareholders.

1.3

If the variance in the Fair Market Value of the relevant Equity Interest as calculated by each Valuation Expert is greater than fifteen percent (15%), the Shareholders shall jointly appoint a third Valuation Expert. If the Shareholders are unable to agree on a third Valuation Expert it shall be appointed by the auditors to the Company. Irrespective of whether it is selected by agreement or by the auditors, the third Valuation Expert shall be appointed by or deemed to be appointed by both Shareholders. The costs of the third Valuation Expert shall be borne by the Defaulting Shareholder.

1.4

 The third Valuation Expert shall conduct an independent review of the reports submitted by each of the two prior Valuation Experts and shall calculate the Fair Market Value of the relevant Equity Interest.

1.5

The Fair Market Value of the relevant Equity Interest as calculated by the third Valuation Expert shall be the final Fair Market Value of the relevant Equity Interest and shall be binding on the Shareholders. The Valuation Expert shall act as expert and not as arbitrator.

2.	VALUATION CRITERIA

Each of the Valuation Experts shall apply the following valuation criteria and principles. The Fair Market Value of Equity Interest shall be the price at which a willing seller would sell and a willing buyer would buy having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell. The Fair Market Value of the relevant Equity Interest may give effect to any discount for a minority interest or premium for a majority interest. In determining Fair Market Value of the relevant Equity Interest, the Valuation Expert shall value the Company on a going concern basis, taking into account the then existing market conditions, the Company’s net assets other than:

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2.1	the TyphoonTM Units;

2.2	Land Access Rights relating to a Designated Project in respect of which a Shareholder has elected to proceed on a sole risk basis in accordance with the terms of Clause 8.3.1 (Sole Risk); and

2.3	Land Access Rights which do not relate to a Designated Project.

and the then present value of the company’s future cash flows.

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SCHEDULE 4

MEETINGS OF THE BOARD

Meetings of the Board shall be conducted in accordance with the Articles of Association, and in accordance with the following provisions:

1.	MEETINGS OF THE BOARD.

Meetings of the Board of Directors shall be held at the location specified by the Chairperson, which will ordinarily be at the head office of the Company. Meetings shall be held at such times as the Chairperson may require upon at least fifteen (15) days’ prior written notice to each of the Directors. Any two (2) Directors may also request the Chairperson to call a meeting of the Directors, in which case the Chairperson shall promptly send notice of the meeting in accordance with this Schedule 4. The Board shall meet at least once every three (3) months or more frequently as the Board may determine, and any meeting of the Board may be combined with a meeting of the Shareholders.

1.1.1

The notice shall indicate the date, time and place of the meeting and shall include the agenda for the meeting. Any Director wishing to add items to the agenda shall be entitled to do so, provided that such Director notifies the Chairperson of the additional agenda items at least five (5) calendar days prior to the scheduled date of the meeting of the Board of Directors. Notice of additional agenda items may be delivered by email or facsimile transmission.

1.1.2

Any Director unable to attend the meeting may be represented by proxy pursuant to written authorization of the Director. Such written authorization may be in any form sufficient to convey the Director’s intent to be represented at the meeting by proxy and shall be signed by such represented Director.

1.1.3	A Director may waive notice of a meeting and/or additional agenda items in writing.

1.1.4	In case of a Board Deadlock, the provisions of paragraphs 4 to 7 (inclusive) of this Schedule 4 shall apply.

2.	MEETINGS BY TELECONFERENCE OR VIDEOCONFERENCE

Any Director may on reasonable prior notice to the Chairperson elect to participate in a Board meeting by teleconference or videoconference and the Chairperson shall then prior to the meeting ensure that arrangements are in place to enable participation by such means. Participation in a meeting pursuant to this provision constitutes presence in person at such meeting. The minutes of any telephonic meeting shall be recorded and signed in accordance with Paragraph 3.

3.	MINUTES

The Chairperson shall cause the Company to maintain a special register in which the minutes of meetings of the Board and its resolutions shall be entered. The Chairperson shall be responsible for taking, or designating a secretary of the meeting to take, the minutes of each meeting of the Board. Minutes of meetings of and resolutions adopted by the Board shall be signed by the Directors in attendance at the meeting, as provided herein.

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4.	BOARD DEADLOCK

A Board deadlock (“Board Deadlock”) will be deemed to occur where a duly convened meeting of the Board fails to take affirmative action on a matter set out in:

	4.1.1	Clause 17.6.1 (Budgets)

	4.1.2	Clause 17.6.3 (Additional Funding);

	4.1.3	Clause 17.6.7 (Exploration Program);

	4.1.4	Clause 17.6.13 (Budget Variations);

	4.1.5	Clause 17.6.14 (Changes to the Business); or

	4.1.6	Clause 17.6.16 (Related Party Agreements).

5.	BOARD DEADLOCK NOTICE

Where a Board Deadlock occurs, a Director seeking action may serve notice (a “Board Deadlock Notice”) on the other Directors stating that in his or her opinion a Board Deadlock has occurred and identifying the matter over which the Board is deadlocked.

6.	NEGOTIATION

Within fifteen (15) days of delivery of the Board Deadlock Notice, senior officers of IE Parent and Ma’aden (the “Board Deadlock Committee”) shall negotiate and endeavour to resolve in good faith the Board Deadlock. If the Board Deadlock Committee resolves the Board Deadlock within fifteen (15) days of delivery of the Board Deadlock Notice the Directors shall adopt any resolution reached by the Board Deadlock Committee. If the Board Deadlock Committee does not resolve the Board Deadlock within fifteen (15) days of delivery of the Board Deadlock Notice, the status quo shall prevail.

7.	CONTINUITY OF OPERATIONS

Throughout the entire period from the date of delivery of the Board Deadlock Notice until resolution of the Board Deadlock or otherwise the prevailing of the status quo, the Company shall continue its Business and operations in accordance with Clause 32.6 (Continuing Operations) and all directions from the Board of Directors and the Technical Committee on matters unaffected by the matter in question on the Board Deadlock.

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SCHEDULE 5

FINANCIAL REPORTING AND POLICIES

1.	RECORDS

The Shareholders shall cause the Company to keep proper books of record and accounts in English in which full and correct entries shall be made of all financial transactions relating to the business and financial position of the Company. The Company shall establish effective systems of internal controls and accounting allowing accurate control and allocation of all transactions of the business. Such systems of internal controls shall be designed to ensure that all transactions are properly identified and recorded and described in sufficient detail to ensure their proper classification; to ensure that expenditures are made in accordance with management directives and Company policies; to accurately measure the value of transactions; to ensure that transactions are recorded in the proper period; to ensure that transactions are properly presented and disclosed in the financial statements of the Company; to ensure compliance with all Applicable Laws and statutory requirements; and to ensure auditing at appropriate intervals. Off book transactions and accounts shall be strictly prohibited. For the avoidance of doubt, such systems shall provide for the preparation of financial statements in accordance with International Financial Reporting Standards, US GAAP, Saudi Arabian Accounting Standards and other Applicable Law, and such other controls as are required to ensure each Shareholder (and its Affiliates) is provided with all material information relating to the Company to allow timely decisions by such Shareholder regarding required disclosure necessary to satisfy any regulatory or other disclosure obligations to the extent required by Applicable Law.

2.	FINANCIAL REPORTING

The financial reporting requirements of the Company shall be as determined by the Board, subject to Applicable Law. In respect of each approved Budget:

2.1.1

the Company shall forward to the Shareholders within fifteen (15) days (or such longer period as may be approved by the Board) after the end of each calendar month, monthly management accounts in a form which shall include:

i.

a balance sheet, profit and loss account and cash flow statement (and related supporting schedules). For the month and year to, date, which shall show the financial position of the Company and provide a report on the Company’s performance and operations, including a comparison on a line by line basis between budgeted and actual revenues and expenditures, with an explanation of material variances between such figures and in respect of current operations, and in connection with any development the current estimated costs to the projected date on which the preparation and equipping of a mine complex on the Ma’aden Land will be complete, or will be sufficiently complete to commence commercial operations, compared on a line by line basis to the approved Budget, with an explanation of material variances between such figures;

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	ii.	a profit and cash flow forecast to the end of the current Financial Year and a comparison between such forecast and the budgeted figures; and

	iii.	such additional information as either Shareholder may request from time to time, including, for example, to explain any variances between the budgeted and actual figures of the Company for any period;

2.1.2

the Company shall forward to the Shareholders within twenty (20) days after the end of Financial Quarter of the Company, statements comparing the financial results of the Company for such Financial Quarter and the portion of the current Financial Year as well as standard production numbers (including tonnes, grade and recoveries) then ended with the same Financial Quarters of the previous Financial Year, together with, to the extent requested by any Shareholder, a review engagement letter from the Company’s auditors with respect thereto, to be prepared at the expense of the requesting Shareholder;

2.1.3

the Company shall forward to the Shareholders within forty-five (45) days following the end of each Financial Year the audited consolidated accounts of the Company and the Company shall instruct the Company auditors to discuss the same with each Shareholder as required from time to time and to make their working papers available for inspection to either Shareholder or such firm of chartered accountants as either Shareholder may nominate at its written request; and

2.1.4

to the extent required by Ivanhoe Electric, the Company shall reconcile any financial information provided with US GAAP and Ivanhoe Electric shall provide reasonable assistance with such reconciliation. All costs in relation to such reconciliation will be borne solely by Ivanhoe Electric.

3.	POLICIES

The Board of Directors shall adopt, and the General Manager, the Operator and the Technical Committee shall procure maintenance of the management policies, directives, operating procedures, standard terms and conditions, price guidelines and other documents necessary for the successful and proper operation of the Business and compliance with all Applicable Laws.

4.	INSPECTION BY SHAREHOLDERS

Each Shareholder is entitled to inspect and copy the books and records of the Company at its own expense either directly or through an agent reasonably acceptable to the other Shareholder, subject to such Shareholder first obtaining reasonable undertakings of confidentiality from such agent. Such rights of inspection shall be exercised upon reasonable prior notice and in such a manner as not to interfere unreasonably with the conduct of the Company’s business.

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SCHEDULE 6

MA’ADEN LAND AREA

Part 1  Exploration Licenses1

License Number	Region_Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Issue Date_G	Expiry Date
1442356	Bir Umq	Bir Umq Harrat 01	Madinah	99.74	1	21-Jun-2021	28-Apr-2026
1442355	Bir Umq	Bir Umq Harrat 02	Madinah	74.91	1	21-Jun-2021	28-Apr-2026
1442354	Bir Umq	Bir Umq Harrat 03	Madinah	95.21	1	21-Jun-2021	28-Apr-2026
1442353	Bir Umq	Bir Umq Harrat 04	Madinah	99.74	1	21-Jun-2021	28-Apr-2026
1442352	Bir Umq	Bir Umq Harrat 05	Madinah	82.51	1	21-Jun-2021	28-Apr-2026
1442351	Bir Umq	Bir Umq Harrat 06	Madinah	67.96	1	21-Jun-2021	28-Apr-2026
1442350	Bir Umq	Bir Umq Harrat 07	Madinah	93.44	1	21-Jun-2021	28-Apr-2026
1442349	Bir Umq	Bir Umq Harrat 11	Madinah	99.74	1	21-Jun-2021	28-Apr-2026
1442348	Bir Umq	Bir Umq Harrat 12	Madinah	87.93	1	21-Jun-2021	28-Apr-2026
1442346	Bir Umq	Bir Umq Harrat 13	Madinah	50.13	1	21-Jun-2021	28-Apr-2026
1443316	Bir Umq	Bir Umq Harrat 14	Madinah	67.28	1	27-Oct-2021	3-Sep-2026
1443350	Bir Umq	Bir Umq Harrat 15	Madinah	54.40	1	29-Apr-2022	7-Mar-2027
1442347	Bir Umq	Bir Umq Harrat 16	Madinah	60.92	1	21-Jun-2021	28-Apr-2026
1442345	Bir Umq	Bir Umq Harrat 17	Madinah	99.72	1	21-Jun-2021	28-Apr-2026
1442344	Bir Umq	Bir Umq Harrat 18	Madinah	95.27	1	21-Jun-2021	28-Apr-2026
1443365	Al Amar	Al Amar 05	Riyadh	99.72	1	6-Jun-2022	15-Apr-2027
1443366	Al Amar	Al Amar 06	Riyadh	80.99	1	6-Jun-2022	15-Apr-2027
1443367	Al Amar	Al Amar 07	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027

1

NOTE TO DRAFT: List of Exploration Licenses to be updated prior to signing of this Agreement to account for shortfall in Ma’aden Land as at the date of this agreed form Agreement and Exploration Licenses granted during the intervening period between signing and completion occurring.

77

License Number	Region_Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Issue Date_G	Expiry Date
1443368	Al Amar	Al Amar 08	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027
1443389	Al Amar	Al Amar 09	Riyadh	56.40	1	6-Jun-2022	15-Apr-2027
1443371	Al Amar	Al Amar 10	Riyadh	82.38	1	6-Jun-2022	15-Apr-2027
1443388	Al Amar	Al Amar 11	Riyadh	33.49	1	6-Jun-2022	15-Apr-2027
1443386	Al Amar	Al Amar 12	Riyadh	41.49	1	6-Jun-2022	15-Apr-2027
1443387	Al Amar	Al Amar 13	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027
1443369	Al Amar	Al Amar 14	Riyadh	52.22	1	6-Jun-2022	15-Apr-2027
1443385	Al Amar	Al Amar 15	Riyadh	99.68	1	6-Jun-2022	15-Apr-2027
1443384	Al Amar	Al Amar 16	Riyadh	99.22	1	6-Jun-2022	15-Apr-2027
1443383	Al Amar	Al Amar 17	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027
1443382	Al Amar	Al Amar 18	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027
1443381	Al Amar	Al Amar 20	Riyadh	99.70	1	6-Jun-2022	15-Apr-2027
1443380	Al Amar	Al Amar 21	Riyadh	99.69	1	6-Jun-2022	15-Apr-2027
1443379	Al Amar	Al Amar 22	Riyadh	68.32	1	6-Jun-2022	15-Apr-2027
1443378	Al Amar	Al Amar 23	Riyadh	73.66	1	6-Jun-2022	15-Apr-2027
1443377	Al Amar	Al Amar 24	Riyadh	72.40	1	6-Jun-2022	15-Apr-2027
1443376	Al Amar	Al Amar 25	Riyadh	70.59	1	6-Jun-2022	15-Apr-2027
1443375	Al Amar	Al Amar 26	Riyadh	99.69	1	6-Jun-2022	15-Apr-2027
1443374	Al Amar	Al Amar 27	Riyadh	99.69	1	6-Jun-2022	15-Apr-2027
1443373	Al Amar	Al Amar 28	Riyadh	74.96	1	6-Jun-2022	15-Apr-2027
1443372	Al Amar	Al Amar 29	Riyadh	31.59	1	6-Jun-2022	15-Apr-2027
1444375	Wadi Bidah	Wadi Bidah_1	Makkah	72.23	1	22-Dec-2022	28-Oct-2027
1444376	Wadi Bidah	Wadi Bidah_2	Makkah	79.19	1	22-Dec-2022	28-Oct-2027
1444378	Wadi Bidah	Wadi Bidah_3	Makkah	85.93	1	22-Dec-2022	28-Oct-2027
1444385	Wadi Bidah	Wadi Bidah_4	Makkah	99.44	1	25-Dec-2022	31-Oct-2027

78

License Number	Region_Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Issue Date_G	Expiry Date
1444393	Wadi Bidah	Wadi Bidah_5	Makkah	81.01	1	25-Dec-2022	31-Oct-2027
1444392	Wadi Bidah	Wadi Bidah_6	Makkah	16.44	1	25-Dec-2022	31-Oct-2027
1444381	Wadi Bidah	Wadi Bidah_7	Baha	68.85	1	22-Dec-2022	28-Oct-2027
1444391	Wadi Bidah	Wadi Bidah_8	Makkah -Baha	80.54	1	25-Dec-2022	31-Oct-2027
1444379	Wadi Bidah	Wadi Bidah_9	Baha	42.47	1	22-Dec-2022	28-Oct-2027
1444390	Wadi Bidah	Wadi Bidah_10	Baha	31.88	1	25-Dec-2022	31-Oct-2027
1444389	Wadi Bidah	Wadi Bidah_11	Baha	17.70	1	25-Dec-2022	31-Oct-2027
1444388	Wadi Bidah	Wadi Bidah_12	Baha	30.53	1	25-Dec-2022	31-Oct-2027
1444380	Wadi Bidah	Wadi Bidah_13	Baha	41.26	1	22-Dec-2022	28-Oct-2027
1444387	Wadi Bidah	Wadi Bidah_14	Baha	23.39	1	25-Dec-2022	31-Oct-2027
1444377	Wadi Bidah	Wadi Bidah_15	Baha	41.80	1	22-Dec-2022	28-Oct-2027
1444386	Wadi Bidah	Wadi Bidah_16	Baha	95.39	1	25-Dec-2022	31-Oct-2027
1444384	Wadi Bidah	Wadi Bidah_17	Baha	44.49	1	22-Dec-2022	28-Oct-2027
1444382	Wadi Bidah	Wadi Bidah_18	Baha	25.71	1	22-Dec-2022	28-Oct-2027
			Total Granted	4,142	57

79

Part 2  Exploration License Applications2

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ad_Dawadimi_A	Ad_Dawadimi_A-1	Riyadh	99.80	1	19-12-2022	19-12-2022	16688
Ad_Dawadimi_A	Ad_Dawadimi_A-2	Riyadh	99.80	1	19-12-2022	19-12-2022	16689
Ad_Dawadimi_A	Ad_Dawadimi_A-3	Riyadh	99.80	1	19-12-2022	19-12-2022	16690
Ad_Dawadimi_A	Ad_Dawadimi_A-4	Riyadh	99.77	1	19-12-2022	19-12-2022	16691
Ad_Dawadimi_A	Ad_Dawadimi_A-5	Riyadh	99.77	1	19-12-2022	19-12-2022	16692
Ad_Dawadimi_A	Ad_Dawadimi_A-6	Riyadh	99.77	1	19-12-2022	19-12-2022	16693
Ad_Dawadimi_A	Ad_Dawadimi_A-7	Riyadh	99.84	1	19-12-2022	19-12-2022	16694
Ad_Dawadimi_A	Ad_Dawadimi_A-8	Riyadh	99.84	1	19-12-2022	19-12-2022	16695
Ad_Dawadimi_A	Ad_Dawadimi_A-9	Riyadh	99.84	1	19-12-2022	19-12-2022	16696
Ad_Dawadimi_B	Ad_Dawadimi_B-1	Riyadh	99.72	1	14-12-2022	14-12-2022	16583
Ad_Dawadimi_B	Ad_Dawadimi_B-2	Riyadh	99.72	1	14-12-2022	14-12-2022	16584
Ad_Dawadimi_B	Ad_Dawadimi_B-3	Riyadh	99.72	1	14-12-2022	14-12-2022	16585
Ad_Dawadimi_B	Ad_Dawadimi_B-4	Riyadh	99.79	1	14-12-2022	14-12-2022	16587
Ad_Dawadimi_B	Ad_Dawadimi_B-5	Riyadh	99.79	1	14-12-2022	14-12-2022	16588
Ad_Dawadimi_B	Ad_Dawadimi_B-6	Riyadh	99.80	1	14-12-2022	14-12-2022	16589
Ad_Dawadimi_B	Ad_Dawadimi_B-7	Riyadh	99.87	1	14-12-2022	14-12-2022	16590
Ad_Dawadimi_B	Ad_Dawadimi_B-8	Riyadh	99.86	1	14-12-2022	14-12-2022	16591
Ad_Dawadimi_B	Ad_Dawadimi_B-9	Riyadh	99.86	1	14-12-2022	14-12-2022	16592
Ar_Rayan_A	Ar_Rayan_A-1	Riyadh	99.71	1	19-12-2022	19-12-2022	16701
Ar_Rayan_A	Ar_Rayan_A-2	Riyadh	99.71	1	19-12-2022	19-12-2022	16703

[2]	NOTE TO DRAFT: List of Exploration License Applications to be updated prior to signing of this Agreement to account for shortfall in Ma’aden Land as at the date of this agreed form Agreement.

80

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_A	Ar_Rayan_A-3	Riyadh	99.71	1	19-12-2022	19-12-2022	16705
Ar_Rayan_A	Ar_Rayan_A-4	Riyadh	99.78	1	19-12-2022	19-12-2022	16707
Ar_Rayan_A	Ar_Rayan_A-5	Riyadh	99.78	1	19-12-2022	19-12-2022	16708
Ar_Rayan_A	Ar_Rayan_A-6	Riyadh	99.78	1	19-12-2022	19-12-2022	16711
Ar_Rayan_A	Ar_Rayan_A-7	Riyadh	99.76	1	20-12-2022	20-12-2022	16720
Ar_Rayan_A	Ar_Rayan_A-8	Riyadh	99.76	1	20-12-2022	20-12-2022	16721
Ar_Rayan_A	Ar_Rayan_A-9	Riyadh	99.77	1	20-12-2022	20-12-2022	16722
Ar_Rayan_A	Ar_Rayan_A-10	Riyadh	99.84	1	19-12-2022	19-12-2022	16706
Ar_Rayan_A	Ar_Rayan_A-11	Riyadh	99.83	1	19-12-2022	19-12-2022	16709
Ar_Rayan_A	Ar_Rayan_A-12	Riyadh	91.85	1	19-12-2022	19-12-2022	16710
Ar_Rayan_A	Ar_Rayan_A-13	Riyadh	94.67	1	19-12-2022	19-12-2022	16712
Ar_Rayan_A	Ar_Rayan_A-14	Riyadh	99.77	1	20-12-2022	20-12-2022	16718
Ar_Rayan_B	Ar_Rayan_B-1	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17124
Ar_Rayan_B	Ar_Rayan_B-2	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17126
Ar_Rayan_B	Ar_Rayan_B-3	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17131
Ar_Rayan_B	Ar_Rayan_B-4	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17134
Ar_Rayan_B	Ar_Rayan_B-5	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17137
Ar_Rayan_B	Ar_Rayan_B-6	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17139
Ar_Rayan_B	Ar_Rayan_B-7	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17147
Ar_Rayan_B	Ar_Rayan_B-8	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17151
Ar_Rayan_B	Ar_Rayan_B-9	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17157
Ar_Rayan_B	Ar_Rayan_B-10	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17158
Ar_Rayan_B	Ar_Rayan_B-11	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17163
Ar_Rayan_B	Ar_Rayan_B-12	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17167

81

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-13	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17172
Ar_Rayan_B	Ar_Rayan_B-14	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17180
Ar_Rayan_B	Ar_Rayan_B-15	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17181
Ar_Rayan_B	Ar_Rayan_B-16	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17182
Ar_Rayan_B	Ar_Rayan_B-17	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17183
Ar_Rayan_B	Ar_Rayan_B-18	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17184
Ar_Rayan_B	Ar_Rayan_B-19	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17185
Ar_Rayan_B	Ar_Rayan_B-20	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17187
Ar_Rayan_B	Ar_Rayan_B-21	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17193
Ar_Rayan_B	Ar_Rayan_B-22	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17195
Ar_Rayan_B	Ar_Rayan_B-23	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17201
Ar_Rayan_B	Ar_Rayan_B-24	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17205
Ar_Rayan_B	Ar_Rayan_B-25	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17209
Ar_Rayan_B	Ar_Rayan_B-26	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17219
Ar_Rayan_B	Ar_Rayan_B-27	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17255
Ar_Rayan_B	Ar_Rayan_B-28	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17256
Ar_Rayan_B	Ar_Rayan_B-29	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17257
Ar_Rayan_B	Ar_Rayan_B-30	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17258
Ar_Rayan_B	Ar_Rayan_B-31	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17259
Ar_Rayan_B	Ar_Rayan_B-32	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17264
Ar_Rayan_B	Ar_Rayan_B-33	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17265
Ar_Rayan_B	Ar_Rayan_B-34	Riyadh	99.84	1	08-Jan-2023	8-Jan-2023	17266
Ar_Rayan_B	Ar_Rayan_B-35	Riyadh	99.85	1	08-Jan-2023	8-Jan-2023	17267
Ar_Rayan_B	Ar_Rayan_B-36	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17277

82

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-37	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17278
Ar_Rayan_B	Ar_Rayan_B-38	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17279
Ar_Rayan_B	Ar_Rayan_B-39	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17281
Ar_Rayan_B	Ar_Rayan_B-40	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17282
Ar_Rayan_B	Ar_Rayan_B-41	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17283
Ar_Rayan_B	Ar_Rayan_B-42	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17284
Ar_Rayan_B	Ar_Rayan_B-43	Riyadh	99.75	1	08-Jan-2023	8-Jan-2023	17286
Ar_Rayan_B	Ar_Rayan_B-44	Riyadh	99.75	1	08-Jan-2023	8-Jan-2023	17289
Ar_Rayan_B	Ar_Rayan_B-45	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17290
Ar_Rayan_B	Ar_Rayan_B-46	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17119
Ar_Rayan_B	Ar_Rayan_B-47	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17121
Ar_Rayan_B	Ar_Rayan_B-48	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17123
Ar_Rayan_B	Ar_Rayan_B-49	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17127
Ar_Rayan_B	Ar_Rayan_B-50	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17130
Ar_Rayan_B	Ar_Rayan_B-51	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17132
Ar_Rayan_B	Ar_Rayan_B-52	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17135
Ar_Rayan_B	Ar_Rayan_B-53	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17142
Ar_Rayan_B	Ar_Rayan_B-54	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17143
Ar_Rayan_B	Ar_Rayan_B-55	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17145
Ar_Rayan_B	Ar_Rayan_B-56	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17149
Ar_Rayan_B	Ar_Rayan_B-57	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17154
Ar_Rayan_B	Ar_Rayan_B-58	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17156
Ar_Rayan_B	Ar_Rayan_B-59	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17161
Ar_Rayan_B	Ar_Rayan_B-60	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17165

83

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-61	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17169
Ar_Rayan_B	Ar_Rayan_B-62	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17186
Ar_Rayan_B	Ar_Rayan_B-63	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17189
Ar_Rayan_B	Ar_Rayan_B-64	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17190
Ar_Rayan_B	Ar_Rayan_B-65	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17194
Ar_Rayan_B	Ar_Rayan_B-66	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17197
Ar_Rayan_B	Ar_Rayan_B-67	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17199
Ar_Rayan_B	Ar_Rayan_B-68	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17202
Ar_Rayan_B	Ar_Rayan_B-69	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17206
Ar_Rayan_B	Ar_Rayan_B-70	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17210
Ar_Rayan_B	Ar_Rayan_B-71	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17212
Ar_Rayan_B	Ar_Rayan_B-72	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17216
Ar_Rayan_B	Ar_Rayan_B-73	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17217
Ar_Rayan_B	Ar_Rayan_B-74	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17218
Ar_Rayan_B	Ar_Rayan_B-75	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17220
Ar_Rayan_B	Ar_Rayan_B-76	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17221
Ar_Rayan_B	Ar_Rayan_B-77	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17224
Ar_Rayan_B	Ar_Rayan_B-78	Riyadh	99.84	1	08-Jan-2023	8-Jan-2023	17226
Ar_Rayan_B	Ar_Rayan_B-79	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17227
Ar_Rayan_B	Ar_Rayan_B-80	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17228
Ar_Rayan_B	Ar_Rayan_B-81	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17239
Ar_Rayan_B	Ar_Rayan_B-82	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17240
Ar_Rayan_B	Ar_Rayan_B-83	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17243
Ar_Rayan_B	Ar_Rayan_B-84	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17245

84

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-85	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17247
Ar_Rayan_B	Ar_Rayan_B-86	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17248
Ar_Rayan_B	Ar_Rayan_B-87	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17250
Ar_Rayan_B	Ar_Rayan_B-88	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17252
Ar_Rayan_B	Ar_Rayan_B-89	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17254
Ar_Rayan_B	Ar_Rayan_B-90	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17118
Ar_Rayan_B	Ar_Rayan_B-91	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17120
Ar_Rayan_B	Ar_Rayan_B-92	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17122
Ar_Rayan_B	Ar_Rayan_B-93	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17125
Ar_Rayan_B	Ar_Rayan_B-94	Riyadh	99.75	1	08-Jan-2023	8-Jan-2023	17129
Ar_Rayan_B	Ar_Rayan_B-95	Riyadh	99.74	1	08-Jan-2023	8-Jan-2023	17133
Ar_Rayan_B	Ar_Rayan_B-96	Riyadh	99.74	1	08-Jan-2023	8-Jan-2023	17136
Ar_Rayan_B	Ar_Rayan_B-97	Riyadh	99.74	1	08-Jan-2023	8-Jan-2023	17141
Ar_Rayan_B	Ar_Rayan_B-98	Riyadh	99.73	1	08-Jan-2023	8-Jan-2023	17144
Ar_Rayan_B	Ar_Rayan_B-99	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17146
Ar_Rayan_B	Ar_Rayan_B-100	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17148
Ar_Rayan_B	Ar_Rayan_B-101	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17150
Ar_Rayan_B	Ar_Rayan_B-102	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17153
Ar_Rayan_B	Ar_Rayan_B-103	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17155
Ar_Rayan_B	Ar_Rayan_B-104	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17159
Ar_Rayan_B	Ar_Rayan_B-105	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17162
Ar_Rayan_B	Ar_Rayan_B-106	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17164
Ar_Rayan_B	Ar_Rayan_B-107	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17166
Ar_Rayan_B	Ar_Rayan_B-108	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17168

85

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-109	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17171
Ar_Rayan_B	Ar_Rayan_B-110	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17188
Ar_Rayan_B	Ar_Rayan_B-111	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17191
Ar_Rayan_B	Ar_Rayan_B-112	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17192
Ar_Rayan_B	Ar_Rayan_B-113	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17196
Ar_Rayan_B	Ar_Rayan_B-114	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17198
Ar_Rayan_B	Ar_Rayan_B-115	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17200
Ar_Rayan_B	Ar_Rayan_B-116	Riyadh	99.78	1	08-Jan-2023	8-Jan-2023	17203
Ar_Rayan_B	Ar_Rayan_B-117	Riyadh	99.79	1	08-Jan-2023	8-Jan-2023	17204
Ar_Rayan_B	Ar_Rayan_B-118	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17207
Ar_Rayan_B	Ar_Rayan_B-119	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17211
Ar_Rayan_B	Ar_Rayan_B-120	Riyadh	99.77	1	08-Jan-2023	8-Jan-2023	17213
Ar_Rayan_B	Ar_Rayan_B-121	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17215
Ar_Rayan_B	Ar_Rayan_B-122	Riyadh	99.76	1	08-Jan-2023	8-Jan-2023	17222
Ar_Rayan_B	Ar_Rayan_B-123	Riyadh	99.75	1	08-Jan-2023	8-Jan-2023	17223
Ar_Rayan_B	Ar_Rayan_B-124	Riyadh	99.75	1	08-Jan-2023	8-Jan-2023	17225
Ar_Rayan_B	Ar_Rayan_B-125	Riyadh	99.74	1	08-Jan-2023	8-Jan-2023	17236
Ar_Rayan_B	Ar_Rayan_B-126	Riyadh	99.74	1	08-Jan-2023	8-Jan-2023	17237
Ar_Rayan_B	Ar_Rayan_B-127	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17238
Ar_Rayan_B	Ar_Rayan_B-128	Riyadh	99.80	1	08-Jan-2023	8-Jan-2023	17241
Ar_Rayan_B	Ar_Rayan_B-129	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17244
Ar_Rayan_B	Ar_Rayan_B-130	Riyadh	99.81	1	08-Jan-2023	8-Jan-2023	17246
Ar_Rayan_B	Ar_Rayan_B-131	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17249
Ar_Rayan_B	Ar_Rayan_B-132	Riyadh	99.82	1	08-Jan-2023	8-Jan-2023	17251

86

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_B	Ar_Rayan_B-133	Riyadh	99.83	1	08-Jan-2023	8-Jan-2023	17253
Ar_Rayan_C	Ar_Rayan_C-1	Riyadh	99.79	1	13-12-2022	13-12-2022	16499
Ar_Rayan_C	Ar_Rayan_C-2	Riyadh	99.76	1	13-12-2022	13-12-2022	16502
Ar_Rayan_C	Ar_Rayan_C-3	Riyadh	99.77	1	13-12-2022	13-12-2022	16503
Ar_Rayan_C	Ar_Rayan_C-4	Riyadh	99.77	1	13-12-2022	13-12-2022	16510
Ar_Rayan_C	Ar_Rayan_C-5	Riyadh	99.77	1	13-12-2022	13-12-2022	16512
Ar_Rayan_C	Ar_Rayan_C-6	Riyadh	99.74	1	13-12-2022	13-12-2022	16515
Ar_Rayan_C	Ar_Rayan_C-7	Riyadh	99.74	1	13-12-2022	13-12-2022	16517
Ar_Rayan_C	Ar_Rayan_C-8	Riyadh	99.74	1	13-12-2022	13-12-2022	16518
Ar_Rayan_C	Ar_Rayan_C-9	Riyadh	99.74	1	13-12-2022	13-12-2022	16520
Ar_Rayan_C	Ar_Rayan_C-10	Riyadh	99.74	1	13-12-2022	13-12-2022	16522
Ar_Rayan_C	Ar_Rayan_C-11	Riyadh	99.78	1	13-12-2022	13-12-2022	16524
Ar_Rayan_C	Ar_Rayan_C-12	Riyadh	99.78	1	13-12-2022	13-12-2022	16526
Ar_Rayan_C	Ar_Rayan_C-13	Riyadh	99.78	1	13-12-2022	13-12-2022	16527
Ar_Rayan_C	Ar_Rayan_C-14	Riyadh	99.79	1	13-12-2022	13-12-2022	16529
Ar_Rayan_C	Ar_Rayan_C-15	Riyadh	99.79	1	13-12-2022	13-12-2022	16531
Ar_Rayan_C	Ar_Rayan_C-16	Riyadh	99.77	1	13-12-2022	13-12-2022	16533
Ar_Rayan_C	Ar_Rayan_C-17	Riyadh	99.76	1	13-12-2022	13-12-2022	16535
Ar_Rayan_C	Ar_Rayan_C-18	Riyadh	99.76	1	13-12-2022	13-12-2022	16538
Ar_Rayan_C	Ar_Rayan_C-19	Riyadh	99.76	1	13-12-2022	13-12-2022	16540
Ar_Rayan_C	Ar_Rayan_C-20	Riyadh	99.76	1	13-12-2022	13-12-2022	16542
Ar_Rayan_C	Ar_Rayan_C-21	Riyadh	92.08	1	13-12-2022	13-12-2022	16544
Ar_Rayan_C	Ar_Rayan_C-22	Riyadh	99.75	1	13-12-2022	13-12-2022	16546
Ar_Rayan_C	Ar_Rayan_C-23	Riyadh	99.75	1	13-12-2022	13-12-2022	16548

87

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_C	Ar_Rayan_C-24	Riyadh	99.75	1	13-12-2022	13-12-2022	16550
Ar_Rayan_C	Ar_Rayan_C-25	Riyadh	99.76	1	13-12-2022	13-12-2022	16498
Ar_Rayan_C	Ar_Rayan_C-26	Riyadh	99.78	1	13-12-2022	13-12-2022	16500
Ar_Rayan_C	Ar_Rayan_C-27	Riyadh	99.78	1	13-12-2022	13-12-2022	16501
Ar_Rayan_C	Ar_Rayan_C-28	Riyadh	99.77	1	13-12-2022	13-12-2022	16504
Ar_Rayan_C	Ar_Rayan_C-29	Riyadh	99.77	1	13-12-2022	13-12-2022	16506
Ar_Rayan_C	Ar_Rayan_C-30	Riyadh	97.74	1	13-12-2022	13-12-2022	16507
Ar_Rayan_C	Ar_Rayan_C-31	Riyadh	99.80	1	13-12-2022	13-12-2022	16509
Ar_Rayan_C	Ar_Rayan_C-32	Riyadh	99.80	1	13-12-2022	13-12-2022	16511
Ar_Rayan_C	Ar_Rayan_C-33	Riyadh	99.80	1	13-12-2022	13-12-2022	16513
Ar_Rayan_C	Ar_Rayan_C-34	Riyadh	99.80	1	13-12-2022	13-12-2022	16514
Ar_Rayan_C	Ar_Rayan_C-35	Riyadh	99.81	1	13-12-2022	13-12-2022	16516
Ar_Rayan_C	Ar_Rayan_C-36	Riyadh	99.77	1	13-12-2022	13-12-2022	16521
Ar_Rayan_C	Ar_Rayan_C-37	Riyadh	99.77	1	13-12-2022	13-12-2022	16523
Ar_Rayan_C	Ar_Rayan_C-38	Riyadh	99.77	1	13-12-2022	13-12-2022	16525
Ar_Rayan_C	Ar_Rayan_C-39	Riyadh	99.76	1	13-12-2022	13-12-2022	16528
Ar_Rayan_C	Ar_Rayan_C-40	Riyadh	99.76	1	13-12-2022	13-12-2022	16530
Ar_Rayan_C	Ar_Rayan_C-41	Riyadh	99.72	1	13-12-2022	13-12-2022	16532
Ar_Rayan_C	Ar_Rayan_C-42	Riyadh	99.72	1	13-12-2022	13-12-2022	16534
Ar_Rayan_C	Ar_Rayan_C-43	Riyadh	99.72	1	13-12-2022	13-12-2022	16536
Ar_Rayan_C	Ar_Rayan_C-44	Riyadh	99.73	1	13-12-2022	13-12-2022	16537
Ar_Rayan_C	Ar_Rayan_C-45	Riyadh	99.73	1	13-12-2022	13-12-2022	16539
Ar_Rayan_C	Ar_Rayan_C-46	Riyadh	99.77	1	13-12-2022	13-12-2022	16541
Ar_Rayan_C	Ar_Rayan_C-47	Riyadh	99.76	1	13-12-2022	13-12-2022	16543

88

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Ar_Rayan_C	Ar_Rayan_C-48	Riyadh	99.76	1	13-12-2022	13-12-2022	16545
Ar_Rayan_C	Ar_Rayan_C-49	Riyadh	99.76	1	13-12-2022	13-12-2022	16547
Ar_Rayan_C	Ar_Rayan_C-50	Riyadh	99.76	1	13-12-2022	13-12-2022	16549
Ar_Rayan_D	Ar_Rayan_D-1	Riyadh	99.72	1	19-12-2022	19-12-2022	16698
Ar_Rayan_D	Ar_Rayan_D-2	Riyadh	99.69	1	19-12-2022	19-12-2022	16699
Ar_Rayan_D	Ar_Rayan_D-3	Riyadh	99.75	1	19-12-2022	19-12-2022	16700
Ar_Rayan_D	Ar_Rayan_D-4	Riyadh	99.78	1	19-12-2022	19-12-2022	16702
Najran	Najran-1	Najran	99.60	1	27-12-2022	27-12-2022	16889
Najran	Najran-2	Najran	99.59	1	27-12-2022	27-12-2022	16891
Najran	Najran-3	Najran	99.59	1	27-12-2022	27-12-2022	16892
Najran	Najran-4	Najran	99.59	1	27-12-2022	27-12-2022	16895
Najran	Najran-5	Najran	99.59	1	27-12-2022	27-12-2022	16926
Najran	Najran-6	Najran	99.59	1	27-12-2022	27-12-2022	16930
Najran	Najran-7	Najran	99.59	1	27-12-2022	27-12-2022	16933
Najran	Najran-8	Najran	99.59	1	27-12-2022	27-12-2022	16936
Najran	Najran-9	Najran	99.64	1	27-12-2022	27-12-2022	16940
Najran	Najran-10	Najran	99.64	1	27-12-2022	27-12-2022	16941
Najran	Najran-11	Najran	99.64	1	27-12-2022	27-12-2022	16944
Najran	Najran-12	Najran	99.64	1	27-12-2022	27-12-2022	16946
Najran	Najran-13	Najran	99.64	1	28-12-2022	28-12-2022	16954
Najran	Najran-14	Najran	99.64	1	28-12-2022	28-12-2022	16955
Najran	Najran-15	Najran	99.65	1	28-12-2022	28-12-2022	16956
Najran	Najran-16	Najran	99.65	1	28-12-2022	28-12-2022	16957
Najran	Najran-17	Najran	99.70	1	28-12-2022	28-12-2022	16958

89

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Najran	Najran-18	Najran	99.70	1	28-12-2022	28-12-2022	16962
Najran	Najran-19	Najran	99.69	1	28-12-2022	28-12-2022	16973
Najran	Najran-20	Najran	99.69	1	28-12-2022	28-12-2022	16975
Najran	Najran-21	Najran	99.69	1	28-12-2022	28-12-2022	16977
Najran	Najran-22	Najran	99.69	1	28-12-2022	28-12-2022	16979
Najran	Najran-23	Najran	99.69	1	28-12-2022	28-12-2022	16981
Najran	Najran-24	Najran	99.69	1	28-12-2022	28-12-2022	16982
Najran	Najran-25	Najran	99.74	1	28-12-2022	28-12-2022	16983
Najran	Najran-26	Najran	99.74	1	28-12-2022	28-12-2022	16984
Najran	Najran-27	Najran	99.74	1	28-12-2022	28-12-2022	16985
Najran	Najran-28	Najran	99.74	1	28-12-2022	28-12-2022	16986
Najran	Najran-29	Najran	99.74	1	28-12-2022	28-12-2022	16987
Najran	Najran-30	Najran	99.75	1	28-12-2022	28-12-2022	16988
Najran	Najran-31	Najran	99.75	1	28-12-2022	28-12-2022	16989
Najran	Najran-32	Najran	99.75	1	28-12-2022	28-12-2022	16990
Najran	Najran-33	Najran	99.76	1	27-12-2022	27-12-2022	16898
Najran	Najran-34	Najran	99.76	1	27-12-2022	27-12-2022	16900
Najran	Najran-35	Najran	99.76	1	27-12-2022	27-12-2022	16902
Najran	Najran-36	Najran	99.76	1	27-12-2022	27-12-2022	16904
Najran	Najran-37	Najran	99.75	1	27-12-2022	27-12-2022	16905
Najran	Najran-38	Najran	99.75	1	27-12-2022	27-12-2022	16907
Najran	Najran-39	Najran	99.75	1	27-12-2022	27-12-2022	16909
Najran	Najran-40	Najran	99.75	1	27-12-2022	27-12-2022	16911
Najran	Najran-41	Najran	99.70	1	27-12-2022	27-12-2022	16912

90

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Najran	Najran-42	Najran	99.70	1	27-12-2022	27-12-2022	16914
Najran	Najran-43	Najran	99.70	1	27-12-2022	27-12-2022	16915
Najran	Najran-44	Najran	99.70	1	27-12-2022	27-12-2022	16917
Najran	Najran-45	Najran	99.70	1	27-12-2022	27-12-2022	16918
Najran	Najran-46	Najran	99.70	1	27-12-2022	27-12-2022	16924
Najran	Najran-47	Najran	99.70	1	27-12-2022	27-12-2022	16929
Najran	Najran-48	Najran	99.71	1	27-12-2022	27-12-2022	16931
Najran	Najran-49	Najran	99.76	1	27-12-2022	27-12-2022	16934
Najran	Najran-50	Najran	99.75	1	27-12-2022	27-12-2022	16938
Najran	Najran-51	Najran	99.75	1	27-12-2022	27-12-2022	16943
Najran	Najran-52	Najran	99.75	1	27-12-2022	27-12-2022	16945
Najran	Najran-53	Najran	99.75	1	27-12-2022	27-12-2022	16947
Najran	Najran-54	Najran	99.75	1	28-12-2022	28-12-2022	16965
Najran	Najran-55	Najran	99.75	1	28-12-2022	28-12-2022	16968
Najran	Najran-56	Najran	99.75	1	28-12-2022	28-12-2022	16970
Najran	Najran-57	Najran	99.74	1	28-12-2022	28-12-2022	16992
Najran	Najran-58	Najran	99.74	1	28-12-2022	28-12-2022	16995
Najran	Najran-59	Najran	99.74	1	28-12-2022	28-12-2022	16996
Najran	Najran-60	Najran	99.74	1	28-12-2022	28-12-2022	16997
Najran	Najran-61	Najran	99.74	1	28-12-2022	28-12-2022	16998
Najran	Najran-62	Najran	99.75	1	28-12-2022	28-12-2022	16999
Najran	Najran-63	Najran	99.75	1	28-12-2022	28-12-2022	17000
Najran	Najran-64	Najran	99.75	1	28-12-2022	28-12-2022	17001
Najran	Najran-65	Najran	99.75	1	28-12-2022	28-12-2022	16890

91

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Najran	Najran-66	Najran	99.75	1	27-12-2022	27-12-2022	16893
Najran	Najran-67	Najran	99.75	1	27-12-2022	27-12-2022	16896
Najran	Najran-68	Najran	99.74	1	27-12-2022	27-12-2022	16897
Najran	Najran-69	Najran	99.74	1	27-12-2022	27-12-2022	16899
Najran	Najran-70	Najran	99.74	1	27-12-2022	27-12-2022	16901
Najran	Najran-71	Najran	99.74	1	27-12-2022	27-12-2022	16903
Najran	Najran-72	Najran	99.74	1	27-12-2022	27-12-2022	16906
Najran	Najran-73	Najran	99.74	1	27-12-2022	27-12-2022	16908
Najran	Najran-74	Najran	99.74	1	27-12-2022	27-12-2022	16910
Najran	Najran-75	Najran	99.74	1	27-12-2022	27-12-2022	16919
Najran	Najran-76	Najran	99.74	1	27-12-2022	27-12-2022	16921
Najran	Najran-77	Najran	99.74	1	27-12-2022	27-12-2022	16922
Najran	Najran-78	Najran	99.74	1	27-12-2022	27-12-2022	16923
Najran	Najran-79	Najran	99.74	1	27-12-2022	27-12-2022	16925
Najran	Najran-80	Najran	99.75	1	27-12-2022	27-12-2022	16927
Najran	Najran-81	Najran	99.74	1	27-12-2022	27-12-2022	16928
Najran	Najran-82	Najran	99.74	1	27-12-2022	27-12-2022	16932
Najran	Najran-83	Najran	99.74	1	27-12-2022	27-12-2022	16935
Najran	Najran-84	Najran	99.74	1	27-12-2022	27-12-2022	16937
Najran	Najran-85	Najran	99.74	1	27-12-2022	27-12-2022	16939
Najran	Najran-86	Najran	99.73	1	27-12-2022	27-12-2022	16942
Najran	Najran-87	Najran	99.73	1	27-12-2022	27-12-2022	16959
Najran	Najran-88	Najran	99.73	1	28-12-2022	28-12-2022	16961
Najran	Najran-89	Najran	99.73	1	28-12-2022	28-12-2022	16963

92

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Najran	Najran-90	Najran	99.73	1	28-12-2022	28-12-2022	16966
Najran	Najran-91	Najran	99.73	1	28-12-2022	28-12-2022	16969
Najran	Najran-92	Najran	99.73	1	28-12-2022	28-12-2022	16971
Najran	Najran-93	Najran	99.73	1	28-12-2022	28-12-2022	16972
Najran	Najran-94	Najran	99.73	1	28-12-2022	28-12-2022	16974
Najran	Najran-95	Najran	99.74	1	28-12-2022	28-12-2022	16976
Najran	Najran-96	Najran	99.74	1	28-12-2022	28-12-2022	16978
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-1	Riyadh	99.63	1	22-12-2022	22-12-2022	16762
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-2	Riyadh	99.63	1	22-12-2022	22-12-2022	16765
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-3	Riyadh	99.63	1	22-12-2022	22-12-2022	16768
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-4	Riyadh	99.62	1	22-12-2022	22-12-2022	16769
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-5	Riyadh	99.62	1	22-12-2022	22-12-2022	16771
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-6	Riyadh	99.62	1	22-12-2022	22-12-2022	16773
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-7	Riyadh	99.62	1	22-12-2022	22-12-2022	16775
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-8	Riyadh	99.68	1	22-12-2022	22-12-2022	16778
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-9	Riyadh	99.68	1	22-12-2022	22-12-2022	16780
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-10	Riyadh	99.68	1	22-12-2022	22-12-2022	16782
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-11	Riyadh	99.68	1	22-12-2022	22-12-2022	16783
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-12	Riyadh	99.68	1	22-12-2022	22-12-2022	16784
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-13	Riyadh	99.69	1	22-12-2022	22-12-2022	16797
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-14	Riyadh	99.69	1	25-12-2022	25-12-2022	16798
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-15	Riyadh	99.75	1	25-12-2022	25-12-2022	16799
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-16	Riyadh	99.74	1	25-12-2022	25-12-2022	16800
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-17	Riyadh	99.74	1	25-12-2022	25-12-2022	16801

93

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-18	Riyadh	99.74	1	25-12-2022	25-12-2022	16802
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-19	Riyadh	99.74	1	25-12-2022	25-12-2022	16803
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-20	Riyadh	99.74	1	25-12-2022	25-12-2022	16805
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-21	Riyadh	99.74	1	25-12-2022	25-12-2022	16807
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-22	Riyadh	99.79	1	25-12-2022	25-12-2022	16810
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-23	Riyadh	99.79	1	25-12-2022	25-12-2022	16813
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-24	Riyadh	99.79	1	25-12-2022	25-12-2022	16816
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-25	Riyadh	99.80	1	25-12-2022	25-12-2022	16819
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-26	Riyadh	99.80	1	25-12-2022	25-12-2022	16821
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-27	Riyadh	99.80	1	25-12-2022	25-12-2022	16824
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-28	Riyadh	99.80	1	25-12-2022	25-12-2022	16829
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-29	Riyadh	99.75	1	25-12-2022	25-12-2022	16830
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-30	Riyadh	99.75	1	25-12-2022	25-12-2022	16833
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-31	Riyadh	99.74	1	25-12-2022	25-12-2022	16836
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-32	Riyadh	99.74	1	25-12-2022	25-12-2022	16838
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-33	Riyadh	99.74	1	25-12-2022	25-12-2022	16763
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-34	Riyadh	99.74	1	22-12-2022	22-12-2022	16764
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-35	Riyadh	99.74	1	22-12-2022	22-12-2022	16766
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-36	Riyadh	99.78	1	22-12-2022	22-12-2022	16770
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-37	Riyadh	99.78	1	22-12-2022	22-12-2022	16772
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-38	Riyadh	99.78	1	22-12-2022	22-12-2022	16774
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-39	Riyadh	99.78	1	22-12-2022	22-12-2022	16776
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-40	Riyadh	99.78	1	22-12-2022	22-12-2022	16777
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-41	Riyadh	99.78	1	22-12-2022	22-12-2022	16779

94

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-42	Riyadh	99.79	1	22-12-2022	22-12-2022	16781
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-43	Riyadh	99.83	1	22-12-2022	22-12-2022	16808
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-44	Riyadh	99.82	1	25-12-2022	25-12-2022	16811
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-45	Riyadh	99.82	1	25-12-2022	25-12-2022	16814
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-46	Riyadh	99.82	1	25-12-2022	25-12-2022	16817
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-47	Riyadh	99.82	1	25-12-2022	25-12-2022	16820
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-48	Riyadh	99.82	1	25-12-2022	25-12-2022	16823
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-49	Riyadh	99.81	1	25-12-2022	25-12-2022	16825
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-50	Riyadh	99.75	1	25-12-2022	25-12-2022	16828
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-51	Riyadh	99.75	1	25-12-2022	25-12-2022	16832
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-52	Riyadh	99.75	1	25-12-2022	25-12-2022	16835
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-53	Riyadh	99.75	1	25-12-2022	25-12-2022	16822
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-54	Riyadh	99.75	1	25-12-2022	25-12-2022	16826
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-55	Riyadh	99.75	1	25-12-2022	25-12-2022	16827
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-56	Riyadh	99.76	1	25-12-2022	25-12-2022	16831
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-57	Riyadh	99.80	1	25-12-2022	25-12-2022	16834
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-58	Riyadh	99.80	1	25-12-2022	25-12-2022	16804
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-59	Riyadh	99.79	1	25-12-2022	25-12-2022	16806
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-60	Riyadh	99.79	1	25-12-2022	25-12-2022	16809
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-61	Riyadh	99.79	1	25-12-2022	25-12-2022	16812
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-62	Riyadh	99.79	1	25-12-2022	25-12-2022	16815
Wadi_Ad_Dawasir_A	Wadi_Ad_Dawasir_A-63	Riyadh	99.79	1	25-12-2022	25-12-2022	16818
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -1	Riyadh-Najran	99.76	1	25-12-2022	25-12-2022	16762
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -2	Riyadh-Najran	99.76	1	29-12-2022	29-12-2022	16767

95

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -3	Riyadh-Najran	99.75	1	29-12-2022	29-12-2022	17009
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -4	Riyadh-Najran	99.75	1	29-12-2022	29-12-2022	17011
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -5	Riyadh-Najran	99.75	1	02-Jan-2023	02-Jan-2023	17052
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -6	Riyadh-Najran	99.75	1	02-Jan-2023	02-Jan-2023	17053
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -7	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17054
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -8	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17056
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -9	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17057
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -10	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17058
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -11	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17059
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -12	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17061
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -13	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17062
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -14	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17063
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -15	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17064
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -16	Riyadh-Najran	99.71	1	02-Jan-2023	02-Jan-2023	17066
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -17	Riyadh-Najran	99.77	1	02-Jan-2023	02-Jan-2023	17067
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -18	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17068
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -19	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17070
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -20	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17023
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -21	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17026
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -22	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17028
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -23	Riyadh-Najran	99.77	1	01-Jan-2023	01-Jan-2023	17031
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -24	Riyadh-Najran	99.77	1	01-Jan-2023	01-Jan-2023	17032
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -25	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17036
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -26	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17040

96

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -27	Riyadh-Najran	99.76	1	01-Jan-2023	01-Jan-2023	17042
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -28	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17073
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -29	Riyadh-Najran	99.76	1	02-Jan-2023	02-Jan-2023	17076
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -30	Riyadh-Najran	99.76	1	08-Jan-2023	08-Jan-2023	17100
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -31	Riyadh-Najran	99.76	1	08-Jan-2023	08-Jan-2023	17102
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -32	Riyadh-Najran	99.76	1	08-Jan-2023	08-Jan-2023	17104
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -33	Riyadh-Najran	99.68	1	08-Jan-2023	08-Jan-2023	17106
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -34	Riyadh-Najran	99.67	1	08-Jan-2023	08-Jan-2023	17101
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -35	Riyadh-Najran	99.67	1	08-Jan-2023	08-Jan-2023	17103
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -36	Riyadh-Najran	99.67	1	08-Jan-2023	08-Jan-2023	17105
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -37	Riyadh-Najran	99.67	1	08-Jan-2023	08-Jan-2023	17107
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -38	Riyadh-Najran	99.67	1	08-Jan-2023	08-Jan-2023	17109
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -39	Riyadh-Najran	99.67	1	01-Jan-2023	01-Jan-2023	17024
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -40	Riyadh-Najran	99.68	1	01-Jan-2023	01-Jan-2023	17025
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -41	Riyadh-Najran	99.68	1	01-Jan-2023	01-Jan-2023	17029
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -42	Riyadh-Najran	99.68	1	01-Jan-2023	01-Jan-2023	17033
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -43	Riyadh-Najran	99.67	1	01-Jan-2023	01-Jan-2023	17034
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -44	Riyadh-Najran	99.67	1	01-Jan-2023	01-Jan-2023	17037
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -45	Riyadh-Najran	99.67	1	01-Jan-2023	01-Jan-2023	17041
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -46	Riyadh-Najran	99.67	1	01-Jan-2023	01-Jan-2023	17043
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -47	Riyadh-Najran	99.68	1	01-Jan-2023	01-Jan-2023	17044
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -48	Riyadh-Najran	99.68	1	01-Jan-2023	01-Jan-2023	17045
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -49	Riyadh-Najran	99.73	1	02-Jan-2023	02-Jan-2023	17069
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -50	Riyadh-Najran	99.73	1	02-Jan-2023	02-Jan-2023	17071

97

Group Name	Exploration Licence Name	Region	Area km2	Licence Blocks No.	Application Date	Application Date In the platform	Order Number
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -51	Riyadh-Najran	99.73	1	02-Jan-2023	02-Jan-2023	17072
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -52	Riyadh-Najran	99.73	1	02-Jan-2023	02-Jan-2023	17074
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -53	Riyadh-Najran	99.73	1	02-Jan-2023	02-Jan-2023	17075
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -54	Riyadh-Najran	99.73	1	08-Jan-2023	08-Jan-2023	17108
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -55	Riyadh-Najran	99.73	1	08-Jan-2023	08-Jan-2023	17110
Wadi_Ad_Dawasir_B	Wadi_Ad_Dawasir_B -56	Riyadh-Najran	99.73	1	08-Jan-2023	08-Jan-2023	17111
		Total	43,271	434

98

Part 3  Maps3

99

SCHEDULE 7

METALS

Metals
Gold
Silver
Copper
Zinc
Nickel
Tantalum
Tin
Pyrite
Iron Ore Fe >40%
Iron Ore Fe <40%
Niobium
Rare Earth Elements
Lithium
Platinum Group Metals
Uranium
Chromium
Molybdenum
Vanadium
Feldspar
Bauxite/Aluminium Ore
Rutile
Tungsten
Diamonds
Manganese
Lead
Potash
Cobalt*

100

SCHEDULE 8

ONGOING SERVICES ARRANGEMENT

Term	Details

Parties

SAUDI ARABIAN MINING COMPANY (MA’ADEN), a joint stock company established pursuant to Royal Decree No. M/17 dated 14/11/1417H (corresponding to 23 March 1997) and existing under the laws of the Kingdom of Saudi Arabia with commercial registration number 1010164391 dated 10/11/1421 H. (corresponding to 4 February 2001) and whose principal office is at Abu Baker Al Sadeeq Road (Exit 6), P.O. Box 68861, Riyadh 11537, the Kingdom of Saudi Arabia (“Ma’aden”) and

IVANHOE ELECTRIC INC., a corporation incorporated under the laws of Delaware, USA, with registration number 3239208, having its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808 ("IE"),

(Ma'aden and IE each being a "Party" and together the "Parties").

Scope of the Services

May include:

1)   survey the remainder of the Ma'aden Land, Substitute Ma'aden Land and any Additional Land Areas (the "Surveying Activities"); and

2)   procure that the Surveying Activities will be supported by full data processing and modeling by CGI, in each case on a commercial basis,

together, the "Services".

The Services are to be rendered in accordance with the requirements and to the standards typical for this type of services.

Duration	3 years, or such shorter period as is required to complete the (defined) Services

Cost	On terms which are no more onerous to Ma’aden than IE and/or I-Pulse has entered into with its other customers / users of the Typhoon technology.

Miscellaneous

The Agreement will contain other provisions customary for contracts for the provision of the Services, such as confidentiality, intellectual property warranties, limitations of liability and indemnities, customary corporate warranties.

101

SCHEDULE 3

FORM OF TYPHOONTM EQUIPMENT PURCHASE AND TECHNICAL SUPPORT AGREEMENT

Agreed Form

Dated [●] 2023

Typhoon Equipment Purchase and Technical Support Agreement

in respect of the (i) supply of three Typhoon™ units; and (ii) technical support to be provided with respect thereto between

I-Pulse Inc.

as I-Pulse

Ivanhoe Electric Inc.

as Ivanhoe Electric

and

Ma’aden Ivanhoe Electric Exploration and Development Limited Company

as JVCo

1

Table of Contents

		Page
1.	Definitions and Interpretation	4
2.	Production and Delivery of Typhoon Units	7
3.	Price and Payment Terms	12
4.	Taxes and Customs Duties	12
5.	I-Pulse Indemnification	12
6.	I-Pulse General Warranties	13
7.	JVCo General Warranties	14
8.	Intellectual Property Rights	14
9.	Confidentiality	15
10.	Announcements	16
11.	Termination	16
12.	Limited Liability	17
13.	No Warranties	17
14.	General Provisions	17
Schedule 1 Typhoon Unit Specifications		1

2

This Typhoon Equipment Purchase and Technical Support Agreement (the “Agreement”) is made on [●] 2023.

Between:

(1)	I-Pulse Inc., a company incorporated in Delaware with registered number 4302289 and whose registered office is at c/- Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, USA, 19808 (the “I-Pulse”);

(2)	Ivanhoe Electric Inc., a company incorporated in Delaware with registered number 3239208 and whose registered office is at c/- Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, USA, 19808 (“Ivanhoe Electric”); and

(3)	Ma’aden Ivanhoe Electric Exploration and Development Limited Company, a company incorporated in the Kingdom of Saudi Arabia with registered number [●] and whose registered office is at [●] (“JVCo”),

(each a “Party” and together the “Parties”).

Recitals

(A)	I-Pulse has developed a 3D DC-resistivity induced polarization and electromagnetic geophysical electrical transmitter known as Typhoon™ that can survey the subsurface and provide data for three-dimensional modelling of subsurface geology and target maps (with a full survey of this type at any site being known as a “Survey”).

(B)	The Shareholders have entered into the Shareholders’ Agreement and, pursuant to the Shareholders’ Agreement, Ivanhoe Electric will supply JVCo with an existing Current Typhoon Unit (“Initial Existing Typhoon Unit”) which JVCo is entitled to use and operate until the second Typhoon Unit is delivered to JVCo and has passed the Confirmatory Acceptance Testing in accordance with this Agreement.

(C)	JVCo has an exclusive license granted by GEO27, Inc. (the owner of the patents to certain other aspects of the Typhoon Unit) within the Kingdom of Saudi Arabia to use the Typhoon Units for geological mineral exploration and for conducting Surveys.

(D)	JVCo wishes to purchase the Typhoon Units and spare parts and operations and maintenance manuals for the Typhoon Units and certain other rights and services from I-Pulse in accordance with the terms of this Agreement.

(E)	I-Pulse wishes to design, manufacture, or procure the manufacture of, and supply the Typhoon Units to JVCo in accordance with the terms and conditions of this Agreement. Consequently, I-Pulse shall manufacture or procure the manufacture of three (3) new Typhoon Units (as defined in Clause 1.1 (Definitions) below), which shall be manufactured, and supplied by I-Pulse to JVCo for the purpose of providing the transmitter source for the conduct of deep (up to 1000 metres) induced polarisation and electromagnetic surveys in the Kingdom of Saudi Arabia (the “Purpose”).

(F)	Ivanhoe Electric will provide certain services and technical support to JVCo in accordance with the terms of this Agreement.

3

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acceptance Testing Criteria” means the ability of a Typhoon Unit to transmit 60 amps at 5,000 volts at a 1/8 hertz frequency;

“Additional Existing Typhoon Unit” has the meaning given to that term in Clause 2.4(a).

“Affiliate” means any person that, directly or indirectly, Controls, is under common Control with, or is Controlled by, another person;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Agreement” means this Typhoon Equipment Purchase and Technical Support Agreement;

“Anti-Bribery Laws and Obligations” means, in each case to the extent that they have been applicable to a Party or a member of the Relevant Party’s Group (as the case may be) at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Applicable Law” means, in respect of a Party, any law, statute, regulation, rule, executive order, decree, code of practice, circular, treaty, convention, guidance note or injunction of, or made by, any Competent Authority, which is binding on and/or enforceable against such Party or which imposes any obligation on such Party or would subject such Party to any penalty or loss of benefits as a result of non-compliance such Party;

“Business Day” means a day during which commercial banks in Riyadh, Saudi Arabia and New York, USA are generally open for business;

“Competent Authority” means a governmental, supranational, local government, statutory or regulatory body or any subdivision thereof and any ministerial or governmental, quasi-governmental or other regulatory department, body, instrumentality, agency or official court or tribunal (including any arbitration tribunal or forum) having jurisdiction over a Party;

“Confirmatory Acceptance Testing” has the meaning given in Clause 2.5(g) (Production and Delivery of Typhoon Units);

“Contract Price” has the meaning given in Clause 3.1 (Price and Payment Terms);

“Control” means the power of a person to secure either by means of the holding of shares or the possession of voting power in or in relation to the person concerned or by virtue of any powers conferred by the articles of association or other document regulating that person, that its affairs are conducted in accordance with the wishes of that person and the words “Controlled” and “Controlling” and their cognates shall be construed accordingly;

“Current Typhoon Unit” means a 3D DC-resistivity induced polarization and electromagnetic geophysical electrical transmitter known as Typhoon™;

“DDP” has the meaning given to that term in the Incoterms® 2020 Rules;

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“Delivery Date” means the date on which a Typhoon Unit is delivered to JVCo by I-Pulse in accordance with the terms of this Agreement;

“Delivery Point” has the meaning given in Clause 2.2 (Production and Delivery of Typhoon Units);

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law), mortgage, debenture, hypothecation, security interest, pre-emption right or option;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;

“Existing Typhoon Units” means the Initial Existing Typhoon Unit and, if required to be provided under Clause 2.4, the Additional Existing Typhoon Unit.

“EXW” has the meaning given in the Incoterms® 2020 Rules;

“Final Acceptance” occurs when:

(a)	the third and final Typhoon Unit has been delivered in accordance with Clause 2.2 (Production and Delivery of Typhoon Units); and

(b)	all three (3) Typhoon Units have passed the Confirmatory Acceptance Testing in accordance with Clause 2.5(g) (Production and Delivery of Typhoon Units);

“Force Majeure Event” has the meaning given in Clause 14.13 (Force Majeure);

“Governmental Authority” means any domestic or foreign, federal, national, state, multi- state, international, multinational or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any court or other tribunal or judicial authority;

“Grace Period” has the meaning given in Clause 2.2 (Production and Delivery of Typhoon Units);

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“I-Pulse Background IP Rights” has the meaning given to that term in Clause 8.2(b) (Intellectual Property Rights);

“IE Mena” means Ivanhoe Electric Mena Holdings Ltd., a corporation incorporated under the laws of France, with registration number 951 524 479 R.C.S. Toulouse, having its registered office at 30 Boulevard de Thibaud, 31100 Toulouse, France;

“Individual Typhoon Unit Contract Price” has the meaning given to that term in Clause 3.1 (Price and Payment Terms);

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“Initial Acceptance Testing” means testing conducted with respect to a Typhoon Units to determine if they meet the Acceptance Testing Criteria;

“Initial Existing Typhoon Unit” has the meaning given to that term in Recital (B);

“Initial Spare Parts” means such spare parts as are reasonably expected to be necessary for the first twelve (12) months of operation of a Typhoon Unit;

“Intellectual Property Rights” means:

(a)

all copyright rights and related rights under the laws of all countries for the full terms thereof (of all rights accruing by virtue of copyright treaties and conventions), including but not limited to all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof, and including without limitation all copyright rights in all software, documentation, user and application interfaces including without limitation the look and feel and the structure, sequence and organization thereof;

(b)

all rights to and under new and useful inventions (whether patentable or not), discoveries, designs, technology and art and all other patentable subject matter, including, but not limited to, all improvements thereof and all know-how related thereto, and all applications for such rights, all rights to claim priority in relation to such rights, and all reissues, extensions, renewals, divisions, supplementary protection certificates and continuations (including continuations-in-part) thereof, for the full term thereof;

(c)

all trademarks, logos, get up, service marks and internet domain names and the like and the goodwill associated therewith throughout the world and the rights to sue for passing off or for unfair competition;

(d)	all trade secrets, confidential business information, evaluations and reports;

(e)	all know-how under the laws of any jurisdiction and all know-how not otherwise included in the foregoing; and

(f)

all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including without limitation all techniques, methodologies and concepts and trade dress;

“JVCo Indemnified Parties” has the meaning set out in Clause 5.1 (I-Pulse Indemnification);

“Losses” means and includes, but shall not be limited to, losses, liabilities, claims, damages, costs (including, without limitation, the reasonable costs incurred in the enforcement of any indemnification obligations, or taxes), reasonable legal fees (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation and settlement), liabilities, penalties and expenses incurred by the applicable Person;

“Ma’aden” means Saudi Arabian Mining Company, a joint stock company established pursuant to Royal Decree No. M/17 dated 14/11/1417H (corresponding to 23 March 1997) and existing under the laws of the Kingdom of Saudi Arabia with commercial registration number 1010164391 dated 10/11/1421 H. (corresponding to 4 February 2001) and whose principal office is at Abu Baker Al Sadeeq Road (Exit 6), P.O. Box 68861, Riyadh 11537, the Kingdom of Saudi Arabia;

“Person” means any individual, sole proprietorship, partnership, incorporated organisation, association, corporation, limited liability company, institution, public benefit corporation, any other entity, estate, trust, firm, company, government, Governmental Authority or any joint venture (whether or not having a separate legal personality);

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“Purpose” has the meaning given in Recital (D);

“Relevant Party’s Group” means;

(a)	in relation to I-Pulse, I-Pulse and its subsidiary undertakings from time to time; and

(b)	in relation to JVCo, JVCo and its subsidiary undertakings from time to time;

“Return Event” has the meaning given to that term in the Shareholders’ Agreement;

“Shareholders” means Ma’aden, Ivanhoe Electric, IE Mena and JVCo;

“Shareholders’ Agreement” means the shareholders’ agreement between Ma’aden, Ivanhoe Electric, IE Mena and JVCo in relation to the affairs of JVCo dated on or about the date of this Agreement, as amended from time to time;

“Survey” has the meaning given in Recital (A);

“Survey Results” means all data, confidential information, know-how, copyright and other Intellectual Property Rights arising out of or in connection with any Survey conducted using a Typhoon Unit which is conducted by, or on behalf of, JVCo.

“Tax” or “Taxes” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of the Kingdom of Saudi Arabia or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Technology License Agreement” means the technology license agreement between GEO27, Inc. and JVCo dated on or about the date of this Agreement, as amended from time to time;

“Third Party” and “Third Parties” mean one or more Persons other than the Parties and their respective Affiliates;

“Typhoon Unit” means a unit of a new generation 3D DC-resistivity induced polarization and electromagnetic geophysical electrical transmitter known as Typhoon™ having the specifications set out in Schedule 1 (Typhoon Unit Specifications); and

“VAT” means value added tax.

2.	Production and Delivery of Typhoon Units

2.1	JVCo hereby orders from I-Pulse, and I-Pulse hereby agrees to design, engineer, manufacture, test, supply and deliver three (3) Typhoon Units and the Initial Spare Parts along with the required operations and maintenance manuals for such Typhoon Units, in accordance with best industry practice and the requirements of this Agreement.

2.2	The Typhoon Units shall be delivered by or on behalf of I-Pulse to JVCo EXW, Toulouse, France (the “Delivery Point”) in accordance with the following schedule:

(a)	the first Typhoon Unit shall be delivered EXW by no later than 28 February 2024;

(b)	the second Typhoon Unit shall be delivered EXW by no later than 30 April 2024; and

(c)	the third Typhoon Unit shall be delivered EXW by no later than 30 June 2024,

in each case subject to a forty-five (45) day grace period (“Grace Period”).

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2.3	If I-Pulse has reasonable grounds to believe that any development (including one affecting relevant subcontractors) will, or is reasonably likely to, cause a delay in production of the Typhoon Unit or its anticipated Delivery Date, or otherwise materially impact on its ability to carry out its obligations under this Agreement effectively and in compliance with Applicable Laws, it will promptly notify JVCo and the JVCo and I-Pulse and shall discuss in good faith how to mitigate or remedy the situation.

2.4	If I-Pulse is, or is reasonably likely to be, unable to achieve the Delivery Date for the first Typhoon Unit by the date specified in Clause 2.2(a) (or the applicable Grace Period), then:

(a)

Ivanhoe Electric shall at its cost deliver, or arrange for delivery DDP of, an existing Current Typhoon Unit (“Additional Existing Typhoon Unit”) to JVCo at Ma’aden’s exploration camp in Hufairah, Kingdom of Saudi Arabia, as notified by JVCo to Ivanhoe Electric and I-Pulse, within the date specified in Clause 2.2(a) (or the applicable Grace Period);

(b)

JVCo shall provide such assistance that Ivanhoe Electric reasonably requires for the export of the Additional Existing Typhoon Unit from the country of delivery, the transportation of the relevant Typhoon Unit to the Kingdom of Saudi Arabia and the importation of the relevant Typhoon Unit to the Kingdom of Saudi Arabia including provision of all information and documentation reasonably required for such activities (for the avoidance of doubt, and without limiting Clause 2.4(a), Ivanhoe Electric shall bear all costs in connection with such export, transportation and importation);

(c)

JVCo shall be entitled to use and operate the Additional Existing Typhoon Unit in accordance with the terms of this Agreement until the date on which the Additional Existing Typhoon Unit is required to be collected by Ivanhoe Electric in accordance with Clause 2.4(d);

(d)

Ivanhoe Electric shall collect, or arrange for collection of, the Additional Existing Typhoon Unit from JVCo once the second Typhoon Unit is delivered to JVCo and passes the Confirmatory Acceptance Testing in accordance with the terms of this Agreement; and

(e)	for the avoidance of doubt, legal and beneficial title to the Additional Existing Typhoon Unit remains with Ivanhoe Electric at all times.

2.5	I-Pulse shall:

(a)

provide monthly updates to JVCo and the Shareholders as to the status of production of the Typhoon Units, including with respect to when one of the milestones noted in Clause 3.2 (Price and Payment Terms) has been achieved with respect to a Typhoon Unit, and the anticipated Delivery Date of the Typhoon Unit(s);

(b)	notify JVCo by no later than 15 December 2023 whether the first Typhoon Unit will be delivered by the applicable Delivery Date or within the Grace Period with respect thereto;

(c)	prior to delivery of each Typhoon Unit:

(i)	allow JVCo to inspect the Typhoon Units during manufacture at I-Pulse premises on reasonable prior notice;

(ii)	provide monthly progress reports to JVCo in respect of the Typhoon Units while they are being manufactured at I-Pulse’s premises;

(iii)	provide JVCo with a reasonable prior written notice of the date and time that it intends to conduct the Initial Acceptance Testing of such Typhoon Unit;

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(iv)

allow JVCo (or its representatives) to attend and monitor the Initial Acceptance Testing of such Typhoon Unit and provide JVCo and/or its representatives with copies of all results and other documentation reasonably requested in relation to such Initial Acceptance Testing;

(v)	conduct Initial Acceptance Testing. If the Typhoon Unit:

(A)

satisfies the Acceptance Testing Criteria, I-Pulse shall notify JVCo that the Typhoon Unit has satisfied the Initial Acceptance Testing (and providing such supporting documentation as JVCo may reasonably require) and arrange for delivery of the Typhoon Unit to the Delivery Point; or

(B)

fails to meet the Acceptance Testing Criteria during the Initial Acceptance Testing, I-Pulse shall, at its own cost, make good and otherwise repair such Typhoon Unit until such stage as it meets the Acceptance Testing Criteria;

(d)	concurrently with delivery of a Typhoon Unit, provide to JVCo the following documentation in relation to the relevant Typhoon Unit:

(I)	commercial invoice;

(ii)	packing list with photographs, including photographs of the Typhoon Unit immediately prior to packing (as applicable);

(iii)	certificate of origin;

(iv)	export licence (if required); and

(v)

all other documentation reasonably required by JVCo for the export of the relevant Typhoon Unit from the country of delivery, the transportation of the relevant Typhoon Unit to the Kingdom of Saudi Arabia and the importation of the relevant Typhoon Unit to the Kingdom of Saudi Arabia, and JVCo shall provide such assistance that I-Pulse reasonably requires in order for it to comply with its obligations pursuant to Clause 2.5(d) (Production and Delivery of Typhoon Units);

(e)	upon delivery of a Typhoon Unit:

(i)	notify JVCo that the Typhoon Unit has been delivered; and

(ii)	to the extent not already provided, provide to JVCo all operation manuals and other documents required or desirable for the proper operation and maintenance of the Typhoon Units;

(f)	with respect to each Typhoon Unit:

(I)

if, during the first Survey to be conducted by a Typhoon Unit, the Typhoon Unit or any portion of it suffers a failure, outage, or material performance degradation, then I-Pulse shall, as promptly as practicably possible (but at such times as directed by JVCo), redesign, repair or replace such Typhoon Unit or the relevant part so as to cure such failure, outage, or material performance degradation. Any such redesign, repair or replacement requiring the Typhoon Unit to be non-operational will be coordinated with JVCo’s operating personnel to minimize disruption of JVCo’s ongoing operations. I-Pulse shall, at its own expense, perform such tests as JVCo may reasonably require to demonstrate that the redesign, repair or replacement of the Typhoon Unit has rectified the issue giving rise to the failure, outage, or material performance degradation. All costs incurred to repair, replace, remove, disassemble, re-design, reassemble, re-install, re-construct, re-inspect and retest the Typhoon Unit will be to the account of I-Pulse;

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(ii)

after completion of the first Survey to be conducted by a Typhoon Unit, if a Typhoon Unit or any portion of it requires redesign, repair, maintenance, or replacement, then I-Pulse shall, as promptly as practicably possible (but at such times as directed by JVCo), redesign, repair, maintain, or replace such Typhoon Unit. Any such redesign, repair, maintenance, or replacement requiring the Typhoon Unit to be non-operational will be coordinated with JVCo’s operating personnel to minimize disruption of JVCo’s ongoing operations. I-Pulse shall, at JVCo’s expense, perform such tests as JVCo may reasonably require to demonstrate that the redesign, repair, maintenance, or replacement of the Typhoon Unit is fit for purpose. All costs incurred to repair, replace, remove, disassemble, re-design, reassemble, re-install, re-construct, re-inspect and retest the Typhoon Unit will be to the account of JVCo;

(iii)	other than with respect to the Initial Spare Parts and other than as contemplated by Clauses 2.5(f)(i) and 2.5(g)(ii), promptly provide all spare parts required by a Typhoon Unit at JVCo’s cost; and

(iv)	any spare parts, labour or consumables required to be supplied by I-Pulse under this Agreement shall be supplied at cost, with no mark-up.

(g)

within 10 Business Days of arrival of a Typhoon Unit in the Kingdom of Saudi Arabia in accordance with the terms of this Agreement, procure that further acceptance testing (“Confirmatory Acceptance Testing”) is undertaken with respect to that Typhoon Unit (with the attendance of representatives of JVCo). If that Typhoon Unit:

(i)

satisfies the Acceptance Testing Criteria, I-Pulse shall notify JVCo that the Typhoon Unit has satisfied the Confirmatory Acceptance Testing (and providing such supporting documentation as JVCo may reasonably require); or

(ii)

fails to meet the Acceptance Testing Criteria during the Confirmatory Acceptance Testing, I-Pulse shall, at its own cost, make good and otherwise repair such Typhoon Unit (including providing, at I-Pulse’s cost, all necessary spare parts, labour, consumables and tools) until such stage as it meets the Acceptance Testing Criteria provided that if the Acceptance Testing Criteria has not been met due to damage to the Typhoon Unit caused as a result of the delivery process, the cost of making such Typhoon Unit good and otherwise repairing it shall be borne by JVCo;

(h)	prevent any Encumbrances being asserted against the Typhoon Units;

(i)

in respect of each Typhoon Unit, assign all relevant sub-contracts, warranties and guarantees (to the extent assignable and transferable) to JVCo and shall procure the delivery to JVCo of all available warranties and guarantees in respect of any plant and machinery from each manufacturer and supplier as soon as practicable before the date of delivery of such Typhoon Unit; and

(j)

retain risk of the Typhoon Units until delivery to the Delivery Point. If any Losses occur with respect to the Typhoon Units while under I-Pulse’s risk, I-Pulse shall at its own cost repair and make good the Typhoon Units.

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2.6	Notwithstanding anything to the contrary in this Agreement the exercise by JVCo of its rights to inspect, test, monitor or to attend the Initial Acceptance Testing of any Typhoon Units or any failure to do so shall in no way relieve I-Pulse of, or otherwise affect, its obligations under this Agreement.

2.7	I-Pulse and Ivanhoe Electric shall supply all materials, perform all work and provide (or arrange the provision of, including via the mechanisms envisaged in the Shareholders’ Agreement) all services not specifically mentioned in this Agreement but which can be reasonably inferred from this Agreement as being required for the Typhoon Units to be ready for initial use and to meet the Purpose as if such work and materials were expressly mentioned in this Agreement, provided that nothing in this Clause 2.7 shall require either of I-Pulse or Ivanhoe Electric to:

(a)

provide or otherwise supply JVCo with any personnel (including sub-contractors) or logistical services with respect to the operation of the Typhoon Units which personnel and/or logistical services shall be procured by the JVCo including pursuant to the terms of the Shareholders’ Agreement; and

(b)

supply any consumables with respect to a Typhoon Unit or any Existing Typhoon Units from the date of the satisfaction of the Acceptance Testing Criteria during the Confirmatory Acceptance Testing of the relevant Typhoon Unit.

2.8	Title to each Typhoon Unit shall automatically vest in JVCo upon the earlier of (i) delivery of the relevant Typhoon Unit to the Delivery Point EXW; or (ii) payment in full for that Typhoon Unit, but this shall not apply to the Existing Typhoon Units in respect of which title will remain with Ivanhoe Electric.

2.9	JVCo shall retain risk of the Additional Existing Typhoon Unit from the point of delivery in accordance with Clause 2.4(a) until the Additional Existing Typhoon Unit is collected by Ivanhoe Electric in accordance with Clause 2.4(d). If any Losses occur with respect to the Additional Existing Typhoon Unit while under the JVCo’s risk, JVCo shall at its own cost repair and make good the Additional Existing Typhoon Unit. To the extent not insured by Ivanhoe Electric, JVCo shall take out industry standard insurance coverage for the Additional Exiting Typhoon Unit while they are on risk for the Additional Existing Typhoon Unit (in accordance with this Clause 2.9) and, in any event, shall bear the cost for insuring the Additional Existing Typhoon Unit while JVCo retains risk for the Additional Existing Typhoon Unit.

2.10	Upon a Return Event, legal and beneficial title to each Typhoon Unit and Existing Typhoon Unit that has been delivered to JVCo in accordance with this Clause 2 (Production and Delivery of Typhoon Units) shall automatically vest in Ivanhoe Electric. JVCo shall:

(a)

make available such Typhoon Unit(s) and Existing Typhoon Unit(s) (to the extent in JVCo’s possession) for collection by Ivanhoe Electric at its cost within 30 days of the date of the Return Event or if a Survey is underway but not completed, within five (5) days following completion of such Survey;

(b)	provide to Ivanhoe Electric all operation manuals and other documents provided in accordance with Clause 2.5 (Production and Delivery of Typhoon Units);

(c)	assign to Ivanhoe Electric all relevant sub-contracts, warranties and guarantees assigned to JVCo pursuant to Clause 2.5(i) (Production and Delivery of Typhoon Units);

(d)

as soon as practicable before the date of collection of such Typhoon Unit(s) (to the extent in JVCo’s possession), procure the delivery to Ivanhoe Electric of all available warranties and guarantees in respect of any plant and machinery from each manufacturer and supplier delivered to JVCo in accordance with Clause 2.5(i) (Production and Delivery of Typhoon Units); and

(e)

retain risk of the Typhoon Units and Existing Typhoon Unit(s) (to the extent in JVCo’s possession) until the Typhoon Units and Existing Typhoon Unit(s) are delivered to Ivanhoe Electric. If any Losses occur with respect to the Typhoon Units and Existing Typhoon Unit(s) while under JVCo’s risk, JVCo shall at its own cost repair and make good the Typhoon Units and Existing Typhoon Unit(s).

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2.11	JVCo shall not copy, modify, reverse engineer, reproduce, deconstruct, decompile or in any way alter any Typhoon Unit, any Existing Typhoon Unit(s) or any other data systems or software associated with the Typhoon Units or and Existing Typhoon Unit(s).

3.	Price and Payment Terms

3.1	In consideration for the production and delivery of the three (3) Typhoon Units and three (3) kits of Initial Spare Parts as contemplated by Clause 2 (Production and Delivery of Typhoon Units), JVCo shall pay to I-Pulse the sum of eleven million forty five thousand one hundred Euros (€11,045,100) (plus VAT) (the “Contract Price”), equating to three million six hundred eighty one thousand seven hundred Euros (€3,681,700) per Typhoon Unit and kit of Initial Spare Parts (the “Individual Typhoon Unit Contract Price”).

3.2	The Contract Price shall be invoiced as follows:

(a)	I-Pulse shall be entitled to invoice JVCo for fifty percent (50%) of the Contract Price on and from the date of this Agreement (being €5,522,550); and

(b)

with respect to each Typhoon Unit, I-Pulse shall be entitled to invoice JVCo for the remaining balance of each Individual Typhoon Unit Contract Price following notification of satisfaction of the Confirmatory Acceptance Testing in accordance with 2.5(g)(i) (Production and Delivery of Typhoon Units), such amount being €1,840,850).

3.3	Invoices rendered by or on behalf of I-Pulse in accordance with Clause 3.2 (Price and Payment Terms) shall be payable by JVCo within 30 days after the date of such invoice.

4.	Taxes and Customs Duties

4.1	The Parties agree that the Contract Price is inclusive of all Taxes (excluding VAT), charges, fees, including income and revenue, for the production and delivery of the three (3) Typhoon Units.

4.2	Retentions and withholdings by JVCo on account of Taxes shall be made in accordance with the laws of the Kingdom of Saudi Arabia.

5.	I-Pulse Indemnification

5.1	Subject to Clause 5.2 (I-Pulse Indemnification), I-Pulse shall, and hereby irrevocably undertakes to, indemnify, defend and hold harmless JVCo and its Agents, and its successors, heirs and assigns (“JVCo Indemnified Parties”), from and against any Losses suffered or incurred by any one or more of them, as a result of, based upon, or arising in connection, directly or indirectly, with:

(a)

the failure of the I-Pulse or its subcontractors to comply with any material Applicable Laws (including applicable Environmental Laws and Anti-Bribery Laws and Obligations and the terms of any applicable material licences, consents and other authorisations) in connection with the transactions contemplated by this Agreement;

(b)	any infringement or alleged infringement of any Intellectual Property Rights of a Third Party by JVCo’s use, possession or ownership of the Typhoon Units;

(c)

personal injury or death occurring to any person or Losses with respect to any property, in each case while under the responsibility of I-Pulse or arising out of the performance by I-Pulse of this Agreement; and

(d)	any Encumbrances being asserted over the Typhoon Units.

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5.2	I-Pulse shall not be liable under Clause 5.1 (I-Pulse Indemnification), to the extent such Losses are suffered or incurred by the JVCo Indemnified Parties as a result of, based upon, or arising in connection, directly or indirectly, with a failure of the relevant JVCo Indemnified Parties to operate Typhoon Units according to the operation and maintenance manuals provided by I-Pulse under this Agreement or a failure to abide by the instructions and warnings of the personnel of Ivanhoe Electric during the operation of a Typhoon Unit, provided that such instructions and warnings are in compliance with the operation and maintenance manuals provided by I-Pulse to JVCo.

6.	I-Pulse General Warranties

I-Pulse hereby represents and warrants to JVCo that the following representations and warranties are true and correct and acknowledges that JVCo is relying on such warranties in entering into this Agreement:

(a)	I-Pulse is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation;

(b)	I-Pulse has the necessary power and authority to enter into and perform this Agreement;

(c)

the obligations expressed to be assumed by I-Pulse under this Agreement or legal, valid, binding and enforceable and the execution, delivery and performance by I-Pulse of this Agreement will not result in a material breach of (i) any provision of the by-laws, articles of association or equivalent constitutional documents of I-Pulse; or (ii) so far as it is aware, any order, judgement or decree of any court or Governmental Authority by which I-Pulse is bound;

(d)

I-Pulse shall diligently proceed with the production of the Typhoon Units in a timely and professional manner acknowledging its order book, utilising sound engineering principles, manufacturing standards and project management and supervisory procedures;

(e)	I-Pulse has the required skills, licenses, qualifications and capacity necessary to construct the Typhoon Units;

(f)	none of the I-Pulse Background IP Rights relates to Intellectual Property Rights required for the operation of the Typhoon Units for the purpose of mineral exploration

(g)	the Typhoon Units or any portion thereof do not infringe any patent, copyright, trademark or trade secret (as the same may be defined by Applicable Law);

(h)

the Typhoon Units will (i) be manufactured in accordance with the specifications set out in Schedule 1 (Typhoon Unit Specifications), (ii) will, at the time of delivery to JVCo in accordance with the terms of this Agreement, meet the Acceptance Testing Criteria and (iii) will otherwise be fit for the Purpose; and

(i)

the Typhoon Units and Existing Typhoon Units will be capable of being operated and utilised in accordance with all relevant legal requirements, best industry practice and in a safe and reliable manner, and all Applicable Laws and standards applicable in the Kingdom of Saudi Arabia.

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7.	JVCo General Warranties

7.1

JVCo hereby represents and warrants to I-Pulse that the following representations and warranties are true and correct and acknowledges that I-Pulse is relying on such warranties in entering into this Agreement:

(a)	JVCo is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation;

(b)	JVCo has the necessary power and authority to enter into and perform this Agreement; and

(c)

the obligations expressed to be assumed by I-Pulse under this Agreement or legal, valid, binding and enforceable and the execution, delivery and performance by JVCo of this Agreement will not result in a material breach of (i) any provision of the by-laws, articles of association or equivalent constitutional documents of JVCo; or (ii) so far as it is aware, any order, judgement or decree of any court or Governmental Authority by which JVCo is bound.

8.	Intellectual Property Rights

8.1	Except as to the extent agreed by the Parties in writing, the Party that discloses and makes confidential pre-existing data available hereunder shall retain all rights, title and interests in and to the confidential pre-existing data and all Intellectual Property Rights therein.

8.2	All Intellectual Property Rights:

(a)	belonging to I-Pulse (or which it uses under licence from a third party) prior to the date of this Agreement; or

(b)	developed by I-Pulse independently to this Agreement,

(“I-Pulse Background IP Rights”) shall be retained by and otherwise vest in I-Pulse as the property of I-Pulse (or the relevant third party licensor). To the extent that ownership of any I-Pulse Background IP Rights vests in JVCo by operation of law in any jurisdiction or otherwise, JVCo agrees and hereby does assign, grant and convey all ownership rights in such I-Pulse Background IP Rights to I-Pulse from the moment of creation and I-Pulse accepts such assignment, grant and conveyance. JVCo agrees to provide I-Pulse with all reasonable assistance reasonably requested by I-Pulse in order to vest or perfect I-Pulse’s exclusive ownership of such I-Pulse Background IP Rights.

8.3	All rights, title and interests in and to the data generated or derived through the use of the Typhoon Units to conduct Surveys, including the Survey Results, shall be owned by JVCo, provided that such information may be disclosed by JVCo to any Shareholder, any Affiliate of such Shareholder or to any Competent Authority (if required by law). To the extent that ownership of any such data or Survey Results vests in I-Pulse by operation of law in any jurisdiction or otherwise, I-Pulse agrees and hereby does assign, grant and convey all ownership rights in such data and Survey Results to JVCo from the moment of creation and JVCo accepts such assignment, grant and conveyance. I-Pulse agrees to provide JVCo with all reasonable assistance reasonably requested by JVCo in order to vest or perfect JVCo’s exclusive ownership of such data and Survey Results.

8.4	If JVCo is hindered by, or prevented from, using or operating the Typhoon Units or the Existing Typhoon Units (in whole or in part) for their Purpose as a consequence of any actual or alleged infringement or misuse of any Intellectual Property Rights, I-Pulse shall, at no cost to JVCo and at I-Pulse’s option procure for JVCo the right to continue using the Typhoon Units or the Existing Typhoon Units (as applicable) for their Purpose.

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8.5	I-Pulse and Ivanhoe Electric each represent and warrant that the Typhoon Units and the Existing Typhoon Units do not infringe any patent, copyright, trademark, trade secret or any other Intellectual Property Rights.

9.	Confidentiality

9.1	For the purposes of this Clause 9 (Confidentiality), “Confidential Information” means all information of a confidential nature disclosed by whatever means by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and includes the provisions and subject matter of this Agreement. In connection with the foregoing, the following obligations and responsibilities will apply to all such Confidential Information:

(a)

the Receiving Party is authorised to possess and use Confidential Information only if and to the limited extent necessary, and only for so long as may be required, in connection with its rights and obligations under this Agreement and no other right of any kind in or to any of the Confidential Information is granted or conferred upon the Receiving Party;

(b)

the Receiving Party agrees to take all steps reasonably necessary to maintain the Confidential Information in strict confidence for the benefit of the Disclosing Party, and will not at any time, without the express written permission of the Disclosing Party, disclose the Confidential Information directly or indirectly to any Person, other than the Receiving Party’s Agents having a need to know in connection with its rights and obligations under this Agreement (but only if the Receiving Party has first taken appropriate action, whether by oral or written communications or by agreement or otherwise, to cause such person(s) to observe the obligations and responsibilities specified in this Agreement); and

(c)	promptly upon the termination of this Agreement, or at such earlier time as the Disclosing Party may notify the Receiving Party in writing, the Receiving Party shall:

(i)

return to the Disclosing Party (or, if so authorised by the Disclosing Party, destroy) all Confidential Information obtained from the Disclosing Party, together with any copies, extracts or reproductions thereof in any form whatsoever;

(ii)

surrender to the Disclosing Party (or at the option of the Disclosing Party, destroy) any working papers or other documents or tangible manifestation prepared by or for the use of the Receiving Party which are based upon or which contain, describe or otherwise reveal, in whole or in part, any Confidential Information; and

(iii)

delete and erase (or cause to be deleted and erased) from the computers, computer files, retrieval systems, databases, storage media and memory devices of the Receiving Party all copies and versions of any of the foregoing.

9.2	Clause 9.1 (Confidentiality) shall not apply to the disclosure of Confidential Information if and to the extent:

(a)	such disclosure is required by law or in order to enforce any rights pursuant to this Agreement in legal proceedings; or

(b)	such disclosure is required by any competent regulatory authority including without limitation, any stock exchange; or

(c)

such information was obtained from a Third Party lawfully possessed of such information and not in violation of any confidentiality restrictions or is in the public domain other than through breach of this Clause, provided that any Confidential Information shall only be disclosed after notification to the other Party to the extent permitted by applicable law.

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9.3	The Parties acknowledge that the breach or non-performance by the Receiving Party of its responsibilities and obligations specified in this Clause 9 (Confidentiality) would cause the Disclosing Party immediate and irreparable harm for which monetary damages alone would not be an adequate remedy. Accordingly, if any such non-performance or breach by the Receiving Party occurs, or is threatened or anticipated to occur, the Parties agree that the Disclosing Party will be entitled to seek, in addition to any other remedies, specific performance and/or injunctive relief, and the Receiving Party will not oppose any such application, or require the Disclosing Party to post a bond or other security (even if otherwise normally required).

10.	Announcements

10.1	Save as expressly provided in Clause 10.2 (Announcements), no announcement shall be made by or on behalf of any Party or members of the Relevant Party’s Group relating to the terms of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

10.2	A Party may make an announcement relating to the terms of this Agreement, including publication of this Agreement, if (and only to the extent) required by (i) the law of any relevant jurisdiction, (ii) any rule of a listing authority or securities exchange to which a Party is subject or submits or (iii) by any regulatory or governmental body with relevant powers to which any Party is subject or submits, in each case whether or not the requirement has the force of law.

11.	Termination

11.1	Unless terminated pursuant to this Clause 11 (Termination), this Agreement herein granted shall remain in full force and effect until the first to occur of:

(a)	IE Mena or an Affiliate of Ivanhoe Electric ceases to be a shareholder of JVCo;

(b)	JVCo terminates or otherwise ceases to exist;

(c)	the termination of the Shareholders’ Agreement in accordance with its terms;

(d)	the termination of the Technology License Agreement in accordance with its terms; or

(e)	Final Acceptance has occurred and all payments due and payable by JVCo to I-Pulse or from I-Pulse to JVCo have been paid in accordance with this Agreement.

11.2	JVCo may terminate this Agreement if any of the following events occur:

(a)	a Typhoon Unit fails to meet the Acceptance Testing Criteria at Confirmatory Acceptance Testing by the expiry of one hundred (100) days of arrival of such Typhoon Unit in the Kingdom of Saudi Arabia in accordance with Clause 2.5(g) (Production and Delivery of Typhoon Units) other than in circumstances where the Acceptance Testing Criteria has not been met at Confirmatory Acceptance Testing due to damage to the Typhoon Unit caused as a result of the delivery process;

(b)	each of the first and the second Typhoon Units are not delivered by the relevant date specified in Clause 2.2(a) for that Typhoon Unit and such delay lasts more than one hundred (100) days from the relevant date specified in Clause 2.2(a) (including the Grace Period), subject to any extensions which are agreed between the Parties in writing or delays which are caused by a Force Majeure Event in accordance with Clause 14.13 (Force Majeure) in which case the aforementioned date shall be extended by the equivalent amount of time as the Force Majeure Event was or is (as applicable) persisting; or

(c)

if, during the first Survey to be conducted by a Typhoon Unit, such Typhoon Unit suffers a failure, outage, or material performance degradation, and I-Pulse fails to cure such failure, outage, or material performance degradation in accordance with Clause 2.5(f)(i) (Production and Delivery of Typhoon Units) within one hundred (100) days from the date of notification of such failure, outage, or material performance degradation by JVCo.

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11.3	I-Pulse may terminate this Agreement if any of the following events occur:

(a)

JVCo becomes insolvent, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against JVCo (except for bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property; or

(b)

non-payment of any material undisputed due and payable sum under this Agreement (including invoices issued in accordance with Clause 3.3 (Price and Payment Terms)) within sixty (60) days of the due date of such payment.

11.4	Upon termination of this Agreement pursuant to Clauses 11.1 to 11.2 (inclusive), all rights and obligations under this Agreement shall terminate (except as provided in Clause 11.5) and the legal and beneficial title to the Typhoon Units shall transfer back to I-Pulse, save in case of termination under Clause 11.1(e) where the title to the Typhoon Units shall remain with JVCo.

11.5	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, Clauses 2.11 (Production and Delivery of Typhoon Units), 4 (Taxes and Customs Duties), 8 (Intellectual Property Rights), 9 (Confidentiality), 10 (Announcements), 11.5 (Termination), 12 (Limited Liability), 13 (No Warranties), and 14 (General Provisions), shall survive termination of this Agreement.

12.	Limited Liability

In no event shall either Party be liable, one to the other, for indirect, special or consequential Losses of any kind arising out of or in connection with this Agreement, except to the extent such Losses: (a) are included in an award against a Party resulting from a third party claim for which such Party is indemnified hereunder; (b) are related to, or arise from, personal injury, death or damage to tangible property; or (c) are related to or arise from willful or intentional misconduct.

13.	No Warranties

Except as otherwise expressly set forth in Clause 6 (I-Pulse General Warranties) and Clause 7 (JVCo General Warranties), neither Party makes any representation or extends any warranties of any kind, either express or implied, to the other Party, including any warranties of merchantability or fitness for a particular purpose.

14.	General Provisions

14.1	Further Assurance

Each Party shall, from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents, information and things required by law or otherwise, and in a form satisfactory to the other, in order to give full effect to this Agreement.

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14.2	Notices

Any notice or document shall be deemed to be given or delivered to or received by a Party:

(a)	if delivered in person, at the time of delivery;

(b)

if sent by one Party to another Party within the same jurisdiction, at 10:00 a.m. on the second Business Day (which for purposes of this Clause means a day during which commercial banks in Riyadh, Saudi Arabia and New York, USA are generally open for business) after it was put into the post, or if sent by post by one Party to another Party in a different jurisdiction, at 10:00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post; or

(c)	if sent by email, at the time of sending on any Business Day (provided that the sending Party has not received an automated response noting a failure to deliver),

and in any other case at 10:00 a.m. (local time at the place of destination) on the next Business Day following the date of sending, in each case, to such Party at the first email or address listed for such Party below. All notices, requests, claims, demands and other communications under this Agreement shall be delivered to the Parties in person or sent to the address set forth below by registered post, postage prepaid and return receipt requested or by facsimile (with confirmation of receipt) as follows:

If to I-Pulse:
Attention:	Laurent Frescaline
Email:	laurent.f@ipulse-group.com
Address:	I-Pulse Inc. 606-999 Canada Place Vancouver, British Columbia Canada V6C 3E1

If to Ivanhoe Electric
Attention:	General Counsel
Email:	GeneralCounsel@ivnelectric.com
Address:	Ivanhoe Electric Inc. Marina Heights 450 E. Rio Salado Parkway, Suite 130 Tempe, Arizona 5251 USA

If to JVCo:

Attention:	[●]
Email:	[●]
Address:	[●]

14.3	Costs and Expenses

Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement.

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14.4	Severability

In the event that any provision of this Agreement is determined in accordance with Clause 14.7 (Dispute) to be unenforceable or invalid under any applicable law, such provision will be interpreted in a manner, or replaced by a provision, that, to the greatest extent possible, effectuates the objectives of such provision within the limits of applicable law or applicable court decisions. The unenforceability or invalidity of any such provision will in no event affect the validity, force or effect of the remaining provisions of this Agreement.

14.5	Third Party Rights

(a)

This Agreement is made for the benefit of the Parties and their successors and permitted assigns and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 5 (I-Pulse Indemnification) is intended to benefit of each of the JVCo Indemnified Parties and such Clause shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.

(b)	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

14.6	Governing Law

This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with the laws of England and Wales.

14.7	Dispute

(a)	The Parties shall endeavour to resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, breach or termination (a “Dispute”) by negotiation.

(b)	Such Dispute will be subject to a mandatory cooling-off period (“Resolution Period”) of thirty (30) days after a Party gives written notice of the existence of such Dispute (“Dispute Notice”). During the Resolution Period, the Parties shall take steps to resolve the dispute amicably.

(c)	In the event the Dispute is not resolved within Resolution Period, referred to above, a Party may, by written notice to the other Parties, request that the Dispute be referred to a dispute resolution committee constituted of one senior officer from each of I-Pulse, Ivanhoe Electric and JVCo (“Dispute Resolution Committee”). The Dispute Resolution Committee shall hold one or more meetings in person, or by means of telephone, electronic or other communications facilities that permit the Parties to communicate with each other during the meeting, within ten (10) days after such referral to attempt in good faith to resolve such Dispute.

(d)	Any Dispute which has not been settled within thirty (30) days from the date of issue of the Dispute Notice shall, at the initiative of any Party to the Dispute, be referred to and finally resolved by arbitration under the rules (“Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Clause. There shall be three arbitrators, one nominated by the initiating party in the request for arbitration, the second nominated by the other Party (Ivanhoe Electric and I-Pulse acting jointly for the purpose of the nomination) within thirty (30) days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, nominated by the two parties within thirty (30) days of the appointment of the second arbitrator. If any arbitrators are not nominated within these time periods, the LCIA shall make the appointment(s).

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(e)	The seat, or legal place, of any arbitration shall be London. The language of the arbitration shall be English.

(f)

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(g)

The arbitrators shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that any Party may have recourse to any court of competent jurisdiction to seek interim or provisional measures, including during the Resolution Period, and including injunctive relief and pre arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Notwithstanding any contrary provision of the Rules, the Parties agree that any Party may have recourse to any court of competent jurisdiction: (i) for determination by that court of any question of law arising in the course of the arbitration, or (ii) to appeal to that court on any question of law arising out of any award made in the arbitration.

14.8	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby irrevocably waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

(a)	any mediation or arbitration proceeding commenced under this Agreement or otherwise;

(b)	any judicial, administrative or other proceedings to aid any mediation or arbitration commenced under this Agreement or otherwise; and

(c)

any effort to confirm, enforce or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) over any asset, property or revenues that results from a mediation, an arbitration or any judicial or administrative proceedings commenced under this Agreement or otherwise.

14.9	Entire Agreement

This Agreement, together with the Schedules (if any) and other attachments hereto, contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations with respect to the subject matter hereof.

14.10	Amendment

This Agreement may be amended only by an instrument in writing signed by all of the Parties.

14.11	No Waiver

No omission or delay on the part of any Party in exercising its rights under this Agreement or in requiring due and proper fulfilment by the other Party as set forth in this Agreement shall be deemed to constitute a waiver and no waiver by the Party of any breach or default by the other Party shall operate as a waiver of any succeeding breach or other default or breach by the other Party.

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14.12	Interpretation and Construction

References to Clauses are to the Clauses herein. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof. This Agreement shall not be construed as creating a partnership between the Parties or joint venture of any kind or any other form of legal association that would impose liability upon one Party for the acts or failure to act of the other Party. Nothing contained herein will be construed as creating any agency, employment, franchise, partnership or other form of joint enterprise between the Parties. Neither Party shall have, or hold itself out as having, the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written consent of the other. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply. References to “include” or “including” or analogous terms are to be construed without limitation. The expressions “body corporate”, “group undertaking”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act 2006 (provided that where a parent undertaking creates security over the shares of a subsidiary undertaking, that subsidiary shall be deemed not to cease being a subsidiary undertaking of the parent undertaking solely as a result of the creation of that security).

14.13	Force Majeure

Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or Acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labour difficulties; epidemics or pandemics; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”). These delays shall not constitute a breach of this Agreement and the non-performing Party will be excused from any further performance or observance of the obligations so affected by the Force Majeure Event for as long as the Force Majeure Event exists and such Party continues to use its best efforts to recommence performance or observance thereof whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party by telephone (confirmed in writing within two (2) Business Days of the inception of such delay).

14.14	Execution

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which together will constitute one and the same agreement.

14.15	Assignment

(a)

No Party shall, without the prior written consent of the other Party, assign, transfer, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

(b)	JVCo shall not dispose of all or any part of the Typhoon Units without the consent of I-Pulse and Ivanhoe Electric.

(c)	I-Pulse shall not, without the prior written consent of JVCo, create, or permit to subsist, any Encumbrance over the Typhoon Units.

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IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement effective as of the day, month and year first above written.

Duly authorised to sign for and on behalf of I-Pulse Inc.	............................................................................... Name: Position:

Duly authorised to sign for and on behalf of Ivanhoe Electric Inc.	............................................................................... Name: Position:

Duly authorised to sign for and on behalf of JVCo	............................................................................... Name: Position:

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Schedule 1 Typhoon Unit Specifications

[redacted]

I

SCHEDULE 4

FORM OF DATA SERVICES AGREEMENT

Agreed Form

Dated [●] 2023

Data Services Agreement

in respect of the supply of services for the analysis of data and processing of the full spectrum of geophysical datasets in 3D produced by the TyphoonTM systems between

Computational Geosciences Inc.

as CGI

and

Ma’aden Ivanhoe Electric Exploration and Development Limited Company

as JVCo

1

Table of Contents

1.	Definitions and Interpretation	3

2.	Services	6

3.	Fees	7

4.	Taxes	8

5.	Intellectual Property Rights	8

6.	Liability	9

7.	Warranties	9

8.	Confidentiality	10

9.	Announcements	11

10.	Term and Termination	12

11.	Limited Liability	12

12.	No Warranties	12

13.	General Provisions	13

Schedule 1	Services	18

Schedule 2	Services Fees	19

Schedule 3	Optional Services	20

2

This data services agreement the “Agreement” is made on [●] 2023.

Between:

(1)	Computational Geosciences Inc., a company incorporated under the laws of Canada with registered number 752331-9 and whose registered office is 300 - 1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9 (the “CGI”); and

(2)	Ma’aden Ivanhoe Electric Exploration and Development Limited Company, a company incorporated in the Kingdom of Saudi Arabia with registered number [●] and whose registered office is at [●] (“JVCo”),

(each a “Party” and together the “Parties”).

Recitals

(A)	JVCo has, as at the date of this Agreement, entered into the Typhoon Equipment Purchase and Technical Support Agreement to purchase three (3) Typhoon Units (as defined in Clause 1.1 (Definitions) below).

(B)	Ivanhoe Electric Inc. and Saudi Arabian Mining Company (Ma’aden) have entered into a Shareholders’ Agreement under which Ivanhoe Electric Inc. will make available an existing Typhoon Unit (the “Existing Typhoon Unit”) to JVCo.

(C)	JVCo has been granted an exclusive license by GEO27, Inc. (the owner of the patents to certain other aspects of the Typhoon Unit) pursuant to the terms of the Technology License Agreement which is necessary, inter alia, for the use of the Typhoon Units as contemplated therein.

(D)	Pursuant to the terms of the License, JVCo intends to use the Typhoon Units to conduct deep (up to 1000 metres) induced polarisation and electromagnetic surveys of the subsurface of certain land (the “Land”) in the Kingdom of Saudi Arabia (the “Purpose”) over which JVCo has the right to explore pursuant to certain exploration licenses granted to one of JVCo’s shareholders or their Affiliates.

(E)	The use of the Typhoon Units to conduct the mineral exploration activities over the Land will generate data for three-dimensional modelling of subsurface geology and target maps (with a full survey of this type at any site being known as a “Survey”).

(F)	CGI applies advanced geophysical modelling, data analytics and machine learning to natural resource exploration and evaluation and is capable, inter alia, of three-dimensional modelling of Surveys.

(G)	CGI will provide the Services (as defined in Clause 1.1 (Definitions) below) to JVCo with respect to the Survey Data (as defined in Clause 1.1 (Definitions) below) in accordance with the terms of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Affiliate” means any person that, directly or indirectly, Controls, is under common Control with, or is Controlled by, another person;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

3

“Agreement” means this data services agreement;

“Business Day” means a day during which commercial banks in Riyadh, Saudi Arabia, New York, USA and Vancouver, Canada are generally open for business;

“Control” means the power of a person to secure either by means of the holding of shares or the possession of voting power in or in relation to the person concerned or by virtue of any powers conferred by the articles of association or other document regulating that person, that its affairs are conducted in accordance with the wishes of that person and the words “Controlled” and “Controlling” and their cognates shall be construed accordingly;

“Existing Typhoon Unit” has the meaning given in Recital (B);

“Fees” has the meaning given in Clause 3.1 (Fees);

“Governmental Authority” means any domestic or foreign, federal, national, state, multi- state, international, multinational or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any court or other tribunal or judicial authority;

“IE Mena” means Ivanhoe Electric Mena Holdings Ltd., a corporation incorporated under the laws of France, with registration number 951 524 479 R.C.S. Toulouse , having its registered office at 30 Boulevard de Thibaud, 31100 Toulouse, France ;

“IE Parent” means Ivanhoe Electric Inc., a corporation incorporated under the laws of Delaware, USA, with registration number 3239208, having its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808;

“Indemnified Party” has the meaning given in Clause 6.4 (Liability);

“Intellectual Property Rights” means:

(a)

all copyright and related rights under the laws of all countries for the full terms thereof (of all rights accruing by virtue of copyright treaties and conventions), including but not limited to all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof, and including without limitation all copyright rights in all software, documentation, user and application interfaces including without limitation the look and feel and the structure, sequence and organization thereof;

(b)

all rights to and under new and useful inventions (whether patentable or not), discoveries, designs, technology and art and all other patentable subject matter, including, but not limited to, all improvements thereof and all know-how related thereto, and all applications for such rights, all rights to claim priority in relation to such rights, and all reissues, extensions, renewals, divisions, supplementary protection certificates and continuations (including continuations-in-part) thereof, for the full term thereof;

(c)

all trademarks, logos, get up, service marks and internet domain names and the like and the goodwill associated therewith throughout the world and the rights to sue for passing off or for unfair competition;

(d)	all trade secrets, confidential business information, evaluations and reports;

(e)	all know-how under the laws of any jurisdiction and all know-how not otherwise included in the foregoing; and

(f)

all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including without limitation all techniques, methodologies and concepts and trade dress;

4

“Inversion Results” means the data inversions resulting from CGI’s provision of the Services with respect to the Survey Data in accordance with the terms of this Agreement, as described in detail in Schedule 1 (Services) which will include a Model and a Report;

“JVCo’s Intellectual Property Rights” has the meaning given in Clause 5.3 (Intellectual Property Rights);

“Land” has the meaning given in Recital (D);

“License” has the meaning given in the Technology License Agreement;

“Losses” means and includes, but shall not be limited to, losses, liabilities, claims, damages, costs (including, without limitation, the reasonable costs incurred in the enforcement of any indemnification obligations, or taxes), reasonable legal fees (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation and settlement), liabilities, penalties and expenses incurred by the applicable Person;

“Model” means a three-dimensional model of subsurface conductivity and chargeability using the Survey Data, having the characteristics set out in Schedule 1 (Services);

“Optional Services” means those services listed in Schedule 3 (Optional Services) as may be requested by JVCo from time to time during the Term;

“Person” means any individual, sole proprietorship, partnership, incorporated organisation, association, corporation, limited liability company, institution, public benefit corporation, any other entity, estate, trust, firm, company, government, Governmental Authority or any joint venture (whether or not having a separate legal personality);

“Purpose” has the meaning given in Recital (D);

“Relevant Party Group” means any subsidiary or Affiliate of a Party;

“Report” means a report containing the details set out in Schedule 1 (Services);

“Service Fees” has the meaning given in Clause 3.1 (Fees), as applicable;

“Services” means, collectively, those services identified as Recon (Gradient Array) Mode Services or Detailed (Pole Dipole) Mode Services in Schedule 1 (Services) as may be requested by JVCo from time to time during the Term;

“Services Timeline” has the meaning given in Clause 2.3 (Services);

“Shareholders’ Agreement” means the shareholders’ agreement between the Saudi Arabian Mining Company, IE Parent, IE Mena and JVCo in relation to the affairs of JVCo dated on or about the date of this Agreement, as amended from time to time;

“Survey” has the meaning given in Recital (E);

“Survey Data” means the data and other information generated by a Survey which is required for the three-dimensional modelling of subsurface geology and target maps;

“Tax” or “Taxes” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, in each case whether of the Kingdom of Saudi Arabia or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

5

“Technology License Agreement” means the agreement entitled “Technology License Agreement” between GEO27, Inc. and JVCo dated the date of this Agreement, as amended from time to time;

“Term” has the meaning given in Clause 10.1 (Term and Termination);

“Termination Date” has the meaning given in Clause 10.1 (Term and Termination);

“Third Party” and “Third Parties” mean one or more Persons other than the Parties and their respective Affiliates;

“Typhoon Equipment Purchase and Technical Support Agreement” means the agreement between I-Pulse Inc., Ivanhoe Electric Inc. and JVCo dated the date of this Agreement, as amended from time to time;

“Typhoon Unit” has the meaning given in the Typhoon Equipment Purchase and Technical Services Agreement; and

“VAT” means value added tax, and with respect to the provision of Services by CGI under this Agreement includes Canadian federal Goods and Services Tax and British Columbia Provincial Sales Tax.

2.	Services

2.1

Subject to and in accordance with the terms of this Agreement, CGI agrees to provide (or procure the provision of) the Services and Optional Services to JVCo at the request of JVCo until the Termination Date.

2.2	If JVCo requests the Services with respect to a Survey:

(a)	JVCo shall indicate the type of Service requested with respect to the applicable Survey;

(b)

JVCo shall deliver to CGI the Survey Data with respect to such Survey for the Service, with such Survey Data to be provided in a format and quality that is compatible with generally accepted standards in the mining industry;

(c)

subject to Clauses 2.6(a) and 2.7, JVCo assumes all responsibility and expense for testing and confirmation of Survey Data delivered to CGI. CGI will process Survey Data and perform the Services on the basis of Survey Data or instructions as provided by JVCo and CGI shall be entitled to rely upon any such Survey Data or instructions as provided by JVCo; and

(d)

until such time as CGI is in possession of any Survey Data, JVCo assumes all responsibility, expense and risk of loss for transmission of such Survey Data to CGI and CGI shall not be liable to JVCo for any damages resulting from or related to any failure of transmission or transportation of Survey Data to CGI, including, but not limited to loss of data or delay in the delivery of the Services arising out of such loss or failure. With respect to copies of the Survey Data that are in CGI’s possession, CGI shall be responsible for the safekeeping of such copies applying at least the same level of protection and due care as it applies to the safekeeping of its own data.

2.3	CGI shall, with respect to Survey Data provided in accordance with Clause 2.2 (Services), prepare, produce and deliver to JVCo the applicable Inversion Results within 90 days from the date on which the relevant Survey Data in a format that is compatible with generally accepted standards in the mining industry is delivered by JVCo to CGI (the “Services Timeline”).

2.4	Notwithstanding anything to the contrary, each Party shall be excused from performing its obligations under this Agreement to the extent that the performance of such obligations by the affected Party in accordance with the requirements of this Agreement would contravene an applicable law and there is no reasonable alternative or mitigation that could be utilised or adopted by the affected Party (including by obtaining any necessary permits or licenses) to perform such obligations in accordance with this Agreement.

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2.5

If a Party is prevented from performing its obligations under this Agreement in the manner referred to in Clause 2.4, the Parties will in good faith attempt to agree on any alternative methods or measures which could be adopted to enable the relevant Party to perform its obligations under this Agreement.

2.6	CGI shall:

(a)

review and perform quality assurance and quality control procedures on the Survey Data when it is delivered to CGI in accordance with all relevant quality assurance and quality control processes and procedures and shall notify JVCo as soon as it identifies or becomes aware of any issues or concerns in relation to the quality of the Survey Data;

(b)	ensure that the Services are provided by appropriately skilled and experienced individuals; and

(c)

provide the Services using the degree of skill and diligence which would reasonably and ordinarily be expected from persons acting in good faith and carrying out the same type of activity under the same or equivalent circumstances and conditions.

2.7	Provided that JVCo complies with its obligations in Clause 2.2(b), CGI represents and warrants that it can process geophysical data produced by the deployment of Typhoon Units in a Survey to produce the Inversion Results, and that the Survey Data will be sufficient to enable CGI to perform the Services and prepare, produce and deliver to JVCo the Inversion Results in accordance with the requirements of this Agreement.

2.8	The JVCo may at any time and from time to time, request CGI to provide to the JVCo any of the Optional Services. Within 10 days following such request, the Parties shall negotiate in good faith the terms and conditions applicable to such Optional Services, including price of such Optional Services and the timelines for the provision of such Optional Services. Unless the Parties agree otherwise, the provisions of this Agreement governing the provision of the Services shall apply mutatis mutandis to the Optional Services.

3.	Fees

3.1	Subject to Clause 3.3 (Fees) and Clause 4.2 (Taxes), in consideration for the provision of the Services, JVCo shall pay to CGI the applicable fee for each Service performed by CGI in accordance with Clause 2.2 (Services) as calculated as set forth in Schedule 2 (Services Fees) (the “Service Fees”).

3.2	The Service Fees and other fees expressed as stated dollar amounts in Schedule 2 (Services Fees) shall be increased by five percent (5%) annually each year throughout the Term and Schedule 2 (Services Fees) shall be deemed to be amended accordingly.

3.3	In addition to the Service Fees provided for in Clause 3.1 (Fees), JVCo shall reimburse CGI for:

(a)	any third-party cloud computing platform fees and expenses (such as Amazon Web Services (AWS) or similar services used by CGI from time to time) that are charged to CGI in connection with provision of the Services during the Term; and

(b)	CGI’s reasonable and properly documented out-of-pocket travel and related expenses (including, but not limited to, transport, lodging, out-of-town meals, internet and mobile device services, and telephone charges) incurred in providing the Services during the Term providedthat any such expenses exceeding US$5,000.00 must be pre-approved by JVCo in writing.

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3.4	CGI shall invoice JVCo monthly in arrears for Services provided and shall concurrently invoice JVCo separately for reimbursable expenses claimed and JVCo shall, within 30 days from receipt of an approved invoice, remit payment to CGI by electronic transfer of immediately available funds to a bank account designated by CGI from time to time, unless otherwise mutually agreed in writing.

4.	Taxes

4.1	Any VAT amount, if required, in respect of any Service Fees will be added to an invoice rendered in accordance with Clause 3.4 (Fees). CGI shall separately identify the VAT in such invoices so that the amount and rate of VAT invoiced is expressly identified in the form of a VAT invoice. The separate breakdown is required for all rates, zero rate and exempt goods and services. JVCo shall be responsible for VAT attributable to the provision of Services to JVCo or any payment hereunder. If CGI is required to pay any part of such VAT, JVCo shall reimburse CGI for such VAT paid by CGI. CGI will promptly provide all assistance and documentation required by JVCo to claim any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT charged on that supply.

4.2	Payments to be made by JVCo to CGI under this Agreement shall be made free and clear of and without deduction for or on account of any Tax (other than VAT) unless JVCo is required under applicable laws to make such a payment subject to the deduction or withholding of such Tax, in which case the sum payable by JVCo in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, CGI receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. JVCo shall otherwise deduct or withhold such amounts required by applicable laws (including on any adjusted amount) and forthwith pay such deducted or withheld amounts over to the applicable Governmental Authority in accordance with the requirements of the applicable laws and confirm in writing such payment to CGI.

4.3	Each of JVCo or CGI shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to any Tax, including VAT, paid or payable under this Agreement, and of any pending tax audit or other proceeding relating to VAT or withholding with respect to this Agreement, and shall afford such party a reasonable opportunity to participate in any such audit or proceeding affecting its interests.

5.	Intellectual Property Rights

5.1	Except as to the extent agreed by the Parties in writing, the Party that discloses and makes confidential pre-existing data available hereunder shall retain all rights, title and interests in and to the confidential pre-existing data and all Intellectual Property Rights therein.

5.2	Intellectual Property Rights in and to the Survey Data and the Inversion Results shall be retained by and vest in JVCo as the property of JVCo (“JVCo’s Intellectual Property Rights”).

5.3	To the extent required for the performance of this Agreement JVCo must procure the grant of a non-exclusive, royalty-free licence (including the right to sub-license) to CGI to use the JVCo’s Intellectual Property Rights to the extent necessary for the performance of the Services and CGI’s obligations under this Agreement.

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5.4	All of CGI’s existing Intellectual Property Rights and all Intellectual Property Rights that are developed by CGI in the performance of the Serviceswhich do not otherwise form part of JVCo’s Intellectual Property Rights pursuant to Clause 5.2 shall, in each case, be retained by and otherwise vest in CGI as the property of CGI.

6.	Liability

6.1	Without limiting Clause 6 (Liability), to the extent permitted by applicable law, the maximum aggregate liability of either Party to the other in respect of the Services or any other claim, loss or damage incurred or suffered under or in connection with this Agreement is limited to US$ three hundred thousand (300,000.00).

6.2	The limitations of liability in this Clause 6 (Liability) do not apply in relation to damages or claims suffered or incurred by either Party to the extent that such damages or claims:

(a)	are caused by fraud or wilful misconduct;

(b)	are related to, or arise from, personal injury, death or damage to tangible property; or

(c)	are included in an award against a Party resulting from a Third Party claim for which such Party is indemnified hereunder.

6.3	Each Party acknowledges and agrees that it is responsible for compliance with all applicable laws and regulations with respect to the performance of its respective obligations under this Agreement, including those laws and regulations related to data privacy, international communications, the transmission of technical or personal data and infringement the Intellectual Property Rights of Third Parties.

6.4	Each Party (the “Indemnifying Party”) hereby indemnifies the other Party and its Affiliates (each, an “Indemnified Party”) from and against any claims by Third Parties resulting from a failure by the Indemnifying Party to perform its obligations under this Agreement, save to the extent such claims are caused, or contributed to, by an Indemnified Party’s fraud, wilful misconduct or gross negligence.

6.5	Without limiting CGI’s obligations under this Agreement, JVCo shall be solely responsible for making its own evaluation of and decisions based upon the Inversion Results and CGI shall not be responsible for the use, misuse or non-use of the Inversion Results by JVCo. CGI makes no express or implied recommendation or opinion as to whether, nor to what it extent, it may be prudent for JVCo to proceed with any further course of action (or inaction) with respect the Inversion Results which must be a commercial decision for JVCo. Subject to Clause 2.6(a) and without limiting CGI’s obligations under this Agreement, JVCo accepts that CGI has not independently verified the Survey Data, that CGI has relied upon its accuracy and that the Inversion Results will be prepared on the assumption the Survey Data provided by JVCo was accurate and complete.

7.	Warranties

7.1	CGI hereby represents and warrants to JVCo that the following representations and warranties are true and correct and acknowledges that JVCo is relying on such warranties in entering into this Agreement:

(a)	CGI is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation;

(b)	CGI has the necessary power and authority to enter into and perform this Agreement;

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(c)

the obligations expressed to be assumed by CGI under this Agreement are legal, valid, binding and enforceable and the execution, delivery and performance by CGI of this Agreement will not result in a material breach of (i) any provision of the by‑laws, articles of association or equivalent constitutional documents of CGI; or (ii) so far as it is aware, any order, judgement or decree of any court or Governmental Authority by which CGI is bound;

(d)	CGI has the required Intellectual Property Rights, skills, licenses, qualifications and capacity necessary to perform the Services in accordance with this Agreement;

(e)	the provision of the Services does not and will not infringe any patent, copyright, trademark, trade secret or any other Intellectual Property Rights;

(f)	CGI is capable of analysing the data output from the use of the Typhoon Units and the Existing Typhoon Units to produce Inversion Results.

7.2

JVCo hereby represents and warrants to CGI that the following representations and warranties are true and correct and acknowledges that CGI is relying on such warranties in entering into this Agreement:

(a)	JVCo is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation;

(b)	JVCo has the necessary power and authority to enter into and perform this Agreement; and

(c)

the obligations expressed to be assumed by JVCo under this Agreement are legal, valid, binding and enforceable and the execution, delivery and performance by JVCo of this Agreement will not result in a material breach of (i) any provision of the by‑laws, articles of association or equivalent constitutional documents of JVCo; or (ii) so far as it is aware, any order, judgement or decree of any court or Governmental Authority by which JVCo is bound.

8.	Confidentiality

8.1

For the purposes of this Clause 8 (Confidentiality), “Confidential Information” means all information of a confidential nature disclosed by whatever means by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and includes the provisions and subject matter of this Agreement, as well as the Survey Data and the Inversion Results. In connection with the foregoing, the following obligations and responsibilities will apply to all such Confidential Information:

(a)

the Receiving Party is authorised to possess and use Confidential Information only if and to the limited extent necessary, and only for so long as may be required, in connection with its rights and obligations under this Agreement and no other right of any kind in or to any of the Confidential Information is granted or conferred upon the Receiving Party;

(b)

the Receiving Party agrees to take all steps reasonably necessary to maintain the Confidential Information in strict confidence for the benefit of the Disclosing Party, and will not at any time, without the express written permission of the Disclosing Party, disclose the Confidential Information directly or indirectly to any Person, other than the Receiving Party’s Agents having a need to know in connection with its rights and obligations under this Agreement (but only if the Receiving Party has first taken appropriate action, whether by oral or written communications or by agreement or otherwise, to cause such person(s) to observe the obligations and responsibilities specified in this Agreement); and

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(c)	promptly upon the termination of this Agreement, or at such earlier time as the Disclosing Party may notify the Receiving Party in writing, the Receiving Party shall:

(i)

return to the Disclosing Party (and, if so authorised by the Disclosing Party, destroy) all Confidential Information obtained from the Disclosing Party, together with any copies, extracts or reproductions thereof in any form whatsoever;

(ii)

surrender to the Disclosing Party (and at the option of the Disclosing Party, destroy) any working papers or other documents or tangible manifestation prepared by or for the use of the Receiving Party which are based upon or which contain, describe or otherwise reveal, in whole or in part, any Confidential Information; and

(iii)

delete and erase (and cause to be deleted and erased) from the computers, computer files, retrieval systems, databases, storage media and memory devices of the Receiving Party all copies and versions of any of the foregoing;

except that any Receiving Party may, but only to the extent agreed by the Disclosing Party, retain one (1) complete copy of Confidential Information and any resulting working papers or other documents for archival purposes to assure compliance with this Agreement which shall continue to be subject to the confidentiality obligations of this Clause 8.1 (Confidentiality).

8.2	shall not apply to the disclosure of Confidential Information if and to the extent:

(a)	such disclosure is required by law or in order to enforce any rights pursuant to this Agreement in legal proceedings; or

(b)	such disclosure is required by any competent regulatory authority including without limitation, any stock exchange; or

(c)

such information was obtained from a Third Party lawfully possessed of such information and not in violation of any confidentiality restrictions or is in the public domain other than through breach of this clause, provided that any Confidential Information shall only be disclosed after notification to the other Party to the extent permitted by applicable law.

8.3	The Parties acknowledge that the breach or non-performance by the Receiving Party of its responsibilities and obligations specified in this Clause 8 (Confidentiality) would cause the Disclosing Party immediate and irreparable harm for which monetary damages alone would not be an adequate remedy. Accordingly, if any such non-performance or breach by the Receiving Party occurs, or is threatened or anticipated to occur, the Parties agree that the Disclosing Party will be entitled to seek, in addition to any other remedies, specific performance and/or injunctive relief, and the Receiving Party will not oppose any such application, or require the Disclosing Party to post a bond or other security (even if otherwise normally required).

9.	Announcements

9.1	Save as expressly provided in Clause 9.2 (Announcements), no announcement shall be made by or on behalf of any Party or members of the Relevant Party Group relating to the terms of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

9.2	A Party may make an announcement relating to the terms of this Agreement if (and only to the extent) required by (i) the law of any relevant jurisdiction, (ii) any rule of a listing authority or securities exchange to which a Party is subject or submits or (iii) by any regulatory or governmental body with relevant powers to which any Party is subject or submits, in each case whether or not the requirement has the force of law.

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10.	Term and Termination

10.1	Unless terminated pursuant to this Clause 10 (Term and Termination), this Agreement shall remain in full force and effect until the first to occur of:

(a)	IE Mena or an Affiliate of IE Parent ceases to be a shareholder of JVCo;

(b)	JVCo terminates or otherwise ceases to exist;

(c)	the termination of the Shareholders’ Agreement in accordance with its terms; or

(d)	the termination of the Technology License Agreement in accordance with its terms,

(“Term” and the date on which the Term expires, the “Termination Date”).

10.2	In the event CGI persistently fails to perform the Services or Additional Services in accordance with this Agreement (including where the Inversion Results do not comply with the requirements of this Agreement), JVCo may give written notice to CGI specifying the claimed particulars of such breach, and in the event such breach is not cured, or effective steps to cure such breach have not been initiated or are not thereafter diligently pursued within twenty (20) days following the date of such written notification, and, if so initiated and pursued, is not cured within eighty (80) days of such written notification, in addition to any other damages or remedies available to JVCo, JVCo shall have the right thereafter to terminate this Agreement by giving not less than three (3) days prior written notice to CGI to such effect. Any termination by JVCo under this Clause 10.2 (Term and Termination) shall be without prejudice to any damages or remedies to which it may be entitled from CGI.

10.3	Upon termination of this Agreement pursuant to Clauses 10.1 to 10.2(inclusive), all rights and obligations under this Agreement shall terminate (except as provided in Clause 10.4).

10.4	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, Clauses4(Taxes), 5 (Intellectual Property Rights), 6 (Liability), 8 (Confidentiality), 9 (Announcements), 11 (Limited Liability), 12 (No Warranties) and 13 (General Provisions), shall survive termination of this Agreement.

11.	Limited Liability

In no event shall either Party be liable, one to the other, for indirect, special or consequential Losses of any kind arising out of or in connection with this Agreement, except to the extent such Losses: (a) are included in an award against a Party resulting from a claim by a Third Party for which such Party is indemnified hereunder; (b) are related to, or arise from, personal injury, death or damage to tangible property; or (c) are related to or arise from willful or intentional misconduct.

12.	No Warranties

Except as otherwise expressly set forth in this Agreement, neither Party makes any representation or extends any warranties of any kind, either express or implied, to the other Party, including any warranties of merchantability or fitness for a particular purpose.

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13.	General Provisions

13.1	Relationship

CGI is an independent contractor engaged by JVCo for the provision of the Services as set forth in this Agreement. This Agreement shall not be construed as creating a partnership between the Parties or joint venture of any kind or any other form of legal association that would impose liability upon one Party for the acts or failure to act of the other Party. Nothing contained herein will be construed as creating any agency, employment, franchise, partnership or other form of joint enterprise between the Parties. Neither Party shall have, or hold itself out as having, the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other, except with the express written consent of the other.

13.2	Further Assurance

Each Party shall, from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents, information and things required by law or otherwise, and in a form satisfactory to the other, in order to give full effect to this Agreement.

13.3	Notices

Any notice or document shall be deemed to be given or delivered to or received by a Party:

(a)	if delivered in person, at the time of delivery;

(b)

if sent by one Party to another Party within the same jurisdiction, at 10:00 a.m. on the second Business Day (which for purposes of this Clause means a day during which commercial banks in Riyadh, Saudi Arabia and Vancouver, Canada are generally open for business) after it was put into the post, or if sent by post by one Party to another Party in a different jurisdiction, at 10:00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post; or

(c)	if sent by email, at the time of sending on any Business Day (provided that the sending party has not received an automated response noting a failure to deliver),

and in any other case at 10:00 a.m. (local time at the place of destination) on the next Business Day following the date of sending, in each case, to such Party at the first email or address listed for such Party below. All notices, requests, claims, demands and other communications under this Agreement shall be delivered to the Parties in person or sent to the address set forth below by registered post, postage prepaid and return receipt requested or by facsimile (with confirmation of receipt) as follows:

If to CGI:

Attention:	Livia Mahler
Email:	livia@compgeoinc.com
Address:	402-1505 West 2nd Ave.
Vancouver, British Columbia, Canada V6H 3Y4

If to JVCo:

Attention:	[●]
Email:	[●]
Address:	[●]

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13.4	Costs and Expenses

Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement.

13.5	Severability

In the event that any provision of this Agreement is determined in accordance with Clause 13.8 (Dispute) to be unenforceable or invalid under any applicable law, such provision will be interpreted in a manner, or replaced by a provision, that, to the greatest extent possible, effectuates the objectives of such provision within the limits of applicable law or applicable court decisions. The unenforceability or invalidity of any such provision will in no event affect the validity, force or effect of the remaining provisions of this Agreement.

13.6	Third Party Rights

(a)

This Agreement is made for the benefit of the Parties and their successors and permitted assigns and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 6 (Liability) is intended for the benefit of each of the Indemnified Parties and shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.

(b)	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

13.7	Governing Law

This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with the laws of England and Wales.

13.8	Dispute

(a)	The Parties shall endeavour to resolve any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, breach or termination (a “Dispute”) by negotiation.

(b)	Such Dispute will be subject to a mandatory cooling-off period (“Resolution Period”) of thirty (30) days after either party gives written notice of the existence of such Dispute (“Dispute Notice”). During the Resolution Period, the Parties shall take steps to resolve the Dispute amicably.

(c)	In the event the Dispute is not resolved within the Resolution Period, referred to above, either Party may, by written notice to the other party, request that the Dispute be referred to a dispute resolution committee constituted of one senior officer from each of CGI and JVCo (“Dispute Resolution Committee”). The Dispute Resolution Committee shall hold one or more meetings in person, or by means of telephone, electronic or other communications facilities that permit the Parties to communicate with each other during the meeting, within ten (10) days after such referral to attempt in good faith to resolve such Dispute.

(d)	Any Dispute which has not been settled within thirty (30) days from the date of issue of the Dispute Notice shall, at the initiative of any Party to the Dispute, be referred to and finally resolved by arbitration under the rules (“Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause. There shall be three arbitrators, one nominated by the initiating party in the request for arbitration, the second nominated by the other party within thirty (30) days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, nominated by the two parties within thirty (30) days of the appointment of the second arbitrator. If any arbitrators are not nominated within these time periods, the LCIA shall make the appointment(s).

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(e)	The seat, or legal place, of any arbitration shall be London. The language of the arbitration shall be English.

(f)

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

13.9

The arbitrators shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that any Party may have recourse to any court of competent jurisdiction to seek interim or provisional measures, including during the Resolution Period, and including injunctive relief and pre arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Notwithstanding any contrary provision of the Rules, the Parties agree that any Party may have recourse to any court of competent jurisdiction: (i) for determination by that court of any question of law arising in the course of the arbitration, or (ii) to appeal to that court on any question of law arising out of any award made in the arbitration.

13.10	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby irrevocably waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

(a)	any mediation or arbitration proceeding commenced under this Agreement or otherwise;

(b)	any judicial, administrative or other proceedings to aid any mediation or arbitration commenced under this Agreement or otherwise; and

(c)

any effort to confirm, enforce or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) over any asset, property or revenues that results from a mediation, an arbitration or any judicial or administrative proceedings commenced under this Agreement or otherwise.

13.11	Entire Agreement

This Agreement, together with the Schedules (if any) and other attachments hereto, contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations with respect to the subject matter hereof.

13.12	Amendment

Except as provided in Clause 3.2 (Fees), this Agreement may be amended only by an instrument in writing signed by all of the Parties.

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13.13	No Waiver

No omission or delay on the part of any Party in exercising its rights under this Agreement or in requiring due and proper fulfilment by the other Party as set forth in this Agreement shall be deemed to constitute a waiver and no waiver by the Party of any breach or default by the other Party shall operate as a waiver of any succeeding breach or other default or breach by the other Party.

13.14	Interpretation and Construction

References to Clauses are to the Clauses herein. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply. References to “include” or “including” or analogous terms are to be construed without limitation. The expressions “body corporate”, “group undertaking”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act 2006 (provided that where a parent undertaking creates security over the shares of a subsidiary undertaking, that subsidiary shall be deemed not to cease being a subsidiary undertaking of the parent undertaking solely as a result of the creation of that security). “U.S.$”, “USD” and “United States Dollars” denote the lawful currency for the time being of the United States of America.

13.15	Force Majeure

Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement (other than the payment of money) to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or Acts of God; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labour difficulties; epidemics or pandemics; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”). These delays shall not constitute a breach of this Agreement and the non-performing Party will be excused from any further performance or observance of the obligations so affected by the Force Majeure Event for as long as the Force Majeure Event exists and such Party continues to use its commercially reasonable efforts to recommence performance or observance thereof whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party by telephone (confirmed in writing within two (2) Business Days of the inception of such delay).

13.16	Execution

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which together will constitute one and the same agreement.

13.17	Assignment

No Party shall, without the prior written consent of the other Party, assign, transfer, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

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IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement effective as of the day, month and year first above written.

Duly authorised to sign for and on behalf of Computational Geosciences Inc.	........................................................... Name: Position:

Duly authorised to sign for and on behalf of JVCo	........................................................... Name: Position:

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Schedule 1 Services

Inversion Results / Report and Model

CGI will provide to JVCo services for the three-dimensional analysis of data and processing of geophysical datasets generated using the Typhoon Units.

The Services will be based on Survey Data obtained using the following parameters:

Recon (Gradient Array) Mode Services – Maximum Resolution
Min
Cell Size (m)	75
Nodes Separation (m)	200
Line Spacing (m)	300
Detail (Pole Dipole) Mode Services
Min
Cell Size (m)	40
Line Spacing (m)	200

The Inversion Results will include the following:

a)	A report on the Inversion Results providing the following details (the “Report”):

a.	Introduction
b.	[Name of project] Project Description
c.	DCIP Survey Program
d.	Inversion Background
e.	Data QC and preparation
f.	3D Inversion of the Pole-Dipole DCIP data
g.	Sensitivities (a relationship between the model and data)
h.	Summary
i.	Statement of Qualifications

b)	A three-dimensional model of conductivity and chargeability properties that may indicate the presence (or absence) of various metals and minerals prepared on the following basis:

a.	3D models will be presented as block models in a geographic 3D space.
b.	They are defined using a 2-file format.
c.	The “mesh” file describes how the earth is descritized.
d.	The “model” file lists the physical property values for all cells in a mesh.

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Schedule 2 Services Fees

[redacted]

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Schedule 3 Optional Services

3D inversions for the following geophysical surveys:

Airborne and Ground Magnetics

Airborne and Ground Gravity

Airborne and Ground Electromagnetics

Ground Magnetotellurics (MT)

Airborne MT

Airborne ZTEM

Integrated Geoscience Database

AI Driven Prospectivity Mapping based on integrated Geoscience data layers

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SCHEDULE 5

FORM OF TECHNOLOGY LICENSE AGREEMENT

[redacted]

SCHEDULE 6

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

Agreed Form

IVANHOE ELECTRIC INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of _________, 2023 by and between Ivanhoe Electric Inc., a Delaware corporation (the “Company”), and ________________ (“Indemnitee”).

RECITALS

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”) require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Charter, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board of Directors of the Company (the “Board”), officers and other persons with respect to indemnification;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s stockholders;

WHEREAS, it is reasonable and prudent for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, regardless of any amendment or revocation of the Charter or the Bylaws, so that they will serve the Company free from undue concern that they will not be so indemnified; and,

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provided in the Charter, the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as a director of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Section 2. Definitions.

As used in this Agreement:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement; provided, however, that no Person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of his or her position as director or officer of the Company.

(b) A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, Beneficially Owns (as determined pursuant to Rule 13d-3 of the Rules under the Exchange Act, as in effect on the date of this Agreement);

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has: (A) the legal, equitable or contractual right or obligation to acquire (whether directly or indirectly and whether exercisable immediately or only after the passage of time, compliance with regulatory requirements, satisfaction of one or more conditions (whether or not within the control of such Person) or otherwise) upon the exercise of any conversion rights, exchange rights, rights, warrants or options, or otherwise; (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); or (C) the right to dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities);

(iii) which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of the Company; or

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(iv) that are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates, including, for these purposes, any derivative security acquired by such Person or any of such Person’s Affiliates or Associates that gives such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of an amount of securities due to the fact that the value of the derivative security is explicitly determined by reference to the price or value of such securities, or that provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit or to share in any profit derived from any change in the value of such securities, in any case without regard to whether (A) such derivative security conveys any voting rights in such securities to such Person or any of such Person’s Affiliates or Associates; (B) the derivative security is required to be, or capable of being, settled through delivery of such securities; or (C) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such derivative security.

Notwithstanding the foregoing, no Person engaged in business as an underwriter of securities shall be deemed the Beneficial Owner of any securities acquired through such Person’s participation as an underwriter in good faith in a firm commitment underwriting.

(c) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as defined above), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, provided that a Change in Control shall be deemed to have occurred if subsequent to such reduction such Person becomes the Beneficial Owner, directly or indirectly, of any additional securities of the Company conferring upon such Person any additional voting power;

(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(c)(i), 2(c)(iii) or 2(c)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or successor entity) more than 50% of the combined voting power of the voting securities of the surviving or successor entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving or successor entity;

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(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale, lease, exchange or other transfer by the Company, in one or a series of related transactions, of all or substantially all of the Company’s assets; and

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(d) “Corporate Status” describes the status of a person as a current or former director of the Company or current or former director, manager, partner, officer, employee, agent or trustee of any other Enterprise which such person is or was serving at the request of the Company.

(e) “Enforcement Expenses” shall include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action. Expenses, however, shall not include fees, salaries, wages or benefits owed to Indemnitee.

(f) “Enterprise” shall mean any corporation (other than the Company), partnership, joint venture, trust, employee benefit plan, limited liability company, or other legal entity of which Indemnitee is or was serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee.

(g) “Expenses” shall include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or an appeal resulting from a Proceeding. Expenses, however, shall not include amounts paid in settlement by Indemnitee, the amount of judgments or fines against Indemnitee or fees, salaries, wages or benefits owed to Indemnitee.

(h) “Independent Counsel” means a law firm, or a partner (or, if applicable, member or shareholder) of such a law firm, that is experienced in matters of Delaware corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company, any subsidiary of the Company, any Enterprise or Indemnitee in any matter material to any such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

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(i) “Person” shall mean (i) an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity including any successor (by merger or otherwise) thereof or thereto, and (ii) a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

(j) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, regulatory or investigative nature, and whether formal or informal, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director of the Company or is or was serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee of any Enterprise or by reason of any action taken by Indemnitee or of any action taken on his or her part while acting as a director of the Company or while serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee of any Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration, or part thereof, initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement as provided for in Section 12(a) of this Agreement.

Section 3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee to the extent set forth in this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties, excise taxes, and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee to the extent set forth in this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery (the “Delaware Court”) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court shall deem proper.

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Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement and except as provided in Section 7, to the extent that Indemnitee is a party to or a participant in any Proceeding and is successful in such Proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Reimbursement for Expenses of a Witness or in Response to a Subpoena. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of his or her Corporate Status, (i) is a witness in any Proceeding to which Indemnitee is not a party and is not threatened to be made a party or (ii) receives a subpoena with respect to any Proceeding to which Indemnitee is not a party and is not threatened to be made a party, the Company shall reimburse Indemnitee for all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Section 7. Exclusions. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement:

(a) to indemnify for amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such amounts under any insurance policy, contract, agreement or otherwise;

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory or common law, (ii) any reimbursement of the Company by Indemnitee of any bonus, other incentive- or equity-based compensation or of profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act of 2002) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee thereof (including, but not limited to, any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act);

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(c) to indemnify with respect to any Proceeding, or part thereof, brought by Indemnitee against the Company, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof and (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; provided, however, that this Section 7(c) shall not apply to (A) counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee or (B) any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company in the suit for which indemnification or advancement is being sought as described in Section 12; or

(d) to provide any indemnification or advancement of expenses that is prohibited by applicable law (as such law exists at the time payment would otherwise be required pursuant to this Agreement).

Section 8. Advancement of Expenses. Subject to Section 9(b), the Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made within forty-five (45) days after the receipt by the Company of a statement or statements requesting such advances (including any invoices received by Indemnitee, which such invoices may be redacted as necessary to avoid the waiver of any privilege accorded by applicable law) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s (i) ability to repay the expenses, (ii) ultimate entitlement to indemnification under the other provisions of this Agreement, and (iii) entitlement to and availability of insurance coverage, including advancement, payment or reimbursement of defense costs, expenses or covered loss under the provisions of any applicable insurance policy (including, without limitation, whether such advancement, payment or reimbursement is withheld, conditioned or delayed by the insurer(s)). Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that Indemnitee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. Nothing in this Section 8 shall limit Indemnitee’s right to advancement pursuant to Section 12(e) of this Agreement.

Section 9. Procedure for Notification and Defense of Claim.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor specifying the basis for the claim, the amounts for which Indemnitee is seeking payment under this Agreement, and all documentation related thereto as reasonably requested by the Company.

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(b) In the event that the Company shall be obligated hereunder to provide indemnification for or make any advancement of Expenses with respect to any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, or any claim, issue or matter therein, with counsel approved by Indemnitee (which approval shall not be unreasonably withheld or delayed) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Proceeding; provided that (i) Indemnitee shall have the right to employ separate counsel in any such Proceeding at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of such defense, (C) the Company shall not continue to retain such counsel to defend such Proceeding, or (D) a Change in Control shall have occurred, then the fees and expenses actually and reasonably incurred by Indemnitee with respect to his or her separate counsel shall be Expenses hereunder.

(c) In the event that the Company does not assume the defense in a Proceeding pursuant to Section 9(b), then the Company will be entitled to participate in the Proceeding at its own expense.

(d) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, the fact that an insurer under an applicable insurance policy delays or is unwilling to consent to such settlement or is or may be in breach of its obligations under such policy, or the fact that directors’ and officers’ liability insurance is otherwise unavailable or not maintained by the Company, may not be taken into account by the Company in determining whether to provide its consent. The Company shall not, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed), enter into any settlement which (i) includes an admission of fault of Indemnitee, any non-monetary remedy imposed on Indemnitee or any monetary damages for which Indemnitee is not wholly and actually indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party or may be otherwise entitled to seek indemnification hereunder, does not include the full release of Indemnitee from all liability in respect of such Proceeding.

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Section 10. Procedure Upon Application for Indemnification.

(a) Upon written request by Indemnitee for indemnification pursuant to Section 9(a), a determination, if such determination is required by applicable law, with respect to Indemnitee’s entitlement to indemnification hereunder shall be made in the specific case by one of the following methods: (x) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board; or (y) if a Change in Control shall not have occurred: (i) by a majority vote of the disinterested directors, even though less than a quorum; (ii) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum; or (iii) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board. For purposes hereof, disinterested directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought. In the case that such determination is made by Independent Counsel, a copy of Independent Counsel’s written opinion shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within forty-five (45) days after such determination. Indemnitee shall cooperate with the Independent Counsel or the Company, as applicable, in making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel or the Company, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company shall likewise cooperate with Indemnitee and Independent Counsel, if applicable, in making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel and Indemnitee, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Company and reasonably necessary to such determination. Any out-of-pocket costs or expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the Independent Counsel or the Company shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(a), the Independent Counsel shall be selected by the Board if a Change in Control shall not have occurred or, if a Change in Control shall have occurred, by Indemnitee. Indemnitee or the Company, as the case may be, may, within ten (10) days after written notice of such selection, deliver to the Company or Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 9(a), and (ii) the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected without objection, either Indemnitee or the Company may petition the Delaware Court for resolution of any objection which shall have been made by Indemnitee or the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate. The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 10(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

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(c) Notwithstanding anything to the contrary contained in this Agreement, the determination of entitlement to indemnification under this Agreement shall be made without regard to the Indemnitee’s entitlement to and availability of insurance coverage, including advancement, payment or reimbursement of defense costs, expenses or covered loss under the provisions of any applicable insurance policy (including, without limitation, whether such advancement, payment or reimbursement is withheld, conditioned or delayed by the insurer(s)).

Section 11. Presumptions and Effect of Certain Proceedings.

(a) To the extent permitted by applicable law, in making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof and the burden of persuasion by clear and convincing evidence to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(c) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s actions were based on the records or books of account of the Company or any other Enterprise, including financial statements, or on information supplied to Indemnitee by the directors, officers, agents or employees of the Company or any other Enterprise in the course of their duties, or on the advice of legal counsel for the Company or any other Enterprise or on information or records given or reports made to the Company or any other Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or any other Enterprise. The provisions of this Section 11(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any director, manager, partner, officer, employee, agent or trustee of the Company, any subsidiary of the Company, or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 11(c) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

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Section 12. Remedies of Indemnitee.

(a) Subject to Section 12(f), in the event that (i) a determination is made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(a) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification for which a determination is to be made other than by Independent Counsel, (iv) payment of indemnification or reimbursement of expenses is not made pursuant to Section 5 or 6 or the last sentence of Section 10(a) of this Agreement within forty-five (45) days after receipt by the Company of a written request therefor (including any invoices received by Indemnitee, which such invoices may be redacted as necessary to avoid the waiver of any privilege accorded by applicable law) or (v) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within forty-five (45) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by the Delaware Court of his or her entitlement to such indemnification or advancement. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by Indemnitee to enforce his or her rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 10(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement, as the case may be.

(c) If a determination shall have been made pursuant to Section 10(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e) The Company shall indemnify Indemnitee to the fullest extent permitted by law against any and all Enforcement Expenses and, if requested by Indemnitee, shall (within forty-five (45) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company in the suit for which indemnification or advancement is being sought. Such written request for advancement shall include invoices received by Indemnitee in connection with such Enforcement Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law need not be included with the invoice.

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(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

Section 13. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, managers, partners, officers, employees, agents or trustees of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, manager, partner, officer, employee, agent or trustee under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. The Company shall also promptly provide to Indemnitee: (i) copies of all of the Company’s potentially applicable directors’ and officers’ liability insurance policies, (ii) copies of such notices delivered to the applicable insurers, and (iii) copies of all subsequent communications and correspondence between the Company and such insurers regarding the Proceeding, in each case substantially concurrently with the delivery or receipt thereof by the Company.

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Section 14. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 16. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 17. Modification and Waiver. No supplement, modification or amendment, or waiver of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such supplement, modification or amendment.

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Section 18. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification, reimbursement or advancement as provided hereunder. The failure of Indemnitee to so notify the Company or any delay in notification shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise, unless, and then only to the extent that, the Company did not otherwise learn of the Proceeding and such delay is materially prejudicial to the Company’s ability to defend such Proceeding or matter; and, provided, further, that notice will be deemed to have been given without any action on the part of Indemnitee in the event the Company is a party to the same Proceeding.

Section 19. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (iii) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed, (iv) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received, or (v) sent by email, with receipt of electronic confirmation that such transmission has been delivered:

(a) If to Indemnitee, at such address as Indemnitee shall provide to the Company.

(b) If to the Company to:

Ivanhoe Electric Inc.

606 – 999 Canada Place

Vancouver, BC V6C 3E1

Canada

Attention: General Counsel

Email: generalcounsel@ivnelectric.com

or to any other address as may have been furnished to Indemnitee by the Company.

Section 20. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transactions.

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Section 21. Internal Revenue Code Section 409A. The Company intends for this Agreement to comply with the indemnification exception under Section 1.409A-1(b)(10) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), which provides that indemnification of, or the purchase of an insurance policy providing for payments of, all or part of the expenses incurred or damages paid or payable by Indemnitee with respect to a bona fide claim against Indemnitee or the Company do not provide for a deferral of compensation, subject to Section 409A of the Code, where such claim is based on actions or failures to act by Indemnitee in his or her capacity as a service provider of the Company. The parties intend that this Agreement be interpreted and construed with such intent.

Section 22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 12(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address set forth in Section 19 of this Agreement with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 23. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 24. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

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Section 25. Monetary Damages Insufficient/Specific Enforcement. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm (having agreed that actual and irreparable harm will result in not forcing the Company to specifically perform its obligations pursuant to this Agreement) and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Delaware Court, and the Company hereby waives any such requirement of a bond or undertaking.

Remainder of Page Intentionally Left Blank.

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Agreed Form

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

Ivanhoe Electric Inc.

By:
Name: ___________
Title: President and Chief Executive Officer

[Name to come]